Exhibit 99.1

Certain information with respect to Endo that has not previously been reported to the public.

NON-GAAP FINANCIAL MEASURES

EBITDA, adjusted EBITDA, covenant adjusted EBITDA and combined adjusted EBITDA presented in this report are supplemental measures of performance that are not required by or presented in accordance with GAAP. See footnotes included in “Summary — Summary Consolidated Financial Data of Endo Limited” and “Summary — Summary Consolidated Financial Data of Auxilium” in this report for the definitions of such non-GAAP financial measures. EBITDA, adjusted EBITDA, covenant adjusted EBITDA and combined adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation from, or as substitutes for analysis of, results as reported under GAAP.

EBITDA, adjusted EBITDA, covenant adjusted EBITDA and combined adjusted EBITDA should not be considered as measures of discretionary cash available to invest in our business or reduce indebtedness. We rely primarily on our GAAP results and are using such non-GAAP financial measures only supplementally.

TRADEMARKS

Fortesta® Gel, Opana® ER, Percocet®, Supprelin® LA, Valstar®, Vantas®, Sumavel® DosePro®, Aveed™ and Natesto™ are some of our trademarks. Frova® is owned by Vernalis Development Ltd., Lidoderm® is owned by Hind Healthcare, Inc., and Voltaren® Gel is owned by Novartis Corp., and these trademarks are used under licenses. XIAFLEX®, Testim®, TESTOPEL®, STENDRA®, edex®, Osbon® ErecAid®, STRIANT®, Theo24®, Semprex®-D, dilatrate®-SR and robaxin® and the related logos are owned by or licensed to Auxilium. We also have a number of other registered trademarks, trade names and pending trademark applications related to our companies, brands, and brand concepts.

MARKET AND INDUSTRY RELATED DATA

Market and industry data used in this report have been obtained from independent industry sources, from research reports prepared for other purposes and from our estimates. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. These sources include reports by IMS Health Incorporated, the New England Journal of Medicine, the International Journal of Clinical Practice, the Journal of Clinical Endocrinology and Metabolism, the Postgraduate Medical Journal, Physicians’ Desk Reference, the US Census Bureau, the American Cancer Society’s Cancer Facts & Figures 2009, SEER Cancer Statistics Review 1975–2006, NCCN Clinical Practice Guidelines in Oncology, EAU Guidelines, BioScience Trends 2010 and www.pediatrics.org and www.HealthcareDataExperts.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this report contain information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed results of operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may” or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. You should note that many factors, as described under the caption “Risk Factors” contained in Item 1A of Endo Health Solutions Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “EHSI 2013 Form 10-K”), as supplemented and otherwise enumerated by Endo International plc’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2014 (relating to Regulation FD disclosure) (the “June 25, 2014 Form 8-K”) and Endo International plc’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (the “Endo International Third Quarter 2014 Form 10-Q”), and in Endo International plc’s Prospectus

(Registration No. 333-200301) filed with the SEC on December 24, 2014 (the “Auxilium Prospectus”), could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this report.

We do not undertake any obligation to update our forward-looking statements after the date of this report for any reason, even if new information becomes available or other events occur in the future. You are advised, however, to consult any further disclosures we make on related subjects in our reports with the SEC. Also note that, as described under the caption “Risk Factors” contained in Item 1A of the EHSI 2013 Form 10-K, as supplemented and otherwise enumerated by the June 25, 2014 Form 8-K and the Endo International Third Quarter 2014 Form 10-Q, and in the Auxilium Prospectus, we provide a cautionary discussion of the risks, uncertainties and possibly inaccurate assumptions relevant to our business. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We note these factors for you as permitted by Section 27A of the Securities Act and Section 21E of the Exchange Act. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider this to be a complete discussion of all potential risks or uncertainties.

SUMMARY

Unless otherwise indicated or the context otherwise requires, all references in this report to (a)“Endo,” “the Company,” “we,” “our,” “us” or similar terms mean Endo Health Solutions Inc. and its subsidiaries prior to February 28, 2014 and Endo Limited and its subsidiaries thereafter, (b) “Endo Limited” mean Endo Limited and its subsidiaries, (c) “EHSI” mean Endo Health Solutions Inc. and its subsidiaries, (d) “Auxilium” mean Auxilium Pharmaceuticals, Inc. and its subsidiaries, (e) “pro forma” mean on a pro forma basis, giving effect to the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information,” and (f) “$” and “Dollars” mean U.S. Dollars.

Our Company

Endo Limited is an Ireland-based, global specialty healthcare company focused on branded and generic pharmaceuticals and devices. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of branded and generic drugs and medical devices to meet the needs of patients. Our major subsidiary in the United States is EHSI, which is based in Malvern, Pennsylvania, and is the headquarters for our operations in the United States.

We regularly evaluate and, where appropriate, execute on opportunities to expand through the acquisition of products and companies in areas that will serve patients and customers and that we believe will offer above average growth characteristics and attractive margins. In particular, we look to continue to enhance our product lines by acquiring or licensing rights to additional products and regularly evaluate selective acquisition and license opportunities. Such acquisitions or licenses may be effected through the purchase of assets, joint ventures and licenses or by acquiring other companies.

On October 9, 2014, we announced that we had entered into a definitive agreement to acquire Auxilium, a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, Auxilium is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas.

In November 2010, EHSI acquired Generics International (US Parent), Inc. (doing business as Qualitest Pharmaceuticals (“Qualitest”)), a leading U.S.-based privately held generics company. Qualitest provides affordable, high-quality generic pharmaceuticals. With the recent acquisitions of Boca Pharmacal LLC (“Boca”) in February 2014 and DAVA Pharmaceuticals, Inc. (“DAVA”) in August 2014, Qualitest is now the third largest U.S. generics company based on extended units sold. Its product portfolio is comprised of over 775 products within over 140 product families. The product portfolio is in various forms including tablets, capsules, creams, ointments, suppositories, and liquids.

In June 2011, EHSI acquired American Medical Systems Holdings, Inc. (“AMS”), a provider of devices and therapies for treating male and female pelvic health conditions.

On November 5, 2013, EHSI announced that it had entered into a definitive agreement to acquire Paladin Labs Inc. (“Paladin”), a specialty pharmaceutical company focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian and world markets. Paladin’s key products serve growing drug markets, including ADHD, pain, urology and allergy. In addition to its Canadian operations, Paladin owns a controlling stake in Laboratorios Paladin S.A. de C.V. in Mexico and a 70.3% ownership stake in publicly traded Litha Healthcare Group Limited in South Africa.

We closed the acquisition of Paladin (the “Paladin Acquisition”) on February 28, 2014, in which we acquired all of the shares of Paladin and a subsidiary of ours merged with and into EHSI, with EHSI surviving the merger. As a result of these transactions, the former shareholders of EHSI and Paladin became the shareholders of our parent, Endo International plc, a public limited company organized under the laws of Ireland (“Endo International”), and both EHSI and Paladin became our indirect wholly-owned subsidiaries.

Prior to the closing of the Paladin Acquisition, we operated across our diversified businesses in four key segments, Endo Pharmaceuticals, Qualitest, AMS and HealthTronics, in key therapeutic areas including pain management, urology, oncology and endocrinology. On February 28, 2014, we announced the commencement of reporting our diversified businesses in four key segments, U.S. Branded Pharmaceuticals, U.S. Generic Pharmaceuticals, Devices and International Pharmaceuticals. The first three segments are generally aligned with the previously first three key segments, namely, Endo Pharmaceuticals, Qualitest and AMS. Our operation of the International Pharmaceuticals business commenced following the Paladin Acquisition. The operating results of our HealthTronics business are reported as Discontinued operations, net of tax in the Consolidated Statement of Operations. Our revenue associated with our HealthTronics business was $207.2 million for the year ended December 31, 2013. In January 2014, EHSI entered into a definitive agreement to sell our HealthTronics business and the sale was completed on February 3, 2014.

We have a portfolio of branded pharmaceuticals operated under U.S. Branded Pharmaceuticals that includes established brand names such as Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Fortesta® Gel, Frova®, Supprelin® LA, Valstar®, Vantas®, Sumavel® DosePro®, Aveed™ and Natesto™. Our branded pharmaceuticals, including those of Auxilium, comprised approximately 55% of our pro forma total revenues in 2013, with 18% of our pro forma total revenues coming from Lidoderm® in 2013. Our non-branded U.S. Generic Pharmaceuticals portfolio, which accounted for 22% of pro forma total revenues in 2013, currently consists of products primarily focused in pain management through a differentiated portfolio of controlled substances and liquids. Our Devices segment focuses on providing technology solutions to physicians treating men’s and women’s pelvic health conditions and operates in the following business lines: men’s health, women’s health, and benign prostatic hyperplasia (BPH or prostate health) therapy. Devices accounted for 15% of pro forma total revenues in 2013. The International Pharmaceuticals segment, which accounted for 8% of pro forma total revenues in 2013, includes a variety of specialty pharmaceutical products for the Canadian, Latin American, South African and world markets, which we acquired from Paladin and Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable (“Somar”), which we acquired in July 2014. Paladin’s key products serve growing drug markets, including ADHD, pain, urology and allergy. Somar’s portfolio targets Mexico’s non-patented pharmaceutical market through three primary segments: Generics, Branded Generics and OTC. We generated pro forma total 2013 revenues of $3.3 billion, and we generated approximately $1.4 billion of combined adjusted EBITDA for the twelve months ended September 30, 2014.

Endo Limited and EHSI are subsidiaries of Endo International. The ordinary shares of Endo International are traded on The NASDAQ Global Market under the ticker symbol ENDP and on the Toronto Stock Exchange under the ticker symbol ENL.

Our Strategy

Our strategy is focused on continuing our progress in becoming a leading global specialty healthcare company. Through a lean and efficient operating model, we are committed to serving patients and customers while continuing to innovate products that make a difference in the lives of patients. We strive to maximize shareholder value by adapting to market realities and customer needs.

We are committed to driving organic growth at attractive margins by improving execution, optimizing cash flow and leveraging our strong market position, while maintaining a streamlined cost structure throughout each of our businesses. Specific areas of management’s focus in each of our segments include:

•	U.S. Branded Pharmaceuticals: Enhancing performance of organic growth drivers, increasing profitability from our mature brands and investing in key late-stage pipeline opportunities.

•	U.S. Generic Pharmaceuticals: Capitalizing on encouraging demand trends for a differentiated portfolio of controlled substances and liquids and more effective R&D investment by targeting low-risk, high-return opportunities in generics.

•	Devices: Utilizing its leading position in urology to enhance demand for its unique products and services in attractive growth markets.

•	International Pharmaceuticals: Investing in high growth business segments with durable revenue streams and where physicians play a significant role in choosing the course of therapy.

We remain committed to R&D across each business unit with a particular focus on development capabilities and near-term revenue generating assets. We also seek to identify incremental growth opportunities through product licensing and development.

In addition to a focus on organic growth drivers, we are also actively pursuing accretive acquisitions, in addition to the acquisition of Auxilium, that offer attractive cost synergies, enhance our strategic position and accelerate future growth. Since 2013, we have completed the Paladin Acquisition, the acquisition of Boca, the acquisition of Sumavel® DosePro® (“Sumavel”), the acquisition of Somar, the acquisition of DAVA and the acquisition of Natesto™ (“Natesto”). From time to time, we evaluate acquisition opportunities. Future acquisitions may result in the incurrence of debt and contingent liabilities, legal liabilities, goodwill impairments, increased interest expense and amortization expense and significant integration costs.

Our Competitive Strengths

To successfully execute our strategy, we must continue to capitalize on our following core strengths:

Continuing proactive diversification of our business to become a leading global specialty healthcare company. In light of the evolving healthcare industry, we have executed a number of corporate acquisitions to diversify our business and become a leading specialty healthcare company that includes both branded and generic prescription drugs, as well as medical devices. We regularly evaluate and, where appropriate, execute on opportunities to expand through acquisitions of products and companies in areas that will serve patients and customers and that we believe will offer above average growth characteristics and attractive margins. In particular, we look to continue to enhance our product lines by acquiring or licensing rights to additional products and regularly evaluating selective acquisition and license opportunities. Such acquisitions or licenses may be effected through the purchase of assets, joint ventures and licenses or by acquiring other companies.

As a result of recent strategic actions combined with strategic investments in our core business, we have redefined our position in the healthcare marketplace and successfully reduced the revenue concentration of Lidoderm®, which contributed approximately 18% of our business’ pro forma total revenue in 2013, compared to 34% of actual total revenue in 2012. Our acquisitions of Qualitest Pharmaceuticals, AMS and Paladin have also contributed to our diversification. The acquisition of Qualitest Pharmaceuticals has enabled us to gain critical mass in our generics business. Through AMS, we manufacture medical devices primarily for the urology community.

Established portfolio of branded products. We have assembled a portfolio of branded prescription products under our U.S. Branded Pharmaceuticals segment to treat and manage pain and conditions in urology, oncology and endocrinology. Our branded products include: Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Frova®, Fortesta® Gel, Supprelin® LA, Vantas®, Valstar®, Sumavel® DosePro®, Aveed™ and Natesto™.

Research and development expertise. Our research and development efforts are focused on the development of a balanced, diversified portfolio of innovative and clinically differentiated products. We will continue to capitalize on our core expertise with analgesics and expand our abilities to pursue other therapeutic areas. Through our acquisition of AMS, we have expanded our expertise in the development of medical devices. Through our acquisition of Qualitest Pharmaceuticals, we have increased our efforts to seek out and develop generic products with complex formulations and high barriers to entry. We remain committed to research and development across each business unit with a particular focus on development capabilities and near-term revenue generating assets. At December 8, 2014, our research and development and regulatory affairs staff consisted of 218 employees, based primarily in Minnetonka, Minnesota, San Jose, California, Huntsville, Alabama and at our U.S. headquarters in Malvern, Pennsylvania. We also have a research and development presence in our global headquarters in Dublin, Ireland. Our pro forma research and development expenses were $201.1 million in 2013, including upfront and milestone payments of $15.0 million.

Targeted sales and marketing infrastructure. We market our branded products directly to physicians primarily in the United States through a sales force of over 600 individuals in the pharmaceutical product and device markets. We market our products and services to primary care physicians and specialty physicians, including those specializing in pain management, orthopedics, neurology, rheumatology, surgery, anesthesiology, urology and pediatric endocrinology. Our sales force also targets retail pharmacies and other healthcare professionals throughout the U.S. We distribute our products principally through independent wholesale distributors, but we also sell directly to retailers, clinics, government agencies, doctors and retail and specialty pharmacies. Our marketing policy is designed to assure that products and relevant, appropriate medical information are immediately available to physicians, pharmacies, hospitals, public and private payers, and appropriate healthcare professionals throughout the U.S. We work to gain access to healthcare authority, pharmacy benefit managers and managed care organizations’ formularies (lists of recommended or approved medicines and other products), including Medicare Part D plans and reimbursement lists by demonstrating the qualities and treatment benefits of our products within their approved indications.

Expanding focus on generic products. We develop generic products including those that involve significant barriers to entry such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing. We believe products with these characteristics will face a lesser degree of competition and therefore provide longer product life cycles and higher profitability than commodity generic products. Our business model continues to focus on being the lowest-cost producer of products in categories with high barriers to entry and lower levels of competition. Our U.S. Generic Pharmaceuticals segment is focused in categories where there are fewer challenges from low-cost operators in markets such as China and India, with approximately 42% of our product portfolio being comprised of controlled substances, which cannot be manufactured off-shore and imported into the U.S. In addition, approximately 6% of our product portfolio is made up of liquids, which are uneconomical to ship into the U.S. We expect to continue to improve our overall profitability by optimizing our portfolio for high volume and growth while strengthening our U.S. generics competitive position, product pipeline, portfolio and capabilities.

Manufacturing and distributing medical devices. Through our Devices segment, we manufacture medical devices for various pelvic health disorders. Specifically, the Devices segment includes a diverse product portfolio that treats men’s incontinence, erectile dysfunction, benign prostatic hyperplasia, women’s incontinence and pelvic floor repair. These devices strengthen our leading core urology franchise, where we remain focused on expanding the markets for our products because the portion of afflicted patients seeking treatment remains relatively low. When patients seek treatment, they generally begin with options that will be as minimally invasive as possible, such as pharmaceutical therapies. Also, when patients initially seek treatment, their first physician contact is usually with a general practitioner and not with a surgical specialist. If less invasive options have proven unsuccessful, patients and their physicians may consider surgery as a solution. Sales of these products benefit from an aging population with a desire to maintain a high quality of life, the expanding availability of safe and effective treatments, minimally invasive solutions and increasing patient and physician awareness of these treatments.

Significant cash flow. We have historically generated significant cash flow from operating activities due to a unique combination of strong brand equity, attractive margins and low capital expenditures. For the year ended December 31, 2013, EHSI generated $298.5 million of cash from operations, while Paladin generated $88.1 million of cash from operations. We expect that sales of our currently marketed products and devices will allow us to continue to generate significant cash flow from operations in the future. We maintain sufficient liquidity to give us flexibility to make strategic investments in our business. As of September 30, 2014, on a pro forma basis after giving effect to the Transactions (as defined below), we would have had $561.3 million of cash and cash equivalents and availability of $248.3 million under our existing revolving credit facility (the “Revolving Credit Facility”), subject to satisfaction of certain conditions and not including an up to $1.0 billion (or an unlimited amount if the Secured Leverage Ratio, as defined in our existing credit facility (the “Credit Facility”), is less than or equal to 2.75:1.00) uncommitted incremental option.

Experienced and dedicated management team. Our senior management team has a proven track record of building businesses through licensing and acquisitions. Their expertise has contributed to identifying and consummating such acquisitions. Since February 2013, members of our management team have led the consummation of six acquisitions (Boca, Paladin, Sumavel, Somar, DAVA and Natesto) and have led our entering into a definitive agreement to acquire Auxilium. As a result of several successful product launches and our strategic acquisitions, we have grown our total revenues from $108.0 million in 1998 for EHSI to approximately $3.3 billion in 2013 on a pro forma basis.

The Transactions

Auxilium Overview

Auxilium is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, Auxilium is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas. Auxilium now has a broad portfolio of 12 approved products. Among other products in the United States, Auxilium markets edex® (alprostadil for injection), an injectable treatment for erectile dysfunction, Osbon® ErecAid®, the leading vacuum device for aiding erectile dysfunction, STENDRA® (avanafil), an oral erectile dysfunction therapy, TESTOPEL® (testosterone pellets), a long-acting implantable testosterone replacement therapy product, XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of Peyronie’s disease, XIAFLEX for the treatment of Dupuytren’s contracture, Testim® (testosterone gel) for the transdermal treatment of hypogonadism and an authorized generic version of Testim (testosterone gel) with its partner Prasco, LLC. XIAFLEX is also in Phase 2 clinical development for the treatment of Frozen Shoulder syndrome and cellulite.

Transaction Rationale

We believe this transaction is aligned with our strategy of pursuing accretive, value-creating growth opportunities. We intend to leverage Auxilium’s leading presence in men’s health, as well as our research and development capabilities and financial resources to accelerate the growth of XIAFLEX® and Auxilium’s other products.

Enhancement of Branded Pharmaceuticals Business. The addition of Auxilium’s FDA-approved products in urology, orthopedics, and other areas, including XIAFLEX® and STENDRA®, are natural complements to the men’s health and pain products in our branded pharmaceuticals portfolio. The combined company’s highly complementary portfolio is expected to maximize the value of Auxilium’s commercial products.

Potential to Leverage Strengths of the Combined Company. We expect to be able to accelerate growth and maximize the value of Auxilium’s product suite due to the highly complementary product portfolios of Auxilium and Endo by:

•	driving the increased adoption of XIAFLEX® and STENDRA®;

•	supporting the development of XIAFLEX® for potential new indications;

•	optimizing Auxilium’s broader product portfolio;

•	utilizing Endo’s research and development capabilities to accelerate the growth of XIAFLEX®; and

•	enhancing operating efficiencies of the combined company (including cost savings in sales and marketing, research and development, and general and administrative expenses).

Significant Synergy Opportunities. Given the complementary nature of the companies’ product portfolios, we expect the combined company to achieve annual cost synergies of approximately $175 million. This synergy run-rate is expected to be fully realized on an annual basis in the first twelve months after closing and includes the $75 million reduction in annual operating expenses previously announced by Auxilium as part of its corporate restructuring initiative. The attractive cost synergies contribute to the expected strong value creation potential and lead to improved operating margins.

Strong Financial Profile. Following the consummation of the Merger, we expect to have a strong financial profile and to benefit from both enhanced near- and long-term growth prospects. The deal structure enables us to continue to execute on our strategy. The Merger is expected to be immediately accretive post-close and meaningfully accretive in each year thereafter. In addition, we expect to achieve:

•	enhanced near- and long-term revenue growth profile;

•	strong margin profile further enriched through the significant synergy opportunities;

•	robust financial returns that are in excess of the combined cost of capital; and

•	attractive cash flows expected to provide us with increased balance sheet flexibility and the opportunity for rapid delivering.

The Merger

On October 8, 2014, Endo International entered into the Merger Agreement with Auxilium, Endo U.S., Inc. (“Endo U.S.”) and Merger Sub, pursuant to which Merger Sub will merge with and into Auxilium, with Auxilium surviving the Merger as a direct wholly-owned subsidiary of Endo U.S., which is an indirect wholly-owned subsidiary of Endo Limited. Pursuant to the Merger Agreement, we will acquire all of the outstanding shares of Auxilium common stock (“Auxilium shares”) for a per share consideration of $33.25 and an aggregate purchase price of approximately $2.9 billion (including the repayment and assumption of Auxilium’s existing debt).

Subject to aggregate cash and equity consideration limits, Auxilium stockholders may elect one of three options with respect to transaction consideration: 100 percent equity which equates to 0.488 ordinary shares of Endo International (“Endo shares”) per Auxilium share, 100 percent cash which equates to $33.25 per Auxilium share or a standard election of an equal mix of $16.625 in cash and 0.244 Endo shares per Auxilium share. The total cash consideration is capped at 50 percent of the total equity value and the equity consideration is capped at 75 percent of the total equity value.

The Merger is expected to close in the first half of 2015 and is subject to the approval of Auxilium’s stockholders, regulatory approval in the United States and certain other jurisdictions and other customary closing conditions.

Financing of the Merger

In connection with the Merger, we intend to incur borrowings under the existing Revolving Credit Facility up to an aggregate amount of $500.0 million, assuming the total cash consideration is 50 percent of the total equity purchase price. We intend to use the net proceeds from the incurrence of new senior notes issued by Endo Limited, Endo Finance LLC and Endo Finco Inc. in a private financing transaction, together with cash on hand and borrowings under the Revolving Credit Facility, to (i) fund the Merger, (ii) refinance certain indebtedness of Auxilium and (iii) pay related transaction fees and expenses.

On October 30, 2014, we entered into an amended and restated commitment letter with certain initial purchasers and lenders party thereto, which provides for an incremental term loan facility on the terms and subject to the conditions set forth in such commitment letter. We are under no obligation to borrow under the facility provided by such commitment letter, and we anticipate seeking a number of alternative financings for the Merger in lieu thereof.

We currently anticipate that, upon consummation of the Merger, Auxilium and all of its subsidiaries will become guarantors under the Credit Facility. Following the addition of Auxilium and all of its subsidiaries as guarantors under the Credit Facility, they will become guarantors under our senior notes issued by Endo Finance LLC, Endo Finco Inc. and/or Endo Limited. As a result, where we present pro forma financial information relating to our guarantor and non-guarantor subsidiaries in this report, we have assumed the addition of Auxilium and all of its subsidiaries as guarantors under our senior notes issued by Endo Finance LLC, Endo Finco Inc. and/or Endo Limited.

Auxilium Convertible Notes and Repayment of Auxilium Term Loan Facility

Auxilium issued its 1.50% Convertible Senior Notes due 2018 (the “Auxilium Convertible Notes”) pursuant to an indenture (as supplemented, the “Auxilium Indenture”) dated as of January 30, 2013, between Auxilium and Wells Fargo Bank, National Association, as trustee. As of September 30, 2014, the outstanding principal amount of the Auxilium Convertible Notes was $350.0 million. Auxilium may not redeem the Auxilium Convertible Notes prior to maturity. However, under the Auxilium Indenture, the Merger is expected to constitute a Make-Whole Fundamental Change (as defined in the Auxilium Indenture), giving holders of the Auxilium Convertible Notes the right to require Auxilium to repurchase or convert their Auxilium Convertible Notes.

Each holder of the Auxilium Convertible Notes outstanding immediately prior to the consummation of the Merger will be entitled, subject to the terms and conditions of the Auxilium Indenture, to (i) convert such holder’s Auxilium Convertible Notes only into the right to receive the weighted average of the cash and Endo shares received by holders of Auxilium shares that affirmatively make an election, (ii) require Auxilium to repurchase such holder’s Auxilium Convertible Notes for cash or (iii) subject to such modifications as may be required to comply with Irish or other applicable law, continue to hold such holder’s Auxilium Convertible Notes. We expect that all or substantially all holders of the Auxilium Convertible Notes will elect to exercise their conversion rights. In this report, for purposes of calculating the amount due to a holder of the Auxilium Convertible Notes upon such a conversion, we have assumed that the Auxilium equity purchase price is composed of 50% cash and 50% Endo shares.

In April 2013, Auxilium entered into a term loan agreement (as amended, the “Auxilium Term Loan Facility”) with a syndicate of banks. As of September 30, 2014, the outstanding principal amount of the Auxilium Term Loan Facility was $305.1 million. In connection with the Merger, we intend to repay all outstanding borrowings under the Auxilium Term Loan Facility.

We refer to the Merger and the related transactions, including the private financing transaction, the draw on the Revolving Credit Facility, the refinancing of existing Auxilium indebtedness (including the Auxilium Term Loan Facility) and the payment of any related fees and expenses collectively as the “Transactions.”

Recent Developments

In November 2014, we launched a generic version of Hoffmann-La Roche, Inc.’s Valcyte®. It is the first generic version of Valcyte® available in the United States. For the 12 months ended September 30, 2014, Valcyte® had total U.S. sales of approximately $440.0 million, according to IMS Health data.

In December 2014, we completed the acquisition of rights to Natesto™ (testosterone nasal gel), the first and only testosterone nasal gel for replacement therapy in adult males diagnosed with hypogonadism, from Trimel BioPharma SRL, a wholly-owned subsidiary of Trimel Pharmaceuticals Corporation (“Trimel”) for an upfront payment of $25.0 million, future royalties and additional payments upon the achievement of certain regulatory and sales milestones. We will collaborate with Trimel on all regulatory and clinical development activities regarding Natesto™, which was approved by the FDA in May 2014. We intend to launch the product in the first quarter of 2015.

In December 2014, we and BioDelivery Sciences International, Inc. (“BDSI”) submitted a New Drug Application for Buprenorphine HCl Buccal Film to the FDA. Buprenorphine HCl Buccal Film is under development for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. The drug uses BDSI’s patented BioErodible MucoAdhesive drug delivery technology to efficiently and conveniently deliver buprenorphine across the buccal mucosa (inside lining of the cheek). Buprenorphine, a Schedule III controlled substance, is a partial opioid agonist and a potent analgesic with a relatively long duration of action. Buprenorphine HCl Buccal Film is being developed and will be commercialized through an existing worldwide license and development agreement between BDSI and us.

Consistent with previous disclosures by us, we are considering expressions of interest from third parties regarding the disposition of all or a part of our AMS business. There can be no assurance that we will enter into any disposition transaction involving the AMS business or with respect to the terms or timing of any such transaction.

Summary Consolidated Financial Data of Endo Limited

The following tables set forth summary consolidated financial information and other financial data for Endo Limited (and for its predecessor entity, EHSI) for the periods ended and as of the dates indicated below. They should be read along with (i) EHSI’s audited consolidated financial statements, including the related notes thereto, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in the EHSI 2013 Form 10-K, (ii) Endo Limited’s unaudited condensed consolidated financial statements, including the related notes thereto, included elsewhere in this report and (iii) the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this report and in the Endo International Third Quarter 2014 Form 10-Q.

The summary consolidated financial data as of December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 set forth below are derived from the audited consolidated financial statements of EHSI, the predecessor entity of Endo Limited, for the periods indicated, which statements appear in the EHSI 2013 Form 10-K. The summary consolidated financial data as of December 31, 2011 set forth below are derived from the audited consolidated financial statements of EHSI, the predecessor entity of Endo Limited. The summary consolidated financial data for the nine months ended September 30, 2013 are derived from the unaudited condensed consolidated financial statements of Endo International. The summary consolidated financial data as of and for the nine months ended September 30, 2014 are derived from Endo Limited’s unaudited condensed consolidated financial statements included elsewhere in this report. The unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2014 of Endo Limited included elsewhere in this report have not been audited or reviewed by an independent registered public accounting firm. The summary consolidated financial data for the twelve months ended September 30, 2014 are derived by adding the applicable financial data from EHSI’s audited consolidated financial statements for the year ended December 31, 2013 with the applicable financial data from Endo Limited’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2014 and subtracting the applicable financial data from EHSI’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2013.

	Consolidated Year Ended December 31,			Consolidated Nine Months Ended September 30,		Consolidated Twelve Months Ended September 30,
	2011	2012	2013	2013	2014	2014
	(in thousands)
Statement of Operations Data:
Total Revenues	$2,524,920	$2,815,736	$2,616,907	$2,031,961	$2,077,231	$2,662,177
Costs and Expenses:
Cost of revenues	948,080	1,135,681	1,039,516	785,630	976,899	1,230,785
Selling, general and administrative	783,920	864,339	849,339	662,896	597,348	783,791
Research and development	179,838	219,139	142,472	108,849	113,772	147,395
Patent litigation settlement, net	—	85,123	—	—	—	—
Litigation-related and other contingencies	—	316,425	484,242	159,098	1,135,443	1,460,587
Asset impairment charges	116,089	715,551	519,011	4,756	—	514,255
Acquisition-related items and integration items, net	32,015	19,413	7,952	3,876	68,412	72,488

Operating income (loss) from continuing operations	464,978	(539,935)	(425,625)	306,856	(814,643)	(1,547,124)

Interest expense, net	148,024	182,834	173,601	129,691	167,528	211,438
Net loss on extinguishment of debt	11,919	7,215	11,312	11,312	31,712	31,712
Other (income) expense, net	(1,407)	439	(50,971)	(49,641)	(17,731)	(19,061)

Income (loss) from continuing operations before income tax	306,442	(730,423)	(559,567)	215,494	(996,152)	(1,771,213)

Income tax	112,084	(36,415)	(24,067)	82,917	(338,592)	(445,576)

Income (loss) from continuing operations	194,358	(694,008)	(535,500)	132,577	(657,560)	(1,325,637)

Discontinued operations, net of tax	47,707	5,987	(96,914)	(3,248)	2,251	(91,415)

Consolidated net income (loss)	242,065	(688,021)	(632,414)	129,329	(655,309)	(1,417,052)

Less: Net income attributable to noncontrolling interests	54,452	52,316	52,925	38,758	2,895	17,062

Net income (loss) attributable to Endo Limited	$187,613	$(740,337)	$(685,339)	$90,571	$(658,204)	$(1,434,114)

	Consolidated Year Ended December 31,			Consolidated Nine Months Ended September 30,		Consolidated Twelve Months Ended September 30,
	2011	2012	2013	2013	2014	2014
	(in thousands)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$702,115	$733,879	$298,517	$272,472	$224,553	$250,598
Investing activities	(2,374,092)	(88,467)	(883,639)	(126,989)	(355,864)	(1,112,514)
Financing activities	1,752,681	(645,547)	579,525	(100,473)	291,294	971,292
Purchases of property, plant and equipment	59,383	99,818	96,483	54,349	57,018	99,152
Other Financial Data:
Depreciation and amortization	$237,414	$285,524	$255,663	$196,422	$233,012	$292,253
Adjusted EBITDA(1)(2)	1,002,270	1,148,067	1,063,656	831,631	852,099	1,084,124
Covenant adjusted EBITDA(2)	1,079,925	1,130,311	1,057,892	781,441	923,001	1,199,452
Covenant interest expense(1)(3)	170,016	145,664	136,498	100,268	159,375	195,605
Ratio of Covenant adjusted EBITDA to Covenant interest expense	6.4x	7.8x	7.8x	N/A	N/A	6.1x
Ratio of total debt to Covenant adjusted EBITDA(4)	3.3x	2.9x	3.6x	N/A	N/A	3.6x
Ratio of net debt to Covenant adjusted EBITDA(5)	2.8x	2.4x	3.1x	N/A	N/A	3.1x

	Consolidated As of December 31,			Consolidated As of September 30,
	2011	2012	2013	2014
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$526,644	$529,689	$526,597	$702,446
Total assets	7,292,583	6,568,559	6,571,856	10,606,345
Long-term debt, less current portion, net	3,421,590	3,035,031	3,323,844	4,219,309
Total debt(4)	3,590,597	3,228,456	3,775,652	4,377,561
Net debt(5)	3,063,953	2,698,767	3,249,055	3,675,115
Stockholders’ equity	2,039,591	1,133,206	585,216	2,522,494

As of and for the Twelve Months Ended September 30,
2014
Pro Forma and Combined Financial Data:
Pro forma cash and cash equivalents(6)	$561,309
Pro forma total debt(4)(6)	5,877,561
Pro forma net debt(5)(6)	5,316,252
Combined adjusted EBITDA(2)(7)	1,393,771
Ratio of pro forma total debt to Combined adjusted EBITDA(4)(8)	4.2
Ratio of pro forma net debt to Combined adjusted EBITDA(5)(8)	3.8

(1)	Includes financial data of Litha Healthcare Group Limited, which is designated as an unrestricted subsidiary under the indentures governing our senior notes issued by Endo Finance LLC and Endo Finco Inc. and our Credit Facility, and will be an unrestricted subsidiary under the indenture governing the new senior notes.
(2)	EBITDA, Adjusted EBITDA, Covenant adjusted EBITDA and Combined adjusted EBITDA are non-GAAP financial measures. We define EBITDA as net income attributable to Endo Limited before interest expense, net, income tax, and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding:

•	other expense (income), net;

•	loss on extinguishment of debt;

•	stock-based compensation;

•	inventory step-up;

•	asset impairment charges;

•	acquisition-related and integration items;

•	accrual for payment to Impax Laboratories, Inc. (“Impax”) related to sales of Opana® ER;

•	patent litigation settlement, net;

•	certain litigation-related charges;

•	upfront and milestone payments;

•	cost and expenses related to cost reduction initiatives;

•	charge related to the non-recovery of certain non-trade receivables;

•	charge for an additional year of the branded prescription drug fee in accordance with IRS regulations issued in the third quarter of 2014; and

•	discontinued operations, net of tax, and net income attributable to noncontrolling interests, related primarily to HealthTronics, which was divested on February 3, 2014.

Covenant adjusted EBITDA further adjusts adjusted EBITDA by:

•	adding estimated cost savings and synergies related to acquisitions;

•	excluding the net cost of branded Lidoderm® provided to Watson Laboratories, Inc.’s (“Watson”) wholesaler affiliate at no charge and the related gross to net adjustments arising from Watson’s sale of branded Lidoderm®;

•	including pro forma adjustments to include acquisitions made during the period as if they were made at the beginning of the period;

•	excluding Litha Healthcare Group Limited and its subsidiaries, given that they will be unrestricted subsidiaries under the indenture governing the new senior notes; and

•	adjusting certain cash flow items including depreciation and amortization and stock-based compensation for HealthTronics activity, given that HealthTronics was divested on February 3, 2014.

Combined adjusted EBITDA further adjusts Covenant adjusted EBITDA by adding Auxilium’s adjusted EBITDA for the period presented and synergies that we expect the combined company to achieve.

We believe that EBITDA, Adjusted EBITDA, Covenant adjusted EBITDA and Combined adjusted EBITDA are useful tools for investors and other users of our financial statements in assessing our ability to service and/or incur indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. In addition, we use Covenant adjusted EBITDA or substantially similar measures in calculating our financial ratios under the agreements governing our indebtedness, including the indenture governing the new senior notes. We believe that the most directly comparable GAAP measure to EBITDA, Adjusted EBITDA, Covenant adjusted EBITDA and Combined adjusted EBITDA is net income (loss) attributable to Endo Limited.

EBITDA, Adjusted EBITDA, Covenant adjusted EBITDA and Combined adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation from, or as a substitute for analysis of, our financial information reported under GAAP. Some of the limitations of EBITDA, Adjusted EBITDA, Covenant adjusted EBITDA and Combined adjusted EBITDA are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA, Covenant adjusted EBITDA and Combined adjusted EBITDA do not reflect cash requirements for such replacements; and

•	other companies, including other companies in our industry, may not use EBITDA, Adjusted EBITDA, Covenant adjusted EBITDA and Combined adjusted EBITDA or may calculate EBITDA, Adjusted EBITDA, Covenant adjusted EBITDA and Combined adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

EBITDA, Adjusted EBITDA, Covenant adjusted EBITDA and Combined adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, as alternatives to net income (loss) attributable to Endo Limited or operating income (loss) from continuing operations or as an indicator of operating performance.

The reconciliation between net income (loss) attributable to Endo Limited and EBITDA, Adjusted EBITDA, Covenant adjusted EBITDA and Combined adjusted EBITDA is as follows for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2011	2012	2013	2013	2014	2014
	(in thousands)
Net income (loss) attributable to Endo Limited	$187,613	$(740,337)	$(685,339)	$90,571	$(658,204)	$(1,434,114)
Income tax	112,084	(36,415)	(24,067)	82,917	(284,292)	(391,276)
Interest expense, net	148,024	182,834	173,601	129,691	167,528	211,438
Depreciation and amortization	237,414	285,524	255,663	196,422	233,012	292,253

EBITDA	685,135	(308,394)	(280,142)	499,601	(541,956)	(1,321,699)
Other (income) expense, net	(1,407)	439	(571)	759	(17,731)	(19,061)
Loss on extinguishment of debt	11,919	7,215	11,312	11,312	31,712	31,712
Stock-based compensation	46,013	59,395	38,998	31,258	23,150	30,890
Inventory step-up(a)	49,010	880	—	—	40,088	40,088
Asset impairment charges	116,089	715,551	519,011	4,756	—	514,255
Acquisition-related and integration items(b)	32,015	19,413	7,952	3,876	68,412	72,488
Accrual for payment to Impax related to sales of Opana® ER	—	102,000	—	—	—	—
Patent litigation settlement, net(c)	—	85,123	(50,400)	(50,400)	—	—
Certain litigation-related charges(d)	11,263	316,425	537,701	193,969	1,157,885	1,501,617
Upfront and milestone payments(e)	28,098	60,778	29,703	11,064	34,953	53,592
Cost reduction initiatives(f)	17,390	42,913	100,253	83,430	19,970	36,793
Other non-recurring charges	—	—	—	—	34,972	34,972
Discontinued operations, net of tax(g)	(47,707)	(5,987)	96,914	3,248	(2,251)	91,415
Net income attributable to noncontrolling interests(g)	54,452	52,316	52,925	38,758	2,895	17,062

Adjusted EBITDA	1,002,270	1,148,067	1,063,656	831,631	852,099	1,084,124
Estimated cost savings and synergies related to acquisitions(h)	22,200	—	—	—	—	—
Net impact of patent litigation settlement items(i)	—	—	(34,723)	(34,723)	—	—
Pro forma acquisitions adjustments to Adjusted EBITDA(j)	69,864	—	49,129	—	78,275	127,404
Unrestricted subsidiaries adjustments to Adjusted EBITDA(k)	(14,409)	(17,756)	(20,170)	(15,467)	(7,373)	(12,076)

Covenant adjusted EBITDA	$1,079,925	$1,130,311	$1,057,892	$781,441	$923,001	$1,199,452
Auxilium adjusted EBITDA(l)						19,319
Estimated cost savings and synergies relating to the acquisition of Auxilium(m)						175,000

Combined adjusted EBITDA						$1,393,771

(a)	Represents aggregate charges resulting from recording acquired inventory at its estimated fair value in connection with our acquisitions of Qualitest, AMS, Paladin, Boca, DAVA and Somar.
(b)	Primarily consists of transaction fees, including legal, separation, integration and other expenses, for our acquisitions of Penwest, Qualitest, AMS, Paladin, Boca, DAVA and Somar.
(c)	Activity related to the Settlement and License Agreement among Endo Pharmaceuticals Inc. and Teikoku, on the one hand, and Watson, on the other hand, entered into May 28, 2012. Includes ($50,400) reclassified from Other Expense/(Income), net in the year ended December 31, 2013.
(d)	Includes charges for litigation-related and other contingencies, consisting primarily of mesh-related product liability charges and mesh litigation-related defense costs, charges related to the United States Department of Justice investigation into marketing of Lidoderm and charges related to state drug price claims brought by governmental authorities.
(e)	Represents actual payments made by us with respect to the development and commercialization of certain assets we acquired.
(f)	Represents certain costs and separation benefits incurred in connection with continued efforts to enhance our cost structure and operations.
(g)	Excluded given that these line items are related primarily to HealthTronics, which was divested on February 3, 2014.

(h)	Includes cost savings and synergies related to the AMS acquisition in the year ended December 31, 2011.
(i)	Represents the net charges associated with (c) above and includes the net cost of branded Lidoderm® provided to Watson’s wholesaler affiliate at no charge and the related gross to net adjustments arising from Watson’s sale of the branded Lidoderm®.
(j)	Assumes any acquisition we made during the period was made as of the beginning of the period presented. Includes adjustments for the AMS, Boca, DAVA, Somar, Paladin and Sumavel acquisitions.
(k)	Adjustments to certain cash flow items including depreciation and amortization and stock-based compensation for HealthTronics activity, given that HealthTronics was divested on February 3, 2014, and the adjustment for removal of adjusted EBITDA of Litha Healthcare Group Limited and its subsidiaries, given that they will be unrestricted subsidiaries under the indenture governing the new senior notes.
(l)	For a reconciliation of Auxilium’s adjusted EBITDA to Auxilium’s net income (loss), the most comparable GAAP financial measure, see footnote (4) under “Summary — Summary Consolidated Financial Data of Auxilium.”
(m)	Represents the estimated amount of cost savings and synergies expected to be realized by the combined company on a run-rate basis within the first twelve months after closing of the Merger.

(3)	Covenant interest expense excludes amortization of debt issuance costs, amortization of discount, if any, and any other non-cash interest charges, if applicable, associated with 7.00% Senior Notes due 2019, 7.00% Senior Notes due 2020, 7.25% Senior Notes due 2022 and 1.75% Convertible Senior Subordinated Notes due 2015 issued by EHSI and 7.00% Senior Notes due 2019, 7.00% Senior Notes due 2020, 7.25% Senior Notes due 2022, 5.75% Senior Notes due 2022 and 5.375% Senior Notes due 2023 issued by Endo Finance LLC and Endo Finco Inc. It also excludes amortization of the deferred fees associated with our existing Credit Facility.

We believe that covenant interest expense is a useful tool for investors and other users of our financial statements in assessing our ability to service indebtedness. Covenant interest expense is not a measure of our actual interest expense under GAAP and should not be considered as an alternative to interest expense. Covenant interest expense has limitations as an analytical tool because it does not reflect the actual interest rates on the indebtedness.

(4)	Total debt for historical periods reflects EHSI’s 7.00% Senior Notes due 2020 and 1.75% Convertible Senior Subordinated Notes due 2015 at their face amounts of $400.0 million and $379.5 million, respectively, and does not include unamortized discounts for each respective period.
(5)	Net debt represents total debt, as defined above, less cash and cash equivalents.
(6)	Pro forma cash and cash equivalents, total debt and net debt as of September 30, 2014 are derived from the unaudited pro forma financial information appearing elsewhere in this report, giving effect to the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma financial information is for informational purposes only and does not purport to represent what our results of operations would have been if the transactions described in “Unaudited Pro Forma Condensed Combined Financial Information” had occurred as of the dates presented or what those results will be for future periods. We cannot assure you that the assumptions used by our management for preparation of the unaudited pro forma financial information, which we believe are reasonable, will prove to be correct.
(7)	Combined adjusted EBITDA is a non-GAAP financial measure, which is derived from adding Endo Limited’s Covenant adjusted EBITDA for the twelve months ended September 30, 2014 to Auxilium’s adjusted EBITDA for the twelve months ended September 30, 2014, and is not prepared on a basis consistent with the information presented in “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this report. In addition, Endo Limited’s method of calculating its Covenant adjusted EBITDA differs from Auxilium’s method of calculating its adjusted EBITDA and, as a result, they may not be comparable, although they have been used to calculate the Combined adjusted EBITDA. As such, you are cautioned not to place undue reliance on this information.
(8)	The ratios of pro forma total debt to Combined adjusted EBITDA and pro forma net debt to Combined adjusted EBITDA for the twelve months ended September 30, 2014 have been calculated based on the Combined adjusted EBITDA for the twelve months ended September 30, 2014 and the pro forma total debt and net debt, as applicable, as of September 30, 2014.

Summary Consolidated Financial Data of Auxilium

The following summary consolidated financial information is provided to assist you in your analysis of the financial aspects of the Transactions. We derived (i) the financial information as of December 31, 2012 and 2013 and for the fiscal years ended December 31, 2011, 2012 and 2013 from Auxilium’s historical audited consolidated financial statements for the periods indicated, which statements appear in Auxilium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, (ii) the financial information as of December 31, 2011 from Auxilium’s historical audited consolidated financial statements and (iii) the financial information as of and for the nine months ended September 30, 2014 and 2013 from Auxilium’s unaudited condensed consolidated financial statements which include, in the opinion of Auxilium’s management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. The summary unaudited historical financial data for the twelve months ended September 30, 2014 have been derived by arithmetically combining (x) the relevant line items for the fiscal year ended December 31, 2013 and (y) the relevant line items for the nine months ended September 30, 2014, and subtracting (z) the relevant line items for the nine months ended September 30, 2013. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Auxilium and the related notes. Historical results are not necessarily indicative of any results to be expected in the future.

	Consolidated Year Ended December 31,			Consolidated Nine Months Ended September 30,		Consolidated Twelve Months Ended September 30,
	2011	2012(1)	2013(2)	2013	2014	2014
	(in thousands)
Statement of Operations Data:
Net Revenues	$264,315	$395,281	$400,715	$274,831	$281,161	$407,045
Operating Expenses:
Cost of goods sold(3)	55,662	78,337	112,015	75,858	73,901	110,058
Research and development(3)	61,948	45,932	50,211	37,300	33,519	46,430
Selling, general and administrative(3)	179,887	185,535	250,190	182,013	219,713	287,890
Amortization of purchased intangibles	—	—	44,988	25,980	59,444	78,452
Asset impairment charges	—	—	—	—	16,514	16,514
Contingent consideration	—	—	11,396	6,929	(25,515)	(21,048)

Total operating expenses	297,497	309,804	468,800	328,080	377,576	518,296

(Loss) income from operations	(33,182)	85,477	(68,085)	(53,249)	(96,415)	(111,251)
Interest expense	(236)	(39)	(28,655)	(19,050)	(28,610)	(38,215)
Other income, net	502	506	378	268	22	132

(Loss) Income before income taxes	(32,916)	85,944	(96,362)	(72,031)	(125,003)	(149,334)
Income tax (expense) benefit	—	—	78,297	77,920	(119)	258

Net (loss) income	$(32,916)	$85,944	$(18,065)	$5,889	$(125,122)	$(149,076)

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$30,699	$(2,281)	$(11,856)	$(261)	$(34,861)	$(46,456)
Investing activities	$(125,142)	$(12,435)	$(531,196)	$(503,325)	$12,349	$(15,522)
Financing activities	$3,792	$13,039	$554,976	$558,973	$48,792	$44,795
Other Financial Data:
EBITDA(4)	$(25,180)	$103,566	$(57,212)	$(45,306)	$(87,602)	$(99,508)
Adjusted EBITDA(4)	$(7,902)	$34,873	$55,994	$34,549	$(2,126)	$19,319

	Consolidated As of December 31,			Consolidated As of September 30,
	2011	2012	2013	2014
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents and short-term investments	$154,257	$157,430	$71,186	$77,873
Total assets	300,971	327,922	1,201,176	1,144,980
Long-term debt	—	—	535,283	580,816
Other long term obligations	125,501	30,958	217,930	194,290
Stockholders’ equity	84,398	199,888	251,465	161,877

(1)	Includes the impact of the change in estimate of the life of the Development, Commercialization and Supply Agreement dated December 17, 2008, by and among Auxilium, Auxilium International Holdings, Inc. and Pfizer Inc. (the “Pfizer Agreement”), amounting to net income of $83.7 million (representing the recognition of $92.0 million of revenue offset by $8.3 million of related cost).
(2)	Includes the operations of Actient Holdings, LLC (“Actient”) from the date of acquisition, April 26, 2013.
(3)	Includes the following amounts of stock-based compensation expense:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2011	2012	2013	2013	2014	2014
	(in thousands)
Cost of goods sold	$65	$84	$154	$107	$181	$228
Research and development	3,184	2,919	2,757	2,077	1,558	2,238
Selling, general and administrative	14,029	12,004	12,611	9,162	10,894	14,343

(4)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. Auxilium defines EBITDA as net income (loss) before interest expense, net, income tax, and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding:

•	amortization of deferred revenue related to the change in estimate of the life of the Pfizer Agreement;

•	amortization of deferred costs;

•	acquired inventory step-up;

•	acquisition-related severance costs;

•	acquisition-related transaction and integration costs;

•	contingent consideration;

•	amortization of purchased intangibles; and

•	employee stock-based compensation.

We believe that EBITDA and Adjusted EBITDA are useful tools for investors and other users of Auxilium’s financial statements in assessing Auxilium’s ability to service and/or incur indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. We believe that the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net income (loss).

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation from, or as a substitute for analysis of, our financial information reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than Auxilium does, limiting their usefulness as comparative measures.

EBITDA and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, as alternatives to net income (loss) or as an indicator of operating performance.

The reconciliation between net income (loss) and EBITDA and Adjusted EBITDA is as follows for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2011	2012	2013	2013	2014	2014
	(in thousands)
Net income (loss)	$(32,916)	$85,944	$(18,065)	$5,889	$(125,122)	$(149,076)
Provision for income tax	—	—	(78,297)	(77,920)	119	(258)
Interest expense, net	(266)	(467)	28,277	18,782	28,588	38,083
Depreciation and amortization	8,002	18,089	10,873	7,943	8,813	11,743

EBITDA	(25,180)	103,566	(57,212)	(45,306)	(87,602)	(99,508)
Amortization of deferred revenue related to the change in estimate of the life of the Pfizer Agreement(a)	—	(92,000)	—	—	—	—
Amortization of deferred costs(a)	—	8,300	—	—	—	—
Acquired inventory step-up(b)	—	—	11,700	9,900	—	1,800
Acquisition-related severance costs(c)	—	—	13,900	13,000	8,500	9,400

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2011	2012	2013	2013	2014	2014
	(in thousands)
Acquisition-related transaction and integration costs(c)	—	—	15,700	12,700	13,900	16,900
Contingent consideration(d)	—	—	11,396	6,929	(25,515)	(21,048)
Amortization of purchased intangibles(e)	—	—	44,988	25,980	75,958	94,966
Employee stock-based compensation	17,278	15,007	15,522	11,346	12,633	16,809

Adjusted EBITDA	$(7,902)	$34,873	$55,994	$34,549	$(2,126)	$19,319

(a)	Excludes the amount of income and expense related to a change in estimate that Auxilium was required to recognize on a GAAP basis as a consequence of the mutual termination of the Pfizer Agreement. Prior to the mutual termination of the Pfizer Agreement, the cash received from Pfizer Inc. and payments made to Auxilium’s XIAFLEX licensor were deferred income and expenses, respectively, which Auxilium was amortizing on a straight-line basis over a 20 year period in accordance with GAAP. Upon termination of the Pfizer Agreement, the life of the contract was shortened such that all deferred income and expenses previously associated with the agreement were recognized by April 24, 2013. We believe that excluding the amount of deferred income and deferred expense that represents a change in estimate related to the shorter life provides investors with a better understanding of the income that was generated by Auxilium’s operations during the period, and allows investors to evaluate Auxilium’s operations on the same basis as Auxilium’s management did during the period. Auxilium’s chief operating decision maker’s review of results of operations excluded such amount.
(b)	Excludes the effects of recognition of the step-up in value of inventory acquired in the Actient acquisition because this expense is non-recurring and, consequently, we believe investors are able to more accurately compare Auxilium’s operating results to those of its peer companies. Additionally, the amounts excluded are not indicative of Auxilium’s anticipated ongoing operations.
(c)	Excludes the effects of expenses related to the Actient acquisition and integration and Auxilium’s terminated merger with QLT Inc. because of the non-recurring nature of these expenses. Also excludes the effects of expenses related to the September 2014 restructuring because such exclusion is reflective of how Auxilium management internally manages its business. We believe such exclusions facilitate investors’ ability to more accurately compare Auxilium’s operating results to those of its peer companies. Additionally, the amounts excluded are not indicative of Auxilium’s anticipated ongoing operations.
(d)	Excludes the effects of the change in contingent consideration due to the nature of this charge, which is related to the change in the fair value of the liability for contingent consideration in connection with the acquisitions of Actient and STENDRA®. We believe such exclusion facilitates investors’ ability to more accurately compare Auxilium’s operating results to those of its peer companies.
(e)	Excludes the effects of amortization of intangible assets, including assets acquired in the Actient and STENDRA® acquisitions because they are non-recurring, and we believe such exclusion facilitates investors’ ability to more accurately compare Auxilium’s operating results to those of its peer companies and is reflective of how Auxilium management internally manages its business.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of Endo Limited (“Endo Limited”) is presented to illustrate the estimated effects of the pending acquisition of Auxilium by Endo Limited, the consummated acquisition of Paladin and related debt offerings to finance the transactions. Such information is based in part on certain assumptions regarding the Pro Forma Transactions (as defined below) and related financing plans that we currently believe are reasonable. The following unaudited pro forma condensed combined balance sheet as of September 30, 2014 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 are based upon, derived from and should be read in conjunction with the unaudited condensed consolidated financial data as of and for the nine months ended September 30, 2014 of Endo Limited included elsewhere in this report. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 should also be read along with the condensed consolidated financial statements of Endo International (which are available in Endo International’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014) and historical unaudited financial statements of Auxilium (which are available in Auxilium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014). The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is based upon, derived from and should be read in conjunction with the historical audited financial statements of Endo Limited’s predecessor, EHSI (which are available in the EHSI 2013 Form 10-K), the historical audited financial statements of Auxilium (which are available in Auxilium’s 2013 Form 10-K) and historical audited consolidated financial statements of Paladin. The acquisition of Auxilium will be accounted for and the Paladin transaction was accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations,” which we refer to as ASC 805. The unaudited pro forma condensed combined financial information set forth below give effect to the following, which we refer to, collectively, as the “Pro Forma Transactions”:

•	the completion of the pending acquisition of Auxilium (see information presented in the “Auxilium Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•	the assumed incurrence of an additional $500.0 million in revolving debt under the Endo Limited existing credit facility, which we refer to in this section as the Existing Credit Facility (see information presented in the “Auxilium Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•	the assumed incurrence of $1,000.0 million of Senior Notes due February 2025, which we refer to in this section as the New Senior Notes, by Endo Limited (see information presented in the “Auxilium Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•	the incurrence on February 28, 2014 of $1,525.0 million in debt pursuant to the Existing Credit Facility by Endo Limited and the repayment of EHSI’s credit facilities, which we refer to in this section as the EHSI Term Loan Credit Facility (see information presented in the “Paladin Pro Forma Adjustments” column in the unaudited pro forma condensed combined statement of operations);

•	the incurrence on December 19, 2013 of $700.0 million of Senior Notes due January 2022, which we refer to in this section as 2013 Senior Notes, by Endo Limited (see information presented in the “Paladin Pro Forma Adjustments” column in the unaudited pro forma condensed combined statement of operations);

•	certain International Financial Reporting Standards, which we refer to as IFRS, to U.S. GAAP adjustments necessary to reflect legacy Paladin under the same accounting principles as EHSI as further described in Note 2 (see information presented in the “Paladin Adjusted Historical IFRS” and “Paladin Adjusted Historical U.S. GAAP” columns); and

•	certain other adjustments in connection with the consummation of the Paladin transaction (see information presented in the “Paladin Pro Forma Adjustments” column in the unaudited pro forma condensed combined statement of operations).

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Auxilium’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate by management of fair value as of September 30, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of consideration for acquisitions requires the extensive use of significant estimates and management’s judgment. Significant judgment is required in determining the estimated fair values of in-process research and development, which we refer to as IPR&D, identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Since the Auxilium acquisition has not been completed, Endo’s access to information to make such estimates is limited and therefore, certain market based assumptions were used when data was not available. However, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on information currently available. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 and the fiscal year ended December 31, 2013 assume the completion of the Pro Forma Transactions occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 assumes the acquisition of Auxilium, the additional incurrence of revolving debt under the Existing Credit Facility and the incurrence of the New Senior Notes as if the events occurred on September 30, 2014. The completion of the Paladin transaction and the incurrence of $1,525.0 million in debt by Endo Limited and the repayment of EHSI’s existing credit facilities occurred on February 28, 2014 and are reflected in the historical unaudited consolidated balance sheet of Endo Limited as of September 30, 2014. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Pro Forma Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Endo Limited will experience after the Pro Forma Transactions. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable subsequent to the Pro Forma Transactions or the impact of any non-recurring activity and one-time transaction related costs or certain pro forma adjustments which are considered significant. Certain financial information of Auxilium and Paladin as presented in its respective consolidated financial statements has been reclassified to conform to the historical presentation in EHSI’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information gives effect to the reorganization of EHSI and Paladin into Endo Limited, which includes the Paladin acquisition. Endo Limited is a direct wholly owned subsidiary of Endo International, an Irish holding company.

For purposes of these pro forma financial statements and the preliminary purchase price allocation, we assumed that each share of Auxilium common stock was exchanged in the Merger for the standard election consideration, resulting in the maximum cash consideration being paid in the Merger; however, we cannot predict the elections that Auxilium stockholders ultimately will make, and the ultimate purchase price will be adjusted to reflect any changes in actual elections compared to the assumptions herein. See Note 3 to these pro forma financial statements for differences in the pro forma results in the event that Auxilium stockholders make elections resulting in the maximum stock consideration being issued in the Merger.

Endo Limited

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2014

(In thousands)

	Endo Limited Historical	Auxilium Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Total Pro Forma
Assets
Current assets:
Cash and cash equivalents	$702,446	$74,029	$(215,166	)(5a)	$561,309
Restricted cash and cash equivalents	215,157	—	—		215,157
Marketable securities	5,336	3,844	—		9,180
Accounts receivable, net	1,039,439	107,410	—		1,146,849
Intercompany receivables	24,718	—	—		24,718
Inventories, net	503,611	56,527	151,645	(5b)	711,783
Prepaid expenses and other current assets	35,777	7,153	—		42,930
Income taxes receivable	51,594	—	14,157	(5c)	65,751
Deferred income taxes	420,503	14,737	—		435,240

Total current assets	$2,998,581	$263,700	$(49,364)		$3,212,917

Marketable securities	2,584	—	—		2,584
Property and equipment, net	413,604	33,780	—		447,384
Goodwill	3,804,959	98,160	884,295	(5d)	4,787,414
Other intangibles, net	3,133,963	677,094	1,866,406	(5e)	5,677,463
Deferred income taxes	752	—	—		752
Other assets	251,902	73,920	31,300	(5a)	357,122

Total assets	$10,606,345	$1,146,654	$2,732,637		$14,485,636

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$271,263	$34,755	$—		$306,018
Accrued expenses	1,832,999	157,990	(4,061	)(5f)	1,986,928
Intercompany payables	30,735	—	—		30,735
Current portion of long-term debt	153,229	16,926	483,074	(5g)	653,229
Deferred income taxes	1,024	—	54,213	(5h)	55,237

Total current liabilities	$2,289,250	$209,671	$533,226		$3,032,147

Deferred income taxes	488,682	23,521	667,240	(5h)	1,179,443
Long-term debt, less current portion, net	4,219,309	580,816	419,184	(5i)	5,219,309
Other liabilities	1,086,610	170,769	(37,797	)(5f)	1,219,582
Commitments and contingencies

	Endo Limited Historical	Auxilium Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Total Pro Forma
Stockholders’ equity:
Euro deferred shares	—	—	—		—
Common Stock	—	510	(510	)(5j)	—
Additional paid-in capital	3,059,079	631,292	714,475	(5j)	4,404,846
(Accumulated deficit) retained earnings	(531,970)	(465,302)	432,196	(5j)	(565,076)
Accumulated other comprehensive loss	(44,086)	(108)	108	(5j)	(44,086)
Treasury stock	—	(4,515)	4,515	(5j)	—

Total Endo Limited stockholders’ equity	$2,483,023	$161,877	$1,150,784	(5j)	$3,795,684
Noncontrolling interests	39,471	—	—		39,471

Total stockholders’ equity	$2,522,494	$161,877	$1,150,784		$3,835,155

Total liabilities and stockholders’ equity	$10,606,345	$1,146,654	$2,732,637		$14,485,636

Note:

Certain Auxilium and Paladin amounts have been reclassified to conform to Endo Limited’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo Limited

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2014

(In thousands)

	Endo Limited Historical	Auxilium Adjusted Historical (Note 2)	Paladin Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Paladin Pro Forma Adjustments		Total Pro Forma
Revenues:
Net pharmaceutical product sales	$1,660,878	$260,457	$42,552	$—		$—		$1,963,887
Devices revenues	359,425	—	—	—		—		359,425
Service and other revenues	56,928	20,704	—	—		—		77,632

Total revenues	$2,077,231	$281,161	$42,552	$—		$—		$2,400,944
Costs and expenses:
Cost of revenues	976,899	133,345	21,478	62,995	(5k)	5,118	(5k)	1,199,835
Selling, general and administrative	597,348	206,397	10,390	—		—		814,135
Research and development	113,772	33,519	1,299	—		—		148,590
Litigation-related and other contingencies	1,135,443	—	—	—		—		1,135,443
Asset impairment charges	—	16,514	—	—		—		16,514
Acquisition-related and integration items, net	68,412	(12,199)	35,630	(2,427	)(5l)	(68,997	)(5l)	20,419

Operating (loss) income	$(814,643)	$(96,415)	$(26,245)	$(60,568)		$63,879		$(933,992)

Interest (income) expense, net	167,528	28,610	(1,112)	31,408	(5m)	2,219	(5m)	228,653
Net loss on extinguishment of debt	31,712	—	—	—		—		31,712
Other (income) expense, net	(17,731)	(22)	(11,150)	—		—		(28,903)

Income (loss) from continuing operations before income tax	$(996,152)	$(125,003)	$(13,983)	$(91,976)		$61,660		$(1,165,454)

Income tax	(338,592)	119	(5,417)	(43,977	)(5n)	24,341	(5n)	(363,526)

(Loss) income from continuing operations	$(657,560)	$(125,122)	$(8,566)	$(47,999)		$37,319		$(801,928)

Discontinued operations, net of tax	2,251	—	—	—		—		2,251

Net (loss) income	$(655,309)	$(125,122)	$(8,566)	$(47,999)		$37,319		$(799,677)

Less: Net income (loss) attributable to noncontrolling interests	2,895	—	(246)	—		—		2,649

Net income (loss) attributable to Endo Limited	$(658,204)	$(125,122)	$(8,320)	$(47,999)		$37,319		$(802,326)

Note:

Certain Auxilium and Paladin amounts have been reclassified to conform to Endo Limited’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo Limited

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands)

	EHSI Historical*	Auxilium Adjusted Historical (Note 2)	Paladin Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Paladin Pro Forma Adjustments		Total Pro Forma
Revenues:
Net pharmaceutical product sales	$2,061,916	$382,412	$268,811	$—		$—		$2,713,139
Devices revenues	492,226	—	—	—		—		492,226
Service and other revenues	62,765	18,303	—	—		—		81,068

Total revenues	$2,616,907	$400,715	$268,811	$—		$—		$3,286,433
Costs and expenses:
Cost of revenues	1,039,516	145,103	128,080	118,264	(5k)	27,833	(5k)	1,458,796
Selling, general and administrative	849,339	220,790	63,432	—		(11,021	)(5l)	1,122,540
Research and development	142,472	50,211	8,373	—		—		201,056
Litigation-related and other contingencies	484,242	—	—	—		—		484,242
Asset impairment charges	519,011	—	—	—		—		519,011
Acquisition-related and integration items, net	7,952	52,696	—	—		—		60,648

Operating (loss) income	$(425,625)	$(68,085)	$68,926	$(118,264)		$(16,812)		$(559,860)

Interest (income) expense, net	173,601	28,655	(4,944)	51,258	(5m)	50,015	(5m)	298,585
Net loss on extinguishment of debt	11,312	—	—	—		—		11,312
Other (income) expense, net	(50,971)	(378)	5,940	—		(4,846	)(5l)	(50,255)

Income (loss) from continuing operations before income tax	$(559,567)	$(96,362)	$67,930	$(169,522)		$(61,981)		$(819,502)

	EHSI Historical*	Auxilium Adjusted Historical (Note 2)	Paladin Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Paladin Pro Forma Adjustments		Total Pro Forma
Income tax	(24,067)	(78,297)	17,562	(70,848	)(5n)	(68,795	)(5n)	(224,445)

(Loss) income from continuing operations	$(535,500)	$(18,065)	$50,368	$(98,674)		$6,814		$(595,057)

Discontinued operations, net of tax	(96,914)	—	—	—		—		(96,914)

Net (loss) income	$(632,414)	$(18,065)	$50,368	$(98,674)		$6,814		$(691,971)

Less: Net income attributable to noncontrolling interests	52,925	—	8	—		—		52,933

Net (loss) income attributable to Endo Limited	$(685,339)	$(18,065)	$50,360	$(98,674)		$6,814		$(744,904)

Note:

Certain Auxilium and Paladin amounts have been reclassified to conform to Endo Limited’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

*	EHSI Historical represents the predecessor of Endo International and Endo Limited, EHSI.

Endo Limited

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.	Description of transaction

Auxilium

On October 9, 2014, Endo International announced that it had entered into the Merger Agreement pursuant to which it will acquire all of the outstanding shares of common stock of Auxilium for a per share consideration of $33.25 in a cash and stock transaction valued at approximately $2,883.9 million. Subject to aggregate cash and equity consideration limits, Auxilium stockholders may elect one of three options with respect to transaction consideration: the stock election consideration, which consists of 0.488 Endo International shares per share of Auxilium common stock, the cash election consideration, which consists of $33.25 in cash per share of Auxilium common stock, or the standard election consideration, which consists of $16.625 in cash and 0.244 Endo International shares per share of Auxilium common stock. The total amount of cash paid in respect of all shares of Auxilium common stock (other than excluded shares and Auxilium restricted shares) will not exceed, subject to adjustment pursuant to the Merger Agreement, $845.0 million, or approximately 50% of the total equity value of Auxilium, and the total equity consideration will not exceed 18,610,000 Endo International shares, or approximately 75% of the total equity value of Auxilium. The transaction is expected to close in the first half of 2015 and is subject to the approval of Auxilium stockholders, regulatory approval in the United States, and other customary closing conditions.

Pursuant to the QLT loan agreement, Endo Limited loaned to Auxilium the amount required to fund the payment of the QLT termination fee of $28.4 million to terminate the QLT merger agreement. Auxilium terminated the QLT merger agreement effective October 8, 2014. The QLT termination fee loans are to be repaid (together with interest thereon) on the earlier of (i) October 9, 2015 and (ii) the date on which the Merger Agreement is validly terminated by either party for certain reasons.

The Merger Agreement contains certain termination rights for both Endo International and Auxilium, including in the event that the transaction is not consummated by April 10, 2015 (subject to extension to July 8, 2015, if, as of the twentieth business day preceding the outside date (without any extension thereto), the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated, without the imposition of any restraint that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Endo International or Auxilium). The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, Auxilium may be required to pay Endo International a termination fee of $70.0 million and repay Endo Limited the $28.4 million QLT termination fee loans. Endo International is required to pay Auxilium a termination fee of $150.0 million if Endo International terminates the Merger Agreement due to a change in U.S. federal tax law (whether or not such change in law is yet effective) after the date of the Merger Agreement that, as a result of consummating the transactions contemplated by the Merger Agreement once effective, would have a material adverse effect on Endo International or Auxilium terminates the Merger Agreement because Endo International fails to confirm within a specified period that Endo International has no right to terminate the Merger Agreement as a result of a tax termination event.

In connection with the Auxilium acquisition, Endo Limited plans to increase the Existing Credit Facility at closing through additional borrowings of $500.0 million in revolving debt. In addition, Endo Limited will issue $1,000.0 million of New Senior Notes. As of September 30, 2014, term loans under Endo Limited’s Existing Credit Facility amounted to $1,502.3 million.

Paladin

On November 5, 2013, EHSI announced that it had entered into an arrangement agreement to acquire Paladin in a stock and cash transaction and, on February 28, 2014, the transaction closed and each of EHSI and Paladin was acquired by Endo International plc, a newly-formed Irish holding company.

In connection with the Paladin transaction, EHSI refinanced the EHSI Term Loan Credit Facility at closing through the Existing Credit Facility. The Existing Credit Facility consists of a five-year senior secured term loan

“A” facility in an amount up to $1.1 billion, a seven-year senior secured term loan “B” facility in an amount up to $425.0 million, and a five-year revolving credit facility with an initial borrowing capacity of up to $750.0 million. The credit facility contains an uncommitted expansion provision which permits up to $1.0 billion (or an unlimited amount if the secured leverage ratio, as defined in the credit facility, is less than or equal to 2.75x) of additional revolving or term loan commitments from one or more of the lenders under the credit facility or other lenders.

Under the Existing Credit Facility, $50.0 million is available for letters of credit and up to $50.0 million is available for swing line loans on same-day notice, both of which may be increased to up to $75.0 million, subject to consents as described in the Existing Credit Facility.

Interest rates

The interest rates under the Existing Credit Facility are at LIBOR plus the applicable margin. For the purposes of these unaudited pro forma condensed combined financial statements, it was assumed that the increase in the Existing Credit Facility will be borrowed at a current LIBOR rate plus 0.25%, for weighted average interest rates of 2.74% and 2.75% for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. For the purposes of these unaudited pro forma condensed combined financial statements, Endo Limited used the stated interest rate on the 2013 Senior Notes of 5.75% and an assumed interest rate on the New Senior Notes. The pre-tax effect of a  1⁄8% change in effective interest on the New Senior Notes would be $1.3 million annually.

Note 2.	Basis of presentation

The acquisition of Auxilium will be accounted for and the Paladin acquisition was accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). This unaudited pro forma condensed combined financial information does not give effect to immaterial transactions, such as the acquisitions of Boca Pharmacal LLC, Sumavel® DosePro®, Dava Pharmaceuticals, Inc. or Grupo Farmacéutico Somar by Endo International and Actient Holdings, LLC and STENDRA® by Auxilium.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” which we refer to as ASC 820. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. As of the date of this report, Endo Limited has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Auxilium assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. A final determination of the fair value of Auxilium’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Auxilium that exist as of the date of completion of the Merger and, therefore, cannot be made prior to that date. Additionally, a significant portion of the merger consideration to be paid by Endo International to complete the Merger will be determined based on the trading price of Endo International shares at the time of the completion of the Merger. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

The historical unaudited financial statements of Auxilium (which are available in Auxilium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014) and the historical audited financial statements of Auxilium (which are available in Auxilium’s 2013 Form 10-K) were prepared in accordance with U.S. GAAP.

Following the acquisition, Endo Limited will conduct a review of Auxilium’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Auxilium’s results of operations or reclassification of assets or liabilities to conform to Endo Limited’s accounting policies and classifications. As a result of that review, Endo Limited may identify differences between the accounting policies of the two companies that, when conformed, are not expected to have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, Endo Limited was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to Endo Limited’s financial presentation, and accordingly, this unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies between the two companies.

Financial information presented in the “Auxilium Adjusted Historical” column in the unaudited pro forma condensed combined balance sheet and statement of operations has been reclassified to conform to the historical presentation in Endo Limited’s consolidated financial statements as follows:

Reclassification included in the unaudited pro forma condensed combined balance sheet (in thousands):

	As of September 30, 2014
	Before Reclassification	Reclassification	After Reclassification
Accounts receivable, other	$23,806	$(23,806)	$—
Accounts receivable, trade, net (includes $1,674 of cash discounts reclassed to accrued expenses)	$81,930	$25,480	$107,410
Inventories, non-current	$56,828	$(56,828)	$—
Other assets	$17,092	$56,828	$73,920
Accounts payable	$24,599	$10,156	$34,755
Deferred revenue, current portion	$2,622	$(2,622)	$—
Deferred rent, current portion	$1,439	$(1,439)	$—
Contingent consideration, current	$47,434	$(47,434)	$—
Accrued expenses (includes $1,674 of cash discounts reclassed from accounts receivable)	$114,977	$43,013	$157,990
Senior convertible notes	$302,404	$(302,404)	$—
Term loan, long-term portion	$278,412	$302,404	$580,816
Deferred revenue, long-term portion	$31,357	$(31,357)	$—
Deferred rent, long-term portion	$6,440	$(6,440)	$—
Contingent consideration, long-term portion	$132,972	$(132,972)	$—
Other liabilities	$—	$170,769	$170,769

Reclassification included in the unaudited pro forma condensed combined statement of operations (in thousands):

	For the Nine Months Ended September 30, 2014
	Before Reclassification	Reclassification	After Reclassification
Net revenues/pharmaceuticals	$281,161	$(20,704)	$260,457
Other revenues	$—	$20,704	$20,704
Amortization of purchased intangibles	$59,444	$(59,444)	$—
Cost of goods sold	$73,901	$59,444	$133,345
Selling, general and administrative	$219,713	$(13,316)	$206,397
Contingent consideration/acquisition-related and integration items	$(25,515)	$13,316	$(12,199)

	For the Year Ended December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Net revenues/pharmaceuticals	$400,715	$(18,303)	$382,412
Other revenues	$—	$18,303	$18,303
Amortization of purchased intangibles	$44,988	$(44,988)	$—
Cost of goods sold (includes $11,900 of acquisition related costs reclassed to contingent consideration/acquisition-related and integration items)	$112,015	$33,088	$145,103
Selling, general and administrative (includes $29,400 of acquisition related costs reclassed to contingent consideration/acquisition-related and integration items)	$250,190	$(29,400)	$220,790
Contingent consideration/acquisition-related and integration items	$11,396	$41,300	$52,696

The historical financial statements of Paladin for the two months ended February 28, 2014 and the year ended December 31, 2013 were prepared in accordance with IFRS using the Canadian dollar as the reporting currency. Certain IFRS to U.S. GAAP adjustments have been made to the historical financial statements of Paladin. For purposes of the unaudited financial information, the Canadian dollar denominated IFRS financial statements have been converted to the U.S. dollar, using the average exchange rate of $0.9096 for the two months ended February 28, 2014 and $0.9710 for the year ended December 31, 2013, respectively.

Financial information presented in the “Paladin Adjusted Historical IFRS” column in the unaudited adjusted historical statement of operations has been reclassified to conform to the historical presentation in our consolidated financial statements as follows:

Reclassification included in the Paladin unaudited adjusted historical statement of operations (in thousands of USD):

	For the Two Months Ended February 28, 2014
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	$2,817	$(2,817)	$—
Cost of revenues	$18,661	$2,817	$21,478
Depreciation of property, plant and equipment	$206	$(206)	$—
Restructuring costs	$961	$(961)	$—
Selling, general and administrative	$9,223	$1,167	$10,390
Other finance expense	$(18)	$18	$—
Foreign exchange loss	$(1,050)	$1,050	$—
Share of net loss from a joint venture	$14	$(14)	$—
Share of net income from associates	$(201)	$201	$—
Other income, net	$(9,895)	$(1,255)	$(11,150)
Interest income	$(1,602)	$1,602	$—
Interest expense, net	$490	$(1,602)	$(1,112)

	For the Year Ended December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	$19,781	$(19,781)	$—
Cost of revenues	$108,299	$19,781	$128,080
Depreciation of property, plant and equipment	$1,256	$(1,256)	$—
Selling, general and administrative	$62,176	$1,256	$63,432
Other finance expense	$1,440	$(1,440)	$—
Foreign exchange loss	$(49)	$49	$—
Share of net loss from a joint venture	$667	$(667)	$—
Share of net income from associates	$(91)	$91	$—
Endo arrangement transaction costs	$4,846	$(4,846)	$—
Other income, net	$(873)	$6,813	$5,940
Interest income	$(8,485)	$8,485	$—
Interest expense, net	$3,541	$(8,485)	$(4,944)

Below is unaudited financial information showing adjustments to conform Paladin’s historical IFRS statements to U.S. GAAP.

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Two Months Ended February 28, 2014

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments	Paladin Adjusted Historical U.S. GAAP
Revenues:
Net pharmaceutical product sales	$42,552	$—	$42,552

Total revenues	$42,552	$—	$42,552
Costs and expenses:
Cost of revenues	21,478	—	21,478
Selling, general and administrative	10,390	—	10,390
Research and development	1,299	—	1,299
Acquisition-related and integration items, net	35,630	—	35,630

Operating loss	$(26,245)	$—	$(26,245)

Interest income, net	(1,112)	—	(1,112)
Other income, net	(11,150)	—	(11,150)

Loss before income tax	$(13,983)	$—	$(13,983)

Income tax	(5,509)	92 (a)	(5,417)

Net loss	$(8,474)	$(92)	$(8,566)

Less: Net loss attributable to noncontrolling interests	(246)	—	(246)

Net loss attributable to Paladin Labs Inc.	$(8,228)	$(92)	$(8,320)

(a)	Reflects the period income tax effect of IFRS to U.S. GAAP adjustments.

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Year Ended December 31, 2013

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments	Paladin Adjusted Historical U.S. GAAP
Revenues:
Net pharmaceutical product sales	$268,811	$—	$268,811

Total revenues	$268,811	$—	$268,811
Costs and expenses:
Cost of revenues	128,080	—	128,080
Selling, general and administrative	63,432	—	63,432
Research and development	8,373	—	8,373

Operating income	$68,926	$—	$68,926

Interest income, net	(4,944)	—	(4,944)
Other expense, net	5,940	—	5,940

Income before income tax	$67,930	$—	$67,930

Income tax	17,555	7 (a)	17,562

Net income	$50,375	$(7)	$50,368

Less: Net income attributable to noncontrolling interests	8	—	8

Net income attributable to Paladin Labs Inc.	$50,367	$(7)	$50,360

(a)	Reflects the period income tax effect of IFRS to U.S. GAAP adjustments.

Note 3.	Preliminary estimated acquisition consideration for Auxilium

Upon completion of the Merger, each issued and outstanding share of Auxilium common stock will be converted into the right to receive either $33.25 in cash, 0.488 Endo International shares or a mix of $16.625 in cash and 0.244 Endo International shares, at each stockholder’s election, subject to the proration and adjustment procedures described under the section entitled “Summary — The Transactions — The Merger” beginning on page 8 of this report. Auxilium stock options will be settled in cash on a cashless exercise basis for Endo International shares in an amount equal to the positive difference, if any, between the Auxilium closing share price and the exercise price per share of Auxilium common stock applicable to such Auxilium stock option.

For the purposes of calculating the preliminary estimated acquisition consideration in the unaudited pro forma condensed combined financial statements, the effective date of the Merger is assumed to be January 13, 2015, on which date the Endo International share price was $79.87 per share. The $79.87 Endo International share price is used for pro forma purposes only. The Auxilium Convertible Notes are assumed to be converted at the January 13, 2015 Auxilium share price of $37.22. The consideration transferred will ultimately be based on the share price of Endo International shares on the effective date of the Merger and the Auxilium share price on the date of conversion, and could be materially different than the share prices utilized in the unaudited pro forma condensed combined financial statements.

Based on shares of Auxilium common stock outstanding as of December 23, 2014 and equity awards outstanding as of December 12, 2014 and assuming all Auxilium stockholders make a standard election, all equity awards remain outstanding until the closing date of the Merger and the Auxilium Convertible Notes and Actient warrants are converted and receive the standard election consideration in the Merger, the preliminary estimated acquisition consideration is as follows (in thousands, except for per share amounts):

Preliminary Estimated Acquisition Consideration

Number of shares of Auxilium common stock to be paid through the delivery of Endo International shares	53,372
Exchange ratio	0.244
Number of Endo International shares — as exchanged	13,027
Price of Endo International shares on January 13, 2015	$79.87

Estimated fair value of 13.0 million Endo International shares issued to Auxilium stockholders		$1,040,447
Number of shares of Auxilium common stock to be paid in cash	53,372
Per share cash consideration for shares of Auxilium common stock	$16.625

Estimated cash distribution to Auxilium stockholders		886,974
Number of shares of Auxilium common stock to be paid to through the delivery of Endo International shares to settle the Auxilium Convertible Notes and Actient warrants(1)(2)	15,667
Exchange ratio	0.244
Number of Endo International shares — as exchanged	3,823
Price of Endo International shares on January 13, 2015	$79.87

Estimated fair value of 3.8 million Endo International shares issued to Auxilium stockholders to settle the Auxilium Convertible Notes and Actient warrants		305,320
Number of shares of Auxilium common stock to be paid in cash to settle the Auxilium Convertible Notes and Actient warrants	15,667
Per share cash consideration for shares of Auxilium common stock	$16.625

Estimated cash distribution to Auxilium stockholders to settle the Auxilium Convertible Notes and Actient warrants		260,462
Fair value of Auxilium stock options outstanding — 4.3 million at December 12, 2014(3)		59,955
Fair value of 0.5 million Restricted stock units and 0.3 million Performance share awards at December 12, 2014		25,724
Fair value of assumed term loan		305,051

Total preliminary estimated acquisition consideration		$2,883,933

Notes:

(1)	Actient warrants represent warrants issued to former stockholders of Actient to purchase up to 1.25 million shares of Auxilium, at a per share exercise price equal to $17.80. In connection with the Merger, Auxilium will have the right to settle the Actient warrants by causing the delivery of such Endo International ordinary shares or cash that warrant holders would have been entitled to receive pursuant to their terms had the Actient warrants been exercised immediately prior to the Merger.
(2)	The number of shares of Auxilium common stock to be paid through the delivery of Endo International shares to settle the Auxilium Convertible Notes and the Actient warrants are made up of the following:

Convertible Notes	15,015
Actient warrants	652

15,667

(3)	Under ASC 805, the fair value of vested stock option awards attributed to pre-combination services is accounted for as purchase price consideration. There were a total of 4.3 million Auxilium stock options outstanding as of December 12, 2014 with an estimated fair value of $60.0 million, which is accounted for as purchase price consideration under ASC 805.

The sensitivity table below shows a range of purchase consideration amounts based on hypothetical Endo International share prices on the merger effective date. The total purchase consideration figures below are calculated according to the terms of the Merger Agreement (Note 1). As shown in the table below, an approximate $3.00 change in the Endo International share price changes the purchase consideration and the underlying goodwill by approximately $50.0 million.

Closing stock price per Endo International share on effective date of the Merger	$74.00	$77.00	$79.87	$83.00	$86.00
Total purchase consideration	$2.79 billion	$2.84 billion	$2.88 billion	$2.94 billion	$2.99 billion

The sensitivity table below shows a range of Endo International shares issued and cash distributed based on hypothetical Auxilium stockholder elections and convertible notes and Actient warrants settlements based on the same mix of cash and Endo International shares that all other Auxilium stockholders receive in the Merger in such scenarios. The total consideration figures below are calculated according to the terms of the Merger Agreement (Note 1).

Percentage of Auxilium stockholders electing to receive all Endo International shares	25.0%	37.5%	50.0%	62.5%	75.0%
Percentage of Auxilium stockholders electing to receive all cash	75.0%	62.5%	50.0%	37.5%	25.0%
Total Endo International shares issued (in thousands)	15,938	16,394	16,850	21,057	25,268
Total Endo International cash distributed	$1.23 billion	$1.23 billion	$1.23 billion	$0.95 billion	$0.66 billion

Note 4.	Preliminary estimated purchase price allocation

Since the Auxilium acquisition has not been completed, Endo International’s access to information to make such estimates of a purchase price allocation is limited and therefore, certain market based assumptions were used when data was not available. However, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on information currently available. The pro forma adjustments to allocate the acquisition consideration will remain preliminary until Endo International’s management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the closing. The final fair value adjustments necessary to value the assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The preliminary allocation of the estimated purchase price to the fair value of Auxilium’s acquired assets and liabilities assumed as if the acquisition date was September 30, 2014 is presented as follows (in millions):

Preliminary estimated acquisition consideration (see Note 3)		$2,883.9
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Auxilium’s net assets	4a	161.9
Less net transaction costs expected to be paid by Auxilium	4a	(98.5)
Less historical Auxilium goodwill and other intangible assets	4b	(775.3)
Less historical convertible notes	4c	302.4
Less book value of the Auxilium term loan	4d	295.4

Net assets to be acquired		(114.1)
Fair value adjustments of net assets acquired:
Inventory	4e	151.7
Deferred revenue and deferred rent	4f	41.9
Identifiable intangible assets:
Product rights and other intangibles	4g	2,349.3
IPR&D	4g	194.2
Deferred tax liabilities	4h	(721.5)

Goodwill	4i	$982.4

Adjustments included in the table above are for the following:

a.	Reflects the acquisition of the historical book value of net assets of Auxilium as of September 30, 2014 and $118.6 million of estimated transaction costs, including $50.2 million, net, related to the settlement of warrants and call options related to the Auxilium Convertible Notes and the QLT termination fee loan of $28.4 million, less $20.1 million of estimated tax benefits, expected to be paid by Auxilium, which will reduce net assets to be acquired.
b.	Auxilium’s historical balance sheet includes $775.3 million of goodwill and other intangible assets, which will be adjusted to fair value in purchase accounting.
c.	Auxilium’s historical balance sheet includes $302.4 million of convertible notes, which are assumed to be converted into Auxilium shares and included as part of the acquisition consideration (Note 3).
d.	Reflects the book value of the Auxilium term loan of $295.4 million, which was assumed and included as part of the acquisition consideration (Note 3).
e.	Represents the estimated adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo Limited will expense the fair value adjustment of Auxilium’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo Limited’s results, the cost of goods sold associated with the increased inventory value is not included in the unaudited pro forma condensed combined statements of operations.
f.	Auxilium’s historical balance sheet includes of $34.0 million of deferred revenue and $7.9 million of deferred rent, which will be eliminated in purchase accounting.
g.	Of the total estimated consideration, approximately $2,349.3 million relates to definite-lived intangible assets which are estimated to be amortized over a weighted average useful life of fourteen years. The final determination of the estimated useful lives may vary from the preliminary useful life determined for pro forma purposes. A one year decrease in the useful lives of the definite-lived intangible assets would result in additional annual amortization expense of $12.2 million. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of $194.2 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo Limited will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

The fair value estimate for definite-lived intangible assets and IPR&D assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for definite-lived intangible assets and IPR&D assets, may differ from this preliminary determination.

The fair value of definite-lived intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the definite-lived intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

h.	Reflects deferred income tax liabilities primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 36% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of Auxilium’s blended statutory tax rate post-acquisition and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.
i.	Goodwill, currently estimated at $982.4 million, represents the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. In accordance with ASC 350, “Intangibles — Goodwill and Other”, goodwill is not amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

Note 5.	Pro forma adjustments

a.	The adjustment to cash and cash equivalents reflects the following (in thousands):

Debt proceeds(1)	$1,500,000
Repayment of Auxilium’s existing debt(1)	(305,051)
Debt issuance costs(2)	(31,300)
Cash transaction costs(3)	(145,700)
Total estimated purchase price to be paid in cash(4)	(1,233,115)
Auxilium pro forma adjustments	$(215,166)

Notes:

(1)	The issuance of $1,500.0 million in additional debt, which will be used for the acquisition of Auxilium, the subsequent repayment of $305.1 million of the Auxilium assumed term loan and the payment of related transaction fees and expenses.
(2)	The estimated debt issuance costs of $31.3 million related to the issuance of additional debt.
(3)	The incurrence of $27.1 million and $118.6 million, including $50.2 million, net, related to the settlement of warrants and call options related to the Auxilium Convertible Notes and the QLT termination fee loan of $28.4 million, of estimated direct transaction costs of Endo Limited and Auxilium, respectively, associated with the Auxilium acquisition.
(4)	The estimated payment of $1,233.1 million in cash consideration to sellers for shares of Auxilium common stock (see Note 3).

b.	Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo Limited will expense the fair value adjustment of Auxilium’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo Limited’s results, the amortization expense on the increased inventory value is not included in the unaudited pro forma condensed combined statement of operations.

c.	Reflects an adjustment to income tax receivable primarily related to a tax benefit resulting from the estimated tax deductible portion of the Auxilium transaction costs.

d.	Represents the adjustment to reflect $982.4 million of goodwill, which is the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

e.	The adjustments reflect the incremental amount necessary to record the fair value of the Auxilium intangible assets acquired of $2,543.5 million. Approximately $2,349.3 million relates to definite-lived intangible assets which are estimated to be amortized over a weighted average useful life of 14 years. The final determination of the estimated useful lives may vary from the preliminary useful life determined for pro forma purposes. A one year decrease in the useful lives of the definite-lived intangible assets would result in additional annual amortization expense of $12.2 million. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of $194.2 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo Limited will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

f.	Represents an adjustment to eliminate $34.0 million of deferred revenue and $7.9 million of deferred rent.

g.	Represents the subsequent payoff of Auxilium’s current portion of long-term debt of $16.9 million, offset by the current portion of new indebtedness from the Existing Credit Facility of $500.0 million.

h.	Reflects deferred income tax liabilities primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 36% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of Auxilium’s blended statutory tax rate post-acquisition and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

i.	The adjustment to long-term debt, less current portion, net consists of the following components (in thousands):

New Indebtedness on Existing Credit Facility	$500,000
New Senior Notes	1,000,000
Adjustment to reflect the fair value of Auxilium debt	9,713
Endo Limited repayment of Auxilium term loan, net of $16.9 million current portion (see 5g)	(288,125)
Conversion of Auxilium Convertible Notes into Auxilium shares, which are included in the acquisition consideration	(302,404)

Net change	$919,184

Less current portion of long-term debt	(500,000)

Total net change	$419,184

Endo Limited estimates it will incur approximately $31.3 million in fees in connection with borrowings under the New Senior Notes. Accordingly, such fees are capitalized and included in other assets in the unaudited pro forma condensed combined balance sheet. Deferred debt issuance costs will be amortized using an effective-interest method over the life of the related debt instrument, which is 10 years.

j.	The adjustments to equity consist of the following components (in thousands):

Additional paid-in capital related to the issuance of common shares of Endo International to Auxilium shareholders as merger consideration (see Note 3)	$1,345,767
The elimination of Auxilium’s historical shareholder’s equity	(161,877)
Estimated direct transaction costs of Endo Limited, net of estimated tax effect	(33,106)

Auxilium pro forma adjustments	$1,150,784

k.	Reflects a net increase in amortization expense on the definite-lived intangible assets of Auxilium and Paladin, which were revalued upon acquisition. These assets have an estimated weighted average useful life of 14 years and 11 years, respectively.

l.	Represents an elimination of the transactions costs associated with the Auxilium and Paladin transactions.

m.	The net adjustments for the nine months ended September 30, 2014 and the year ended December 31, 2013 consist of the following components, assuming new financing consisting of (i) $500.0 million aggregate additional principal amount of revolving debt under the Existing Credit Facility and (ii) $1,000.0 million of New Senior Notes (in thousands):

	Auxilium		Paladin
	Nine Months Ended September 30, 2014	Year Ended December 31, 2013	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Estimated interest expense (including the amortization of debt issuance costs) on new indebtedness	$60,018	$79,913	$37,953	$90,908
Historical interest expense associated with the EHSI Term Loan Credit Facility	—	—	(35,734)	(40,893)
Historical interest expense associated with the Auxilium and Paladin debt	(28,610)	(28,655)	—	—

Total interest expense adjustment	$31,408	$51,258	$2,219	$50,015

On an as adjusted basis, after giving effect to the application of the proceeds from the Existing Credit Facility and New Senior Notes and the consummation of the Pro Forma Transactions, as of September 30, 2014, Endo Limited’s aggregate principal debt outstanding would have consisted of $2,005.7 million of floating rate debt and $3,871.9 million of fixed-rate debt. Based on the pro forma amount of floating-rate debt outstanding at September 30, 2014, each 1/8% rise in interest rates would result in approximately $2.5 million incremental annual interest expense.

For purposes of these pro forma financial statements and the preliminary purchase price allocation, we have assumed that each share of Auxilium’s common stock was exchanged in the Merger for the standard election consideration, resulting in the maximum cash consideration paid in the Merger, equivalent to a total cash consideration of 50 percent of the total equity value. We cannot predict the elections that Auxilium’s shareholders will make, and if a sufficient number of Auxilium shareholders elect to receive a greater proportion of merger consideration in the form of Endo International ordinary shares, as illustrated in Note 3 to these pro forma financial statements, the cash consideration paid in the Merger could be reduced to as low 25 percent of the total equity value. For any such reduction in cash consideration paid in the Merger, we may reduce borrowings under the Revolving Credit Facility. Based on the assumed interest rate on the Revolving Credit Facility, a decrease of $10 million in borrowings under the Revolving Credit Facility would result in an approximate $250,000 decrease in annual interest expense.

n.	Income tax rates of approximately 36%, 36% and 27% for Endo Limited, Auxilium and Paladin, respectively, have been used for the pro forma adjustments for the nine months ended September 30, 2014 and for the year ended December 31, 2013. The income tax rates are the applicable blended statutory tax rates of Endo Limited, Auxilium and Paladin for the periods referenced. These blended state rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

We have not included a separate Management’s Discussion and Analysis of Financial Condition and Results of Operations relating to the unaudited condensed consolidated financial statements of Endo Limited for the nine months ended September 30, 2014 and 2013 included elsewhere in this report. Endo Limited is a wholly-owned subsidiary of Endo International. Endo International is a holding company that conducts all of its business through Endo Limited and its subsidiaries. Endo International itself does not have any indebtedness and does not guarantee the debt or obligations of Endo Limited and its subsidiaries. As a result, the financial condition and results of operations of Endo International and Endo Limited are substantially the same in all material respects.

There are certain differences between the financial information of Endo International and the financial information of Endo Limited, which are presented below. The information provided below should be read together with the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Endo International Third Quarter 2014 Form 10-Q and the unaudited condensed consolidated financial statements of Endo Limited included elsewhere this report.

Unaudited Condensed Combined Balance Sheet

As of September 30, 2014

(In thousands)

	Endo International	Adjustments		Endo Limited
Assets
Current assets:
Cash and cash equivalents	$708,529	$(6,083	)(a)	$702,446
Restricted cash and cash equivalents	215,157	—		215,157
Marketable securities	5,336	—		5,336
Accounts receivable, net	1,039,835	(396	)(a)	1,039,439
Intercompany receivables	—	24,718	(b)	24,718
Inventories, net	503,611	—		503,611
Prepaid expenses and other current assets	36,938	(1,161	)(a)	35,777
Income taxes receivable	51,594	—		51,594
Deferred income taxes	420,503	—		420,503

Total current assets	$2,981,503	$17,078		$2,998,581

Marketable securities	2,584	—		2,584
Property and equipment, net	413,886	(282	)(a)	413,604
Goodwill	3,804,959	—		3,804,959
Other intangibles, net	3,133,963	—		3,133,963
Deferred income taxes	752	—		752
Other assets	251,902	—		251,902

Total assets	$10,589,549	$16,796		$10,606,345

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$273,909	$(2,646	)(a)	$271,263
Accrued expenses	1,836,594	(3,595	)(a)	1,832,999
Intercompany payables	—	30,735	(c)	30,735
Current portion of long-term debt	153,229	—		153,229
Deferred income taxes	1,024	—		1,024

Total current liabilities	$2,264,756	$24,494		$2,289,250

Deferred income taxes	488,682	—		488,682
Long-term debt, less current portion, net	4,219,309	—		4,219,309
Other liabilities	1,086,610	—		1,086,610
Commitments and contingencies
Stockholders’ equity:
Euro deferred shares	51	(51	)(a)	—
Common Stock	15	(15	)(a)	—
Additional paid-in capital	3,076,343	(17,264	)(a)	3,059,079
Accumulated deficit	(541,602)	9,632	(a)	(531,970)
Accumulated other comprehensive loss	(44,086)	—		(44,086)

Total stockholders’ equity	$2,490,721	$(7,698)		$2,483,023
Noncontrolling interests	39,471	—		39,471

Total stockholders’ equity	$2,530,192	$(7,698)		$2,522,494

Total liabilities and stockholders’ equity	$10,589,549	$16,796		$10,606,345

Unaudited Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2014

(In thousands)

	Endo International	Adjustments		Endo Limited
Revenues:
Net pharmaceutical product sales	$1,660,878	$—		$1,660,878
Devices revenues	359,425	—		359,425
Service and other revenues	56,928	—		56,928

Total revenues	$2,077,231	$—		$2,077,231
Costs and expenses:
Cost of revenues	976,899	—		976,899
Selling, general and administrative	603,573	(6,225	)(d)	597,348
Research and development	113,772	—		113,772
Litigation-related and other contingencies	1,135,443	—		1,135,443
Acquisition-related and integration items, net	71,819	(3,407	)(d)	68,412

Operating loss	$(824,275)	$9,632		$(814,643)

Interest expense, net	167,528	—		167,528
Net loss on extinguishment of debt	31,712	—		31,712
Other income, net	(17,731)	—		(17,731)

Loss from continuing operations before income tax	$(1,005,784)	$9,632		$(996,152)

Income tax	(338,592)	—		(338,592)

Loss from continuing operations	$(667,192)	$9,632		$(657,560)

Discontinued operations, net of tax	2,251	—		2,251

Net loss	$(664,941)	$9,632		$(655,309)

Less: Net income attributable to noncontrolling interests	2,895	—		2,895

Net loss	$(667,836)	$9,632		$(658,204)

(a)	The elimination of Endo International assets and liabilities.
(b)	The addition of an intercompany receivable, which is eliminated in consolidation, from Endo International to Endo Limited for cash borrowed.
(c)	The addition of an intercompany payable, which is eliminated in consolidation, from Endo Limited to Endo International.
(d)	The elimination of Endo International expenses.

INDEX TO FINANCIAL STATEMENTS

ENDO LIMITED

ENDO LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$702,446	$526,597
Restricted cash and cash equivalents	215,157	770,000
Marketable securities	5,336	—
Accounts receivable, net	1,039,439	725,827
Intercompany receivables	24,718	—
Inventories, net	503,611	374,439
Prepaid expenses and other current assets	35,777	39,402
Income taxes receivable	51,594	—
Deferred income taxes	420,503	257,985
Assets held for sale	—	160,257

Total current assets	$2,998,581	$2,854,507

MARKETABLE SECURITIES	2,584	2,979
PROPERTY, PLANT AND EQUIPMENT, NET	413,604	372,077
GOODWILL	3,804,959	1,372,832
OTHER INTANGIBLES, NET	3,133,963	1,872,926
DEFERRED INCOME TAXES	752	—
OTHER ASSETS	251,902	96,535

TOTAL ASSETS	$10,606,345	$6,571,856

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$271,263	$263,241
Intercompany payables	30,735	—
Accrued expenses	1,832,999	983,842
Current portion of long-term debt	153,229	414,929
Income taxes payable	—	3,089
Deferred income taxes	1,024	—
Liabilities related to assets held for sale	—	31,571

Total current liabilities	$2,289,250	$1,696,672

DEFERRED INCOME TAXES	488,682	310,764
LONG-TERM DEBT, LESS CURRENT PORTION, NET	4,219,309	3,323,844
OTHER LIABILITIES	1,086,610	655,360
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Additional paid-in capital	3,059,079	404,699
(Accumulated deficit) retained earnings	(531,970)	126,234
Accumulated other comprehensive loss	(44,086)	(4,915)

Total Endo Limited shareholders’ equity	$2,483,023	$526,018

Noncontrolling interests	39,471	59,198

Total shareholders’ equity	$2,522,494	$585,216

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,606,345	$6,571,856

See Notes to Condensed Consolidated Financial Statements.

ENDO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES:
Net pharmaceutical product sales	$652,026	$519,843	$1,660,878	$1,639,890
Devices revenues	109,822	111,244	359,425	359,867
Other revenues	2,090	30,232	56,928	32,204

TOTAL REVENUES	$763,938	$661,319	$2,077,231	$2,031,961
COSTS AND EXPENSES:
Cost of revenues	379,199	257,836	976,899	785,630
Selling, general and administrative	199,849	191,362	597,348	662,896
Research and development	30,918	36,687	113,772	108,849
Litigation-related and other contingencies, net	473,338	30,895	1,135,443	159,098
Asset impairment charges	—	807	—	4,756
Acquisition-related and integration items	4,932	1,493	68,412	3,876

OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS	$(324,298)	$142,239	$(814,643)	$306,856

INTEREST EXPENSE, NET	61,949	43,081	167,528	129,691
LOSS ON EXTINGUISHMENT OF DEBT	2,027	—	31,712	11,312
OTHER INCOME, NET	(4,871)	(14,672)	(17,731)	(49,641)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$(383,403)	$113,830	$(996,152)	$215,494

INCOME TAX	(138,765)	44,655	(338,592)	82,917

(LOSS) INCOME FROM CONTINUING OPERATIONS	(244,638)	69,175	(657,560)	132,577

DISCONTINUED OPERATIONS, NET OF TAX	—	(14,560)	2,251	(3,248)

CONSOLIDATED NET (LOSS) INCOME	$(244,638)	$54,615	$(655,309)	$129,329

Less: Net income attributable to noncontrolling interests	35	14,392	2,895	38,758

NET (LOSS) INCOME ATTRIBUTABLE TO ENDO LIMITED	$(244,673)	$40,223	$(658,204)	$90,571

See Notes to Condensed Consolidated Financial Statements.

ENDO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

(In thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
CONSOLIDATED NET (LOSS) INCOME		$(244,638)		$54,615		$(655,309)		$129,329
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX:
Net unrealized (loss) gain on securities:
Unrealized (losses) gains arising during the period	$(2,136)		$261		$(442)		$431
Less: reclassification adjustments for losses realized in net (loss) income	14	(2,122)	—	261	14	(428)	—	431

Foreign currency translation (loss) gain		(87,850)		2,996		(38,380)		27
Fair value adjustment on derivatives designated as cash flow hedges:
Fair value adjustment on derivatives designated as cash flow hedges arising during the period	—		(234)		—		299
Less: reclassification adjustments for cash flow hedges settled and included in net (loss) income	—	—	(89)	(323)	—	—	106	405

OTHER COMPREHENSIVE (LOSS) INCOME		$(89,972)		$2,934		$(38,808)		$863

CONSOLIDATED COMPREHENSIVE (LOSS) INCOME		$(334,610)		$57,549		$(694,117)		$130,192

Less: Net income attributable to noncontrolling interests		35		14,392		2,895		38,758
Less: Other comprehensive income attributable to noncontrolling interests		2,305		—		363		—

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO ENDO LIMITED		$(336,950)		$43,157		$(697,375)		$91,434

See Notes to Condensed Consolidated Financial Statements.

ENDO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2014	2013
OPERATING ACTIVITIES:
Consolidated net (loss) income	$(655,309)	$129,329
Adjustments to reconcile consolidated net (loss) income to Net cash provided by operating activities:
Depreciation and amortization	233,012	196,422
Share-based compensation	23,150	31,258
Amortization of debt issuance costs and premium / discount	23,670	27,336
Provision for bad debts	1,713	2,208
Deferred income taxes	(343,815)	8,191
Net loss on disposal of property, plant and equipment	1,091	2,272
Loss on extinguishment of debt	31,712	11,312
Asset impairment charges	—	46,994
Gain on sale of business and other assets	(2,868)	(2,665)
Changes in assets and liabilities which (used) provided cash:
Accounts receivable	(168,179)	9,749
Inventories	84,156	(59,690)
Prepaid and other assets	12,203	(1,939)
Accounts payable	(103,963)	(140,763)
Accrued expenses	767,056	(173,890)
Other liabilities	397,227	174,116
Income taxes payable/receivable	(76,303)	12,232

Net cash provided by operating activities	$224,553	$272,472

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(57,018)	(54,349)
Proceeds from sale of property, plant and equipment	174	1,553
Acquisitions, net of cash acquired	(1,029,902)	(3,645)
Proceeds from sale of marketable securities	85,105	—
Proceeds from notes receivable, net	24,216	—
Patent acquisition costs and license fees	(5,000)	(10,000)
Proceeds from sale of business, net	54,521	(700)
Proceeds from / (payments to) settlement escrow	11,518	(54,500)
Increase in restricted cash and cash equivalents	(215,267)	—
Decrease in restricted cash and cash equivalents	770,000	—
Other investing activities	5,789	(5,348)

Net cash used in investing activities	$(355,864)	$(126,989)

ENDO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) — (Continued)

(In thousands)

	Nine Months Ended September 30,
	2014	2013
FINANCING ACTIVITIES:
Proceeds from issuance of 2023 Notes	750,000	—
Proceeds from issuance of term loans	1,525,000	—
Principal payments on term loans	(1,418,769)	(134,688)
Principal payments on other indebtedness, net	(2,407)	(1,906)
Repurchase of convertible senior subordinated notes due 2015	(587,803)	—
Payments to settle common stock warrants	(284,454)	—
Proceeds from the settlement of the hedge on convertible senior subordinated notes due 2015	356,265	—
Deferred financing fees	(59,899)	(8,129)
Payment for contingent consideration	—	(5,000)
Tax benefits of share awards	30,126	8,415
Payments of tax withholding for restricted shares	(21,474)	(8,284)
Exercise of options	12,267	83,743
Payments related to the issuance of ordinary shares	(4,800)	—
Issuance of ordinary shares related to the employee stock purchase plan	3,468	4,117
Cash distributions to noncontrolling interests	(6,144)	(36,709)
Cash buy-out of noncontrolling interests, net of cash contributions	(82)	(2,032)

Net cash provided by (used in) financing activities	$291,294	$(100,473)

Effect of foreign exchange rate	(1,547)	1,159

NET INCREASE IN CASH AND CASH EQUIVALENTS	$158,436	$46,169

LESS: NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	(17,413)	530

NET INCREASE IN CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	$175,849	$45,639

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	526,597	529,689

CASH AND CASH EQUIVALENTS, END OF PERIOD	$702,446	$575,328

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property, plant and equipment financed by capital leases	$578	$461
Accrual for purchases of property, plant and equipment	$5,985	$3,946
Capital invested related to Paladin acquisition	$2,866,976	$—
Repurchase of convertible senior subordinated notes due 2015 financed by ordinary shares	$55,229	$—

See Notes to Condensed Consolidated Financial Statements.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

NOTE 1.	BASIS OF PRESENTATION

The accompanying unaudited Condensed Consolidated Financial Statements of Endo Limited, which we refer to herein as the “Company”, “Endo”, “we”, “our” or “us”, have been prepared in accordance with United States (U.S.) generally accepted accounting principles (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying Condensed Consolidated Financial Statements of Endo and its subsidiaries, which are unaudited, include all normal and recurring adjustments considered necessary to present fairly the Company’s financial position as of September 30, 2014 and the results of our operations and our cash flows for the periods presented. Operating results for the three and nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

Endo Limited was incorporated in Ireland as a holding company on October 29, 2013, originally as Sportswell II Limited. The Company was renamed Endo Limited on November 28, 2013. It was established for the purpose of facilitating the business combination between Endo Health Solutions Inc. (EHSI) and Paladin Labs Inc. (Paladin). Endo Limited is a direct wholly owned subsidiary of Endo International plc. Endo International plc was incorporated in Ireland on October 31, 2013 as a private limited company and re-registered effective February 18, 2014 as a public limited company.

On February 28, 2014, pursuant to an arrangement agreement, dated November 5, 2013 (the Arrangement Agreement), among EHSI, Endo International Limited, Endo Limited, Endo U.S. Inc. (formerly known as ULU Acquisition Corp.), RDS Merger Sub, LLC (Merger Sub), 8312214 Canada Inc. and Paladin (a) Endo International Limited indirectly acquired all of the outstanding common shares of Paladin pursuant to a plan of arrangement under Canadian law (the Arrangement); and (b) Merger Sub merged with and into Endo International plc, with Endo International plc as the surviving corporation in the merger (the Merger and, together with the Arrangement, the Transactions). Following consummation of the Transactions, each of EHSI and Paladin became indirect wholly owned subsidiaries of Endo International plc.

Pursuant to the Arrangement, (a) former Paladin shareholders received C$1.16 in cash, 1.6331 newly issued Endo International ordinary shares and one common share of Knight Therapeutics Inc., a newly formed corporation incorporated under the laws of Canada, in exchange for each Paladin common share held by such former shareholders; (b) all options to acquire Paladin common shares were settled on a cashless exercise basis for Endo International ordinary shares and common shares of Knight Therapeutics Inc. in an amount reflecting the Arrangement consideration; and (c) unvested rights to receive additional common shares under Paladin’s share purchase plan were settled for a cash amount based on the Paladin common share price immediately prior to the effective time of the Arrangement. At the effective time of the Merger, each share of EHSI common stock was cancelled and automatically converted into the right to receive one Endo International plc ordinary share.

The issuance of Endo International plc ordinary shares in connection with the Transactions was registered under the Securities Act of 1933, as amended, pursuant to Endo International plc’s registration statement on Form S-4 (File No. 333-192760) (the Registration Statement) filed with the Securities and Exchange Commission (SEC) and declared effective on January 24, 2014. The definitive proxy statement/prospectus of Endo International and EHSI, dated January 24, 2014, that forms a part of the Registration

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Statement contains additional information about the Transactions and the other transactions contemplated by the Arrangement Agreement, including a description of the treatment of equity awards and information concerning the interests of directors, executive officers and affiliates of EHSI and Paladin in the Transactions.

Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the Exchange Act), Endo International plc is the successor issuer to EHSI. Endo International plc’s ordinary shares are deemed to be registered under Section 12(b) of the Exchange Act, and Endo International plc is subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Endo International plc’s ordinary shares were approved for listing on (a) The NASDAQ Global Market (NASDAQ) and trade under the symbol “ENDP” and (b) Toronto Stock Exchange (TSX) and trade under the symbol “ENL.”

Prior to the Transactions, EHSI’s common shares were registered pursuant to Section 12(b) of the Exchange Act and listed on NASDAQ, and Paladin’s common shares were listed on TSX. EHSI’s common shares were delisted from trading on NASDAQ as of close of business on February 28, 2014, and Paladin’s common shares were delisted from trading on the TSX as of close of business on February 28, 2014. References throughout to “ordinary shares” refer to EHSI’s common shares, 350,000,000 authorized, par value $0.01 per share, prior to the consummation of the transactions and to Endo International plc’s ordinary shares, 1,000,000,000 authorized, par value $0.0001 per share, subsequent to the consummation of the transactions. In addition, on February 11, 2014 Endo International plc issued 4,000,000 euro deferred shares of $0.01 each at par.

References throughout to the “Company”, “Endo”, “we”, “our” or “us” refer to financial information and transactions of Endo Health Solutions Inc. prior to February 28, 2014 and Endo Limited thereafter.

The information included in these Condensed Consolidated Financial Statements should be read in conjunction with our Consolidated Financial Statements and accompanying notes included in EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013.

NOTE 2.	RECENT ACCOUNTING PRONOUNCEMENTS

In April 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of an Entity” (ASU 2014-08). ASU 2014-08 changes the requirements for reporting discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The disclosure requirements for discontinued operations under ASU 2014-08 will be expanded in order to provide users of financial statements with more information about the assets, liabilities, revenues and expenses of discontinued operations. ASU 2014-08 is effective on a prospective basis for (1) all disposals (or classifications as held for sale) of components of an entity that occur within annual periods beginning on or after December 15, 2014, and interim periods within those years, and (2) all businesses that are classified as held for sale on acquisition that occur within annual periods beginning on or after December 15, 2014 and interim periods within those years. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial position.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (ASU 2014-09). ASU 2014-09 represents a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to receive in exchange for those goods or services. This ASU sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed. This ASU is effective for annual reporting periods beginning after December 15, 2016 and interim reporting periods within that reporting period. Early adoption is not permitted. Accordingly, the Company will adopt this ASU on January 1, 2017. Companies may use either a full retrospective or a modified retrospective approach to adopt this ASU. The Company is currently evaluating the impact of ASU 2014-09 on the Company’s consolidated results of operations and financial position.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (ASU 2014-15). This ASU states that in connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company plans to adopt ASU 2014-15 in conjunction with the December 31, 2016 financial statements and will comply with the disclosure requirements of the standard in the Form 10-K for the period ended December 31, 2016.

NOTE 3.	DISCONTINUED OPERATIONS

On December 28, 2013, the Board approved a plan to sell the HealthTronics business and the Company entered into a definitive agreement to sell the business on January 9, 2014 to Altaris Capital Partners LLC for an upfront cash payment of $85.0 million, subject to cash and other working capital adjustments. In addition, EHSI received rights to additional cash payments of up to $45.0 million based on the future operating performance of HealthTronics, of which no value has been recognized in the accompanying Condensed Consolidated financial statements, for total potential consideration of up to $130.0 million. Additional cash payments, if any, will be recorded when earned. The sale was completed on February 3, 2014.

As previously disclosed, prior to the sale, at September 30, 2013, the Company had determined that a sale of the HealthTronics business was more-likely-than-not to occur over the next twelve months. Accordingly, the Company initiated an interim goodwill impairment analysis of the HealthTronics reporting units’ goodwill balances as of September 30, 2013. The fair value of the Urology Services and HITS reporting units were estimated using a number of factors including the fair value implied by the then ongoing sales process and previously prepared discounted cash flow analyses. As a result of this analysis, the Company determined that the net book value of both our Urology Services reporting unit and our HITS reporting unit exceeded their estimated fair value. The Company prepared a preliminary analysis to estimate the amount of an impairment charge as of September 30, 2013, and determined that an impairment was probable and reasonably estimable. The preliminary fair value assessments were performed by the Company taking into consideration a number of factors including the preliminary results of a hypothetical purchase

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

price allocation. As a result of the preliminary analysis, the Company recorded a combined estimated goodwill impairment charge of $38.0 million in the Condensed Consolidated Statements of Operations during the three months ended September 30, 2013, representing the difference between the estimated implied fair value of the HealthTronics reporting units’ goodwill and their respective net book values. The Company finalized the impairment analysis in the fourth quarter of 2013 when it recorded charges of $118.9 million to write down the book value of the reporting units’ assets to fair value less costs to sell. Subsequently, during the nine months ended September 30, 2014, the Company has recorded a net loss of approximately $1.1 million, representing the carrying amount of the assets sold less the amount of the net proceeds received.

Until it was sold on February 3, 2014, the assets of this business segment, previously known as the HealthTronics segment, and related liabilities were classified as held for sale in the Condensed Consolidated Balance Sheet. Depreciation and amortization expense were not recorded on assets held for sale. The operating results of this business segment are reported as Discontinued operations, net of tax in the Condensed Consolidated Statements of Operations for all periods presented. Financial results are only related to disposed of or to-be-disposed of businesses.

The following table provides the operating results of Discontinued operations, net of tax for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$—	$53,635	$14,442	$158,021

Income (loss) from discontinued operations before income taxes	$—	$(22,412)	$1,721	$(13,386)
Income taxes	—	(7,852)	(530)	(10,138)

Discontinued operations, net of tax	$—	$(14,560)	$2,251	$(3,248)

The following table provides the components of Assets held for sale and Liabilities related to assets held for sale as of December 31, 2013 (in thousands):

December 31, 2013
Current assets	$69,131
Property, plant and equipment	23,461
Goodwill and other intangibles, net	58,761
Other assets	8,904

Assets held for sale	$160,257

Current liabilities	$27,656
Long term debt, less current portion, net	3,354
Other liabilities	561

Liabilities related to assets held for sale	$31,571

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The table above does not include noncontrolling interests related to HealthTronics of $59.2 million as of December 31, 2013.

NOTE 4.	RESTRUCTURING

June 2013 Restructuring Initiative

On June 4, 2013, the Board approved certain strategic, operational and organizational steps for EHSI to take to refocus its operations and enhance shareholder value. These actions were the result of a comprehensive assessment of the Company’s strengths and challenges, its cost structure and execution capabilities, and its most promising opportunities to drive future cash flow and earnings growth. The cost reduction initiatives included a reduction in headcount of approximately 15% worldwide, streamlining of general and administrative expenses, optimizing commercial spend and refocusing research and development efforts.

Under the June 2013 restructuring initiative, the Company did not incur material expenses during the three and nine months ended September 30, 2014. During the three and nine months ended September 30, 2013, the Company incurred approximately $9.9 million and $56.8 million, respectively, of restructuring expenses. During the three months ended September 30, 2013, these restructuring expenses consisted of approximately $2.2 million of employee severance and other benefit-related costs and $7.8 million of contract termination fees. During the nine months ended September 30, 2013, these restructuring expenses consisted of approximately $41.5 million of employee severance and other benefit-related costs, $2.8 million of asset impairment charges and $12.5 million of other restructuring costs, including contract termination fees, respectively. The Company does not anticipate there will be additional material pre-tax restructuring expenses related to this initiative. The majority of these restructuring costs are included in Selling, general and administrative expense in the Condensed Consolidated Statements of Operations.

The liability related to the June 2013 restructuring initiative totaled $1.6 million and $12.3 million at September 30, 2014 and December 31, 2013, respectively. This liability is included in Accrued expenses in the Condensed Consolidated Balance Sheets. The change in the liability relates primarily to cash payments made during 2014.

Other Restructuring Initiatives

During 2014 and 2013, EHSI and certain of its subsidiaries undertook certain other restructuring initiatives that were individually not material to the Company’s Condensed Consolidated Financial Statements for any of the periods presented. On an aggregate basis, the Company recorded charges related to these initiatives totaling $2.4 million and $12.4 million during the three and nine months ended September 30, 2014, respectively, which primarily consisted of employee severance and other benefit-related costs. The Company recorded charges related to these initiatives totaling $3.5 million and $9.0 million during the three and nine months ended September 30, 2013, respectively, which primarily related to employee severance and other benefit-related costs, accelerated depreciation and asset impairment charges. Additionally, the Company recognized lease-exit costs of $7.8 million during the first quarter of 2013 upon the cease use dates of our Chadds Ford, Pennsylvania and Westbury, New York properties. The majority of these costs are included in Selling, general and administrative expense in the Condensed Consolidated Statements of Operations.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The liability related to these initiatives totaled $12.2 million and $16.1 million at September 30, 2014 and December 31, 2013, respectively. This liability is included in Accrued expenses in the Condensed Consolidated Balance Sheets. The change in the liability relates primarily to cash payments made during 2014, partially offset by the recognition of the expenses mentioned in the preceding paragraph.

NOTE 5.	ACQUISITIONS

For each of the acquisitions described below, the estimated fair values of the net assets acquired below are provisional as of September 30, 2014 and are based on information that is currently available to the Company. Additional information is being gathered to finalize these provisional measurements. Accordingly, the measurement of the assets acquired and liabilities assumed may change upon finalization of the Company’s valuations and completion of the purchase price allocations, all of which are expected to occur no later than one year from the respective acquisition dates.

Paladin Labs Inc. Acquisition

On November 5, 2013, EHSI announced that it had reached a definitive agreement to acquire Paladin in a stock and cash transaction and, on February 28, 2014 (the Paladin Acquisition Date), the transaction closed and each of EHSI and Paladin was acquired by Endo Limited, a newly-formed Irish holding company.

Under the terms of the transaction, former Paladin shareholders received, for each Paladin share they owned upon closing, 1.6331 shares of Endo International stock and C$1.16 in cash, for total consideration of $2.9 billion as of February 28, 2014. On the Paladin Acquisition Date, each then current EHSI shareholder received one ordinary share of Endo International plc for each share of EHSI common stock owned upon closing. Immediately following the closing of the transaction, former EHSI shareholders owned approximately 79% of Endo International plc, and former Paladin shareholders owned approximately 21%.

The acquisition consideration was as follows (in thousands of U.S. dollars, except for per share amounts):

Number of Paladin shares paid through the delivery of Endo International common stock	20,765
Exchange ratio	1.6331
Number of shares of Endo International common stock — as exchanged*	33,912
Endo common stock price on February 28, 2014	$80.00

Fair value of common shares of Endo International issued to Paladin Shareholders*		$2,712,956
Number of Paladin shares paid in cash	20,765
Per share cash consideration for Paladin shares(1)	$1.09

Cash distribution to Paladin shareholders*		22,647
Fair value of the vested portion of Paladin stock options outstanding — 1.3 million at February 28, 2014(2)		131,323

Total acquisition consideration		$2,866,926

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

*	Amounts do not recalculate due to rounding.
(1)	Represents the cash consideration per the arrangement agreement of C$1.16 per Paladin share translated into U.S. dollars utilizing an exchange rate of $0.9402.
(2)	Represents the fair value of vested Paladin stock option awards attributed to pre-combination services that were outstanding on the Paladin Acquisition Date.

Paladin is a specialty pharmaceutical company headquartered in Montreal, Canada, focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian and world markets. Paladin’s key products serve growing drug markets including attention deficit hyperactivity disorder (ADHD), pain, urology and allergy. In addition to its Canadian operations, Paladin owns a controlling interest in Laboratorios Paladin de Mexico S.A. in Mexico and in publicly traded Litha Healthcare Group Limited (Litha) in South Africa.

Paladin’s stable and growing cash flows and strong Canadian franchise complement Endo’s existing portfolio and further diversify Endo’s pharmaceutical product mix and geographic reach. The Company believes the transaction will generate operational and tax synergies and will create a financial platform to facilitate organic growth with broader options for future strategic activity.

While the Paladin acquisition was primarily equity based, Endo also made changes to its existing debt structure to complete the transaction. See Note 11. Debt.

The operating results of Paladin from and including February 28, 2014 are included in the accompanying Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2014. The Condensed Consolidated Balance Sheets as of September 30, 2014 reflect the acquisition of Paladin, effective February 28, 2014.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the Paladin Acquisition Date (in thousands):

	February 28, 2014 (As initially reported)	Measurement period adjustments	February 28, 2014 (As adjusted)
Cash and cash equivalents	$113,571	$—	$113,571
Marketable securities	89,420	—	89,420
Accounts receivable	93,832	3,262	97,094
Inventories	62,095	1,198	63,293
Prepaid expenses and other current assets	32,605	—	32,605
Deferred income tax assets, current	11,719	547	12,266
Property, plant and equipment	7,299	—	7,299
Intangible assets	676,000	(25,752)	650,248
Other assets	56,289	1,270	57,559

Total identifiable assets	$1,142,830	$(19,475)	$1,123,355

Accounts payable and accrued expenses	$124,321	$3,936	$128,257
Income taxes payable	22,524	934	23,458
Deferred income taxes	160,620	(29,739)	130,881
Debt	23,826	—	23,826
Other liabilities	9,578	137	9,715

Total liabilities assumed	$340,869	$(24,732)	$316,137

Net identifiable assets acquired	$801,961	$5,257	$807,218

Noncontrolling interests	$(69,600)	$29,000	$(40,600)
Goodwill	2,134,565	(34,257)	2,100,308

Net assets acquired	$2,866,926	$—	$2,866,926

During the third quarter of 2014, the Company divested its Canadian rights to Oralair, an intangible asset acquired during the Paladin acquisition, for total proceeds of approximately $4.2 million. Refer to Note 9. Goodwill and Other Intangibles for the impact of the sale on the gross intangible assets of the Company.

The estimated fair value of the Paladin assets acquired and liabilities assumed are provisional as of September 30, 2014 and are based on information that is currently available to the Company. Additional information is being gathered to finalize these provisional measurements, particularly with respect to certain acquired equity and cost method investments, property, plant and equipment, intangible assets, contingent assets and liabilities, deferred income taxes and noncontrolling interests. Accordingly, the measurement of the Paladin assets acquired and liabilities assumed may change significantly upon finalization of the Company’s valuations and completion of the purchase price allocation, both of which are expected to occur no later than one year from the acquisition date.

The Company expects multiple reporting units to benefit, directly or indirectly, from the synergies arising from the Paladin acquisition and related transactions. As a result, as of September 30, 2014, the

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Company has provisionally assigned the goodwill arising from the Paladin acquisition to multiple reporting units across each of its reportable segments. This assignment was based on the relative incremental benefit expected to be realized by each impacted reporting unit. The Company is continuing to assess the amount of goodwill assigned to each reporting unit and the underlying allocation methodology used to assign this goodwill. Refer to Note 9. Goodwill and Other Intangibles for the preliminary allocation of Paladin-related goodwill by reportable segment.

The valuation of the intangible assets acquired and related amortization periods are as follows:

	Valuation (in millions)	Amortization Period (in years)
Developed Technology:
Canada Base Prescription	$345.0	12
Canada OTC	40.0	11
Canada Other	69.2	11
Litha	60.0	12
Latin America	5.0	15
Licenses not renewed	4.5	3

Total	$523.7

In Process Research & Development (IPR&D):
Serelaxin	$115.0	n/a
Other	11.5	n/a

Total	$126.5	n/a

Total other intangible assets	$650.2	n/a

The preliminary fair values of the developed technology and IPR&D assets were estimated using a discounted present value income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used cash flows discounted at rates ranging from 9.5% to 15.0%, which were considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. This analysis is preliminary and is subject to further adjustment as additional information becomes available.

The goodwill recognized is attributable primarily to strategic and synergistic opportunities related to existing pharmaceutical businesses, expected corporate synergies, the assembled workforce of Paladin and other factors. The goodwill is not deductible for income tax purposes.

Deferred tax assets and liabilities are related primarily to the difference between the book basis and tax basis of identifiable intangible assets.

The Company recognized acquisition-related transaction costs associated with the Paladin acquisition during the three months ended March 31, 2014 totaling $32.0 million. These costs, which related primarily

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

to bank fees, legal and accounting services, and fees for other professional services, are included in Acquisition-related and integration items in the accompanying Condensed Consolidated Statements of Operations. The Company did not recognize acquisition-related transaction costs associated with the Paladin acquisition during the three months ended June 30, 2014 and September 30, 2014, respectively.

The amounts of Paladin Revenue and Net income attributable to Endo Limited included in the Company’s Condensed Consolidated Statements of Operations from and including February 28, 2014 to September 30, 2014 are as follows (in thousands):

Revenue	$165,852
Net income attributable to Endo Limited	$15,201

The following supplemental unaudited pro forma information presents the financial results as if the acquisition of Paladin had occurred on January 1, 2013 for the nine months ended September 30, 2014 and for the three and nine months ended September 30, 2013. The pro forma effect of the acquisition of Paladin for the three months ended September 30, 2014 was immaterial. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2013, nor are they indicative of any future results.

	Nine Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
Unaudited pro forma consolidated results (in thousands):
Revenue	$2,120,231	$783,249	$2,390,957
Net (loss) income attributable to Endo Limited	$(678,399)	$46,687	$95,082

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Paladin to reflect factually supportable adjustments that give effect to events that are directly attributable to the Paladin Acquisition assuming the Paladin acquisition had occurred January 1, 2013. These adjustments mainly include adjustments to interest expense and additional intangible amortization. The adjustments to interest expense, net of tax, related to borrowings to finance the acquisition which increased the expense by $2.1 million and $5.7 million, respectively, for three and nine months ended September 30, 2013, and decreased the expense by $1.0 million for both the three and nine months ended September 30, 2014. In addition, the adjustments include additional intangible amortization, net of tax, that would have been charged assuming the Company’s estimated fair value of the intangible assets, which increased the expense by $4.5 million and $14.2 million, respectively for the three and nine months ended September 30, 2013. There was no adjustment to the amortization expense for the three months ended September 30, 2014, however an adjustment for the nine months ended September 30, 2014 increased the expense by $3.6 million.

The Company has determined that U.S. shareholders of Endo will generally recognize gain (but not loss) on the Endo shareholders’ exchange of EHSI common stock for Endo plc ordinary shares in the merger (Endo Share Exchange). This determination is based on various factors described in the registration statement, including the upward movement of the Endo stock price following signing of the arrangement agreement and the aggregate estimated tax basis of the Endo shareholders in the Endo common stock at the

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

time of the Endo Share Exchange. Due to these factors the conditions necessary to prevent the application of Section 367(a) to the merger were not satisfied, and, as a result, the Endo Share Exchange will be a taxable transaction for U.S. federal income tax purposes effective February 28, 2014 whereby U.S. shareholders of Endo will generally recognize gain (but not loss) on the Endo Share Exchange. With respect to each U.S. shareholder, such gain will generally equal the excess of the fair market value of the Endo plc ordinary shares received over such holder’s adjusted tax basis in the shares of Endo common stock exchanged therefor. The Company has accrued approximately $54.3 million of expense related to the reimbursement of director’s and certain employees’ excise tax liabilities pursuant to Section 4985 of the Internal Revenue Code.

Boca Pharmacal LLC Acquisition

On August 28, 2013, the Company announced that it had entered into a definitive agreement to acquire Boca Pharmacal LLC (Boca), a specialty generics company that focuses on niche areas, commercializing and developing products in categories that include controlled substances, semisolids and solutions. On February 3, 2014, the Company announced that it had completed the acquisition of Boca for approximately $232.7 million in cash.

The preliminary fair values of the net identifiable assets acquired totaled approximately $221.8 million, resulting in goodwill of approximately $10.8 million, which was assigned to our U.S. Generic Pharmaceuticals segment. The amount of net identifiable assets acquired in connection with the Boca acquisition includes approximately $165.9 million of identifiable intangible assets, including $105.2 million of developed technology to be amortized over an average life of approximately 14 years and $60.7 million of IPR&D.

The operating results of Boca from and including February 3, 2014 are included in the accompanying Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2014. The Condensed Consolidated Balance Sheets as of September 30, 2014 reflect the acquisition of Boca, effective February 3, 2014.

Pro forma results of operations have not been presented because the effect of the Boca acquisition was not material.

Sumavel® DosePro®

On April 24, 2014, the Company announced that it had acquired worldwide rights to Sumavel® DosePro® (Sumavel) for subcutaneous use, a needle-free delivery system for sumatriptan, from Zogenix, Inc. The Company closed the acquisition of Sumavel on May 19, 2014 and is accounting for this transaction as a business combination in accordance with the relevant accounting literature.

The Company acquired the product for consideration of $93.4 million, consisting of an upfront payment of $89.7 million and contingent cash consideration with an acquisition-date fair value of $3.7 million. Refer to Note 7. Fair Value Measurements for further discussion of this contingent consideration. In addition, the Company provided Zogenix, Inc. with a $7.0 million non-interest bearing loan due 2023 for working capital needs and it assumed an existing third-party royalty obligation on net sales. Sumavel® is a prescription medicine given with a needle-free delivery system to treat adults who have been diagnosed with acute migraine or cluster headaches.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The preliminary fair values of the net identifiable assets acquired totaled approximately $90.4 million, resulting in goodwill of approximately $3.0 million, which was assigned to our U.S. Branded Pharmaceuticals segment. The amount of net identifiable assets acquired in connection with the Sumavel® acquisition includes approximately $84.4 million of identifiable developed technology intangible assets to be amortized over an average life of approximately 13 years.

The operating results of Sumavel® from and including May 19, 2014 are included in the accompanying Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2014. The Condensed Consolidated Balance Sheets as of September 30, 2014 reflect the acquisition of Sumavel, effective May 19, 2014.

Pro forma results of operations have not been presented because the effect of the Sumavel® acquisition was not material.

Grupo Farmacéutico Somar Acquisition

On April 29, 2014, the Company, together with its Endo Netherlands B.V. subsidiary (Endo Dutch B.V.), entered into an agreement (the Somar Agreement) to purchase the entirety of the representative shares of the capital stock of Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable (Somar), a leading privately-owned specialty pharmaceuticals company based in Mexico City, for $270.1 million in cash consideration, subject to a customary post-closing net working capital adjustment. On July 24, 2014, the Company completed the Somar acquisition. Somar generated revenues of approximately $100.0 million in 2013.

The preliminary fair values of the net identifiable assets acquired totaled approximately $160.6 million, resulting in goodwill of approximately $109.5 million, which was assigned to our International Pharmaceuticals segment. The amount of net identifiable assets acquired in connection with the Somar acquisition includes approximately $128.0 million of identifiable intangible assets, including $114.7 million to be amortized over an average life of approximately 14 years and $13.3 million of IPR&D.

The operating results of Somar from and including July 24, 2014 are included in the accompanying Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2014. The Condensed Consolidated Balance Sheets as of September 30, 2014 reflect the acquisition of Somar, effective July 24, 2014.

Pro forma results of operations have not been presented because the effect of the Somar acquisition was not material.

DAVA Pharmaceuticals, Inc. Acquisition

On June 24, 2014, the Company’s Generics International (US), Inc. subsidiary entered into a definitive agreement to acquire DAVA Pharmaceuticals, Inc. (DAVA), a privately-held company specializing in marketed, pre-launch and pipeline generic pharmaceuticals based in Fort Lee, New Jersey, for consideration of $595.0 million, consisting of cash consideration of $590.2 million, subject to a customary post-closing net working capital adjustment, and contingent cash consideration with an acquisition-date fair value of $4.8 million. Refer to Note 7. Fair Value Measurements for further discussion of this contingent consideration.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

DAVA’s strategically-focused generics portfolio includes thirteen on-market products in a variety of therapeutic categories. On August 6, 2014, the Company completed the DAVA acquisition (the DAVA Acquisition date).

The operating results of DAVA from and including August 6, 2014 are included in the accompanying Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2014. The Condensed Consolidated Balance Sheets as of September 30, 2014 reflect the acquisition of DAVA, effective August 6, 2014.

Pro forma results of operations have not been presented because the effect of the DAVA acquisition was not material.

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the DAVA Acquisition Date (in thousands):

August 6, 2014 (As initially reported)
Cash and cash equivalents	$533
Accounts receivable	15,842
Inventories	120,626
Prepaid expenses and other current assets	2,672
Property, plant and equipment	2,659
Intangible assets	439,623
Other assets	21,029

Total identifiable assets	$602,984

Accounts payable and accrued expenses	$17,585
Deferred income taxes	195,915
Other liabilities	21,139

Total liabilities assumed	$234,639

Net identifiable assets acquired	$368,345

Goodwill	226,683

Net assets acquired	$595,028

The preliminary fair values of the net identifiable assets acquired totaled approximately $368.3 million, resulting in goodwill of approximately $226.7 million, which was assigned to our U.S. Generic Pharmaceuticals segment. The amount of net identifiable assets acquired in connection with the DAVA acquisition includes approximately $439.6 million of identifiable intangible assets, including $360.7 million of developed technology to be amortized over an average life of approximately 14 years and $78.9 million of IPR&D.

NOTE 6.	SEGMENT RESULTS

Concurrent with the February 28, 2014 acquisition of Paladin, the Company changed the names of its reportable segments. This change to our segments had no impact on the Company’s unaudited Condensed Consolidated Financial Statements for all periods presented. In addition, the International Pharmaceuticals segment was added, which is comprised of the operations of the acquired Paladin and Somar businesses.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The four reportable business segments in which the Company now operates are: (1) U.S. Branded Pharmaceuticals (f/k/a Endo Pharmaceuticals), (2) U.S. Generic Pharmaceuticals (f/k/a Qualitest), (3) Devices (f/k/a AMS) and (4) International Pharmaceuticals. These segments reflect the level at which executive management regularly reviews financial information to assess performance and to make decisions about resources to be allocated. Each segment derives revenue from the sales or licensing of its respective products and is discussed in more detail below.

We evaluate segment performance based on each segment’s adjusted income (loss) from continuing operations before income tax, which we define as (loss) income from continuing operations before income tax before certain upfront and milestone payments to partners, acquisition-related and integration items, cost reduction and integration-related initiatives, asset impairment charges, amortization of intangible assets related to marketed products and customer relationships, inventory step-up recorded as part of our acquisitions, non-cash interest expense, litigation-related and other contingent matters and certain other items that the Company believes do not reflect its core operating performance.

Certain of the corporate general and administrative expenses incurred by the Company are not attributable to any specific segment. Accordingly, these costs are not allocated to any of the Company’s segments and are included in the results below as “Corporate unallocated”. The Company’s consolidated adjusted income from continuing operations before income tax is equal to the combined results of each of its segment less these unallocated corporate costs.

U.S. Branded Pharmaceuticals

Our U.S. Branded Pharmaceuticals segment includes a variety of branded prescription products related to treating and managing pain as well as our urology, endocrinology and oncology products. The marketed products that are included in this segment include Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Frova®, Fortesta® Gel, Supprelin® LA, Vantas®, Valstar®, Sumavel® DosePro® and Aveed®.

U.S. Generic Pharmaceuticals

Our U.S. Generic Pharmaceuticals segment has historically focused on selective generics related to pain that have one or more barriers to market entry, such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing. The product offerings of this segment include products in the pain management, urology, CNS disorders, immunosuppression, oncology, women’s health and hypertension markets, among others. Additionally, in May 2014, we launched an authorized generic lidocaine patch 5% (referred to as “Lidoderm® authorized generic”).

Devices

Our Devices segment focuses on providing technology solutions to physicians treating men’s and women’s pelvic health conditions and operates in the following business lines: men’s health, women’s health, and benign prostatic hyperplasia (BPH or prostate health) therapy. AMS distributes devices through its direct sales force and independent sales representatives in the U.S., Canada, Australia and Western

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Europe. Additionally, we distribute devices through foreign independent distributors, primarily in Europe, Asia, and South America, who then sell the products to medical institutions. None of our customers or distributors accounted for 10% or more of our total revenues during the three and nine months ended September 30, 2014 and 2013. Foreign subsidiary sales are predominantly to customers in Canada, Australia and Western Europe.

International Pharmaceuticals

Our International Pharmaceuticals segment includes a variety of specialty pharmaceutical products for the Canadian, Mexican, South African and world markets, which we acquired from Paladin and Somar. Paladin’s key products serve growing drug markets including ADHD, pain, urology and allergy. Somar develops, manufactures, and markets high-quality generic, branded generic and over-the-counter products across key market segments including dermatology and anti-infectives.

The following represents selected information for the Company’s reportable segments for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenues to external customers:
U.S. Branded Pharmaceuticals	$240,931	$366,136	$723,643	$1,139,372
U.S. Generic Pharmaceuticals	319,399	183,939	803,467	532,722
Devices(1)	109,822	111,244	359,425	359,867
International Pharmaceuticals(2)	93,786	—	190,696	—

Total net revenues to external customers	$763,938	$661,319	$2,077,231	$2,031,961

Adjusted income (loss) from continuing operations before income tax:
U.S. Branded Pharmaceuticals	$130,613	$224,747	$395,446	$635,168
U.S. Generic Pharmaceuticals	139,497	48,630	318,528	141,720
Devices	32,136	29,156	109,575	96,847
International Pharmaceuticals	27,234	—	59,131	—

(1)	The following table displays our Devices segment revenue by geography for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Devices:
United States	$73,429	$75,484	$230,530	$233,091
International	36,393	35,760	128,895	126,776

Total Devices revenues	$109,822	$111,244	$359,425	$359,867

(2)	Revenues generated by our International Pharmaceuticals segment are primarily attributable to Canada, Mexico and South Africa.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The table below provides reconciliations of our segment adjusted income from continuing operations before income tax to our consolidated (loss) income from continuing operations before income tax, which is determined in accordance with U.S. GAAP, for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Total segment adjusted income from continuing operations before income tax:	$329,480	$302,533	$882,680	$873,735
Corporate unallocated costs	(91,915)	(81,975)	(240,538)	(238,641)
Upfront and milestone payments to partners	(13,448)	(3,092)	(34,953)	(11,064)
Asset impairment charges	—	(807)	—	(4,756)
Acquisition-related and integration items(1)	(4,932)	(1,493)	(68,412)	(3,876)
Separation benefits and other cost reduction initiatives(2)	(8,230)	(20,673)	(19,970)	(85,929)
Excise tax(3)	1,000	—	(54,300)	—
Amortization of intangible assets	(70,806)	(44,987)	(194,273)	(143,326)
Inventory step-up	(17,364)	—	(40,089)	—
Non-cash interest expense related to the 1.75% Convertible Senior Subordinated Notes	(1,992)	(5,704)	(11,307)	(16,816)
Loss on extinguishment of debt	(2,027)	—	(31,712)	(11,312)
Watson litigation settlement income, net	—	14,628	—	50,400
Certain litigation-related charges, net(4)	(483,926)	(44,600)	(1,157,885)	(193,969)
Charge related to the non-recoverability of certain non-trade receivables	—	—	(10,000)	—
Net gain on sale of certain early-stage drug discovery and development assets	150	—	4,000	—
Foreign currency impact related to the remeasurement of intercompany debt instruments	5,740	—	5,740	—
Charge for an additional year of the branded prescription drug fee in accordance with IRS regulations issued in the third quarter of 2014	(24,972)	—	(24,972)	—
Other, net	(161)	—	(161)	1,048

Total consolidated (loss) income from continuing operations before income tax	$(383,403)	$113,830	$(996,152)	$215,494

(1)	Acquisition-related and integration-items include costs directly associated with the closing of certain acquisitions, changes in the fair value of contingent consideration and the costs of integration activities related to both current and prior period acquisitions.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

(2)	Separation benefits and other cost reduction initiatives include employee separation costs of $1.5 million and $10.5 million during the three and nine months ended September 30, 2014, respectively, compared to $5.6 million and $46.8 million for the three and nine months ended September 30, 2013, respectively. Additionally, amounts during the three and nine months ended September 30, 2014 include costs associated with the sale of our HealthTronics business and changes in estimates related to certain cost reduction initiative accruals. Additionally, the amount of separation benefits and other cost reduction initiatives during the three and nine months ended September 30, 2013 includes an expense recorded upon the cease use date of our Chadds Ford, Pennsylvania and Westbury, New York properties in the first quarter of 2013, representing the liability for our remaining obligations under the respective lease agreements of $7.2 million. These expenses were primarily recorded as Selling, general and administrative and Research and development expense in our Condensed Consolidated Statements of Operations. Refer to Note 4. Restructuring for discussion of our material restructuring initiatives.
(3)	This amount represents charges related to the expense for the reimbursement of director’s and certain employee’s excise tax liabilities pursuant to Section 4985 of the Internal Revenue Code.
(4)	These amounts include charges for Litigation-related and other contingencies, net, consisting primarily of mesh-related product liability charges, as well as mesh litigation-related defense costs for the three and nine months ended September 30, 2014 and 2013.

The following represents additional selected financial information for our reportable segments for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Depreciation expense:
U.S. Branded Pharmaceuticals	$4,319	$4,059	$12,730	$14,774
U.S. Generic Pharmaceuticals	4,514	3,402	12,392	9,841
Devices	1,776	2,221	6,304	7,876
International Pharmaceuticals	718	—	1,209	—
Corporate unallocated	2,091	2,180	6,104	6,374

Total depreciation expense	$13,418	$11,862	$38,739	$38,865

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Amortization expense:
U.S. Branded Pharmaceuticals	$18,590	$18,743	$57,052	$64,870
U.S. Generic Pharmaceuticals	24,818	10,881	63,588	32,643
Devices	15,438	15,512	46,475	46,263
International Pharmaceuticals	11,960	—	27,158	—

Total amortization expense	$70,806	$45,136	$194,273	$143,776

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Interest income and expense are considered corporate items and included in Corporate unallocated. Asset information is not accounted for at the segment level and consequently is not reviewed or included within our internal management reporting. Therefore, the Company has not disclosed asset information for each reportable segment.

NOTE 7.	FAIR VALUE MEASUREMENTS

Financial Instruments

The financial instruments recorded in our Condensed Consolidated Balance Sheets include cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, marketable securities, equity and cost method investments, accounts payable and accrued expenses, acquisition-related contingent consideration and debt obligations. Included in cash and cash equivalents and restricted cash and cash equivalents are money market funds representing a type of mutual fund required by law to invest in low-risk securities (for example, U.S. government bonds, U.S. Treasury Bills and commercial paper). Money market funds are structured to maintain the fund’s net asset value at $1.00 per unit, which assists in providing adequate liquidity upon demand by the holder. Money market funds pay dividends that generally reflect short-term interest rates. Thus, only the dividend yield fluctuates. Due to their short-term maturity, the carrying amounts of non-restricted and restricted cash and cash equivalents (including money market funds), accounts receivable, accounts payable and accrued expenses approximate their fair values.

Fair value guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Marketable Securities

Included in marketable securities are investments in guaranteed investment certificates (GICs) with original maturities of three months or more. GICs are interest-bearing Canadian deposit securities with defined maturities and are redeemable on demand. Our investments in GICs with original maturities of three months or more mature prior to September 30, 2015 and are held with highly rated financial institutions. These items are included within marketable securities in our Condensed Consolidated Balance Sheets. Our investments in GICs with original maturities of three months or more are carried at fair value, and are considered to be valued using Level 2 inputs within the fair value hierarchy.

Equity securities consist of investments in the stock of publicly traded companies, the values of which are based on quoted market prices and thus represent Level 1 measurements within the fair value hierarchy, as defined above. These securities are not held to support current operations and are therefore classified as non-current assets. Equity securities are included in marketable securities in the Condensed Consolidated Balance Sheets at September 30, 2014 and December 31, 2013.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

At the time of purchase, we classify our marketable securities as either available-for-sale securities or trading securities, depending on our intent at that time. Available-for-sale and trading securities are carried at fair value with unrealized holding gains and losses recorded within other comprehensive income or net income, respectively. The Company reviews unrealized losses associated with available-for-sale securities to determine the classification as a “temporary” or “other-than-temporary” impairment. A temporary impairment results in an unrealized loss being recorded in other comprehensive income. An impairment that is viewed as other-than-temporary is recognized in net income. The Company considers various factors in determining the classification, including the length of time and extent to which the fair value has been less than the Company’s cost basis, the financial condition and near-term prospects of the issuer or investee, and the Company’s ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Loans Receivable

Our loans receivable at September 30, 2014 relate primarily to loans totaling $15.5 million to our joint venture owned through our Litha subsidiary. The joint venture investment is further described below. The majority of this amount is secured by certain of the assets of our joint venture. The fair values of these loans were based on anticipated cash flows, which approximate the carrying amount, and were classified in Level 2 measurements in the fair value hierarchy. These loans are included in Other assets in our Condensed Consolidated Balance Sheet at September 30, 2014.

Equity and Cost Method Investments

We have various investments which we account for using the equity or cost method of accounting, including a $22.7 million joint venture investment in the Biologicals and Vaccines Institute of Southern Africa (Pty) Limited, owned through our Litha subsidiary, which is accounted for as an equity method investment. The fair value of the equity method and cost method investments is not readily available nor have we estimated the fair value of these investments and disclosure is not required. The Company is not aware of any identified events or changes in circumstances that would have a significant adverse effect on the carrying value of any of our equity or cost method investments included in Other assets in our Condensed Consolidated Balance Sheets at September 30, 2014 and December 31, 2013.

Acquisition-related Contingent Consideration

Acquisition-related contingent consideration is measured at fair value on a recurring basis using unobservable inputs, hence these instruments represent Level 3 measurements within the fair value hierarchy. See Recurring Fair Value Measurements below for additional information on the fair value methodology used for the acquisition-related contingent consideration.

Voltaren® Gel Royalties due to Novartis

The initial fair value of the Minimum Voltaren® Gel royalties due to Novartis were determined using an income approach (present value technique) taking into consideration the level and timing of expected cash flows and an assumed discount rate. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The liability is

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

currently being accreted up to the expected minimum payments, less payments made to date. We believe the carrying amount of this minimum royalty guarantee at September 30, 2014 and December 31, 2013 represents a reasonable approximation of the price that would be paid to transfer the liability in an orderly transaction between market participants at the measurement date. Accordingly, the carrying value approximates fair value as of September 30, 2014 and December 31, 2013.

Recurring Fair Value Measurements

The Company’s financial assets and liabilities measured at fair value on a recurring basis at September 30, 2014 and December 31, 2013 were as follows (in thousands):

	Fair Value Measurements at Reporting Date using:
September 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Guaranteed investment certificates — original maturities of three months or more	—	2,727	—	2,727
Equity securities	3,403	—	—	3,403

Total	$3,403	$2,727	$—	$6,130

Liabilities:
Acquisition-related contingent consideration — short-term	$—	$—	$3,908	$3,908
Acquisition-related contingent consideration — long-term	—	—	9,409	9,409

Total	$—	$—	$13,317	$13,317

	Fair Value Measurements at Reporting Date using:
December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$843,390	$—	$—	$843,390
Equity securities	2,979	—	—	2,979

Total	$846,369	$—	$—	$846,369

Liabilities:
Acquisition-related contingent consideration — short-term	$—	$—	$3,878	$3,878
Acquisition-related contingent consideration — long-term	—	—	869	869

Total	$—	$—	$4,747	$4,747

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Acquisition-Related Contingent Consideration

The fair value of the Teva Contingent Consideration assumed in connection with the November 30, 2010 acquisition of Generics International (US Parent), Inc. (doing business as Qualitest Pharmaceuticals) by our Endo Pharmaceuticals Inc. (EPI) subsidiary was estimated based on a probability-weighted discounted cash flow model (income approach). For further discussion, refer to EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014.

During the second quarter of 2014, in connection with our acquisition of Sumavel®, we entered into an agreement to make contingent cash consideration payments to the former owner of Sumavel® of between zero and $20.0 million, based on certain factors relating primarily to the financial performance of Sumavel®. At the acquisition date, we estimated the fair value of this obligation to be $3.7 million based on a probability-weighted discounted cash flow model (income approach).

In connection with our acquisition of DAVA, we agreed to make cash consideration payments of up to $25.0 million contingent on the achievement of certain sales-based milestones. At the DAVA acquisition date, we estimated the fair value of this obligation to be $4.8 million based on a probability-weighted discounted cash flow model (income approach).

Fair Value Measurements Using Significant Unobservable Inputs

The following table presents changes to the Company’s liability for acquisition-related contingent consideration, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Beginning of period	$8,503	$4,024	$4,747	$8,924
Amounts acquired	4,800	—	8,500	—
Amounts settled	—	—	—	(5,000)
Transfers (in) and/or out of Level 3	—	—	—	—
Changes in fair value recorded in earnings	14	63	70	163

End of period	$13,317	$4,087	$13,317	$4,087

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The following is a summary of available-for-sale securities held by the Company at September 30, 2014 and December 31, 2013 (in thousands):

	Available-for-sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
September 30, 2014
Guaranteed investment certificates — original maturities of three months or more	$2,727	$—	$—	$2,727
Equity securities	819	—	—	819

Total other short-term available-for-sale securities	$3,546	$—	$—	$3,546

Equity securities	$1,766	$818	$—	$2,584

Long-term available-for-sale securities	$1,766	$818	$—	$2,584

	Available-for-sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
December 31, 2013
Money market funds	$843,390	$—	$—	$843,390

Total included in cash and cash equivalents	$73,390	$—	$—	$73,390

Total included in restricted cash and cash equivalents	$770,000	$—	$—	$770,000

Equity securities	$1,766	$1,213	$—	$2,979

Long-term available-for-sale securities	$1,766	$1,213	$—	$2,979

At September 30, 2014 and December 31, 2013, we did not have any available-for-sale securities in an unrealized loss position.

NOTE 8.	INVENTORIES

Inventories consist of the following at September 30, 2014 and December 31, 2013 (in thousands):

	September 30, 2014	December 31, 2013
Raw materials	$120,726	$105,904
Work-in-process	50,939	47,126
Finished goods	367,555	247,813

	539,220	400,843
Inventory reserves	(35,609)	(26,404)

Total	$503,611	$374,439

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Inventory that is in excess of the amount expected to be sold within one year is not included in the table above and is classified as long-term inventory and is recorded in Other assets within our Condensed Consolidated Balance Sheets. At September 30, 2014, approximately $35.8 million of long-term inventory was included in the Condensed Consolidated Balance Sheets.

NOTE 9.	GOODWILL AND OTHER INTANGIBLES

Goodwill

Changes in the carrying amount of our goodwill for the nine months ended September 30, 2014 were as follows:

	Carrying Amount
	U.S. Branded Pharmaceuticals	U.S. Generic Pharmaceuticals	Devices	International Pharmaceuticals	Total Consolidated
Balance as of December 31, 2013:
Goodwill	$290,793	$275,201	$1,795,366	$—	$2,361,360
Accumulated impairment losses	—	—	(988,528)	—	(988,528)

	$290,793	$275,201	$806,838	$—	$1,372,832

Goodwill acquired during the period	816,376	690,119	27,156	916,704	2,450,355
Effect of currency translation	—	—	(2,923)	(15,305)	(18,228)
Balance as of September 30, 2014:
Goodwill	1,107,169	965,320	1,819,599	901,399	4,793,487
Accumulated impairment losses	—	—	(988,528)	—	(988,528)

	$1,107,169	$965,320	$831,071	$901,399	$3,804,959

During the third quarter of 2014, we received expressions of interest from third parties related to our AMS business. As a result, the Company initiated an interim goodwill impairment analysis of the AMS reporting unit. The fair value of the AMS reporting unit was estimated using a number of factors including the use of a discounted cash flow model and the expressions of interest received from third parties during the third quarter of 2014. The Company determined that no impairment existed as of September 30, 2014 as the estimated fair value of the AMS reporting unit exceeded its net book value.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Other Intangible Assets

The following is a summary of other intangibles held by the Company at September 30, 2014 and December 31, 2013 (in thousands):

	September 30, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangibles:
In-process research and development	$315,817	$—	$315,817	$73,400	$—	$73,400

Total indefinite-lived intangibles	$315,817	$—	$315,817	$73,400	$—	$73,400

Definite-lived intangibles:
Licenses (weighted average life of 9 years)	$626,867	$(408,159)	$218,708	$587,127	$(357,439)	$229,688
Customer relationships (weighted average life of 16 years)	156,754	(32,806)	123,948	158,258	(25,574)	132,684
Tradenames (weighted average life of 24 years)	77,000	(12,654)	64,346	77,000	(9,934)	67,066
Developed technology (weighted average life of 15 years)	2,889,628	(478,484)	2,411,144	1,720,428	(350,340)	1,370,088

Total definite-lived intangibles (weighted average life of 14 years)	$3,750,249	$(932,103)	$2,818,146	$2,542,813	$(743,287)	$1,799,526

Total other intangibles	$4,066,066	$(932,103)	$3,133,963	$2,616,213	$(743,287)	$1,872,926

Changes in the gross carrying amount of our other intangibles for the nine months ended September 30, 2014 were as follows (in thousands):

Gross Carrying Amount
December 31, 2013	$2,616,213
Aveed® approval milestone	5,000
Paladin acquisition	650,248
Boca acquisition	165,900
Sumavel acquisition	84,400
Somar acquisition	128,000
DAVA acquisition	439,623
Intangible assets sold	(4,248)
Effect of currency translation	(19,070)

September 30, 2014	$4,066,066

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The December 31, 2013 amounts above related to both the gross amount and related accumulated amortization for license intangible assets within the Other Intangible Assets summary and the total other intangible gross amount within the Gross Carrying Amount roll-forward have been revised from amounts previously disclosed. The purpose of this revision was to remove approximately $47.1 million from both the gross amount and corresponding accumulated amortization for intangible assets that were fully amortized as of December 31, 2013. These adjustments had no impact on the reported net other intangible assets and the revision did not impact the Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive (Loss) Income or Condensed Consolidated Statements of Cash Flows as of and for the year ended December 31, 2013.

NOTE 10.	LICENSE AND COLLABORATION AGREEMENTS

Our subsidiaries have entered into certain license, collaboration and discovery agreements with third parties for the development of pain management and other products. These agreements require our subsidiaries to share in the development costs of such products and grant marketing rights to our subsidiaries for such products.

Our subsidiaries have also licensed from universities, corporations and other similar institutions, rights to certain technologies or intellectual property, generally in the field of pain management. They are generally required to make upfront payments as well as other payments upon successful completion of regulatory or sales milestones. In addition, these agreements generally require our subsidiaries to pay royalties on sales of the products arising from these agreements. These agreements generally permit our subsidiaries to terminate the agreement with no significant continuing obligation.

For additional disclosure of our subsidiaries’ material license and collaboration agreements at December 31, 2013, refer to EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014.

Commercial Products

Novartis AG and Novartis Consumer Health, Inc.

As previously disclosed in EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, our subsidiary Endo Pharmaceuticals Inc. (EPI) is party to a License and Supply Agreement (the Voltaren® Gel Agreement) with and among Novartis AG and Novartis Consumer Health, Inc. (Novartis) to obtain the exclusive U.S. marketing rights for the prescription medicine Voltaren® Gel (Voltaren® Gel or the Licensed Product). Voltaren® Gel royalties incurred during the nine months ended September 30, 2014 and 2013 were $22.5 million and $22.5 million, respectively, representing minimum royalties pursuant to the Voltaren® Gel Agreement.

Also as previously disclosed, EPI is required to incur a minimum amount of annual advertising and promotional expenses (A&P Expenditures) on the commercialization of the Licensed Product, which may be reduced under certain circumstances including Novartis’s failure to supply the Licensed Product. During the period beginning on July 1, 2013 and extending through June 30, 2014, EPI agreed to spend approximately $5.9 million on A&P Expenditures. During the period beginning on July 1, 2014 and extending through June 30, 2015, EPI agreed to spend approximately $8.4 million on A&P Expenditures. In

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

subsequent Agreement Years, the minimum A&P Expenditures set forth in the Voltaren® Gel Agreement are determined based on a percentage of net sales of Voltaren® Gel, which may be reduced under certain circumstances, including Novartis’s failure to supply Voltaren® Gel. Amounts incurred for such A&P Expenditures were $5.3 million and $6.5 million for the nine months ended September 30, 2014 and 2013, respectively.

BayerSchering

As previously disclosed in EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, our Endo Pharmaceuticals Solutions Inc. subsidiary licensed exclusive U.S. rights from Schering AG, Germany, now BayerSchering Pharma AG (BayerSchering) to market Aveed® (the BayerSchering Agreement). On March 6, 2014, we announced that the FDA approved Aveed® for the treatment of hypogonadism in adult men, which is associated with a deficiency or absence of the male hormone testosterone. Aveed® became available in early March. Upon approval, EPSI made a milestone payment of $5.0 million to BayerSchering. The approval milestone was recorded as an intangible asset and is being amortized into Cost of revenues on a straight-line basis over its estimated useful life. In the future, EPSI could be obligated to pay milestones of up to approximately $17.5 million based on continued market exclusivity of Aveed® or upon certain future sales milestones.

Products in Development

BioDelivery Sciences International, Inc.

As previously disclosed in EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, in January 2012, EPI signed a worldwide license and development agreement (the BioDelivery Agreement) with BioDelivery Sciences International, Inc. (BioDelivery) for the exclusive rights to develop and commercialize BEMA® buprenorphine. During each of the first and second quarters of 2014, $10.0 million of milestones were incurred related to the achievement of certain clinical milestones and were recorded as Research and development expense. If BEMA® buprenorphine is approved, EPI will be obligated to pay additional regulatory milestones of $60.0 million. In addition, EPI will pay royalties based on net sales of BEMA® buprenorphine and could be obligated to pay additional commercial milestones of up to approximately $55.0 million.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

NOTE 11.	DEBT

The following table presents the carrying amounts and estimated fair values of the Company’s total indebtedness at September 30, 2014 and December 31, 2013 (in thousands):

	September 30, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
1.75% Convertible Senior Subordinated Notes due 2015	$98,818		$379,500
Unamortized discount on 1.75% Convertible Senior Subordinated Notes due 2015	(2,684)		(34,079)

1.75% Convertible Senior Subordinated Notes due 2015, net	$96,134	$97,802	$345,421	$372,481

7.00% Senior Notes due 2019	499,875	522,369	500,000	536,563
7.00% Senior Notes due 2020	$400,000		$400,000
Unamortized initial purchaser’s discount	(2,339)		(2,800)

7.00% Senior Notes due 2020, net	$397,661	419,500	$397,200	430,500

7.25% Senior Notes due 2022	400,000	421,750	400,000	431,750
5.75% Senior Notes due 2022	700,000	692,563	700,000	703,500
5.375% Senior Notes due 2023	750,000	717,188	—	—
3.25% AMS Convertible Notes due 2036	22	22	22	22
4.00% AMS Convertible Notes due 2041	99	99	111	111
Term Loan A Facility Due 2019	1,079,375	1,078,269	—	—
Term Loan B Facility Due 2021	422,875	419,555	—	—
Term Loan A Facility Due 2018	—	—	1,335,469	1,335,345
Term Loan B Facility Due 2018	—	—	60,550	60,686
Paladin debt	26,497	26,545	—	—

Total long-term debt, net	$4,372,538	$4,395,662	$3,738,773	$3,870,958

Less current portion, net	153,229	150,298	414,929	441,989

Total long-term debt, less current portion, net	$4,219,309	$4,245,364	$3,323,844	$3,428,969

The fair value of our 1.75% Convertible Senior Subordinated Notes (Convertible Notes) is based on an income approach, which incorporates certain inputs and assumptions, including scheduled coupon and principal payments, the conversion feature inherent in the Convertible Notes, the put feature inherent in the Convertible Notes, and share price volatility assumptions based on historic volatility of the Company’s ordinary shares and other factors. These fair value measurements are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy.

The fair values of the various term loan facilities and senior notes were based on market quotes and transactions proximate to the valuation date. Based on this valuation methodology, we determined these debt instruments represent Level 2 measurements within the fair value hierarchy.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Credit Facility

Upon closing of the Paladin acquisition on February 28, 2014, the Company entered into a credit facility with Deutsche Bank AG New York Branch and Royal Bank of Canada and certain other lenders, which replaced Endo’s prior credit facility. The prior credit facility was terminated and canceled, with the outstanding indebtedness of $1.4 billion repaid and all liens terminated and released. The initial borrowings under the credit facility consisted of a five-year senior secured Term Loan A facility of $1.1 billion, a seven-year senior secured Term Loan B facility of $425.0 million, and a five-year revolving credit facility with an initial borrowing capacity of up to $750.0 million, substantially all of which is available. The credit facility contains an uncommitted expansion provision which permits up to $1.0 billion (or an unlimited amount if the secured leverage ratio, as defined in the credit facility, is less than or equal to 2.75x) of additional revolving or term loan commitments from one or more of the lenders under the credit facility or other lenders.

Under the credit facility, $50.0 million is available for letters of credit and up to $50.0 million is available for swing line loans on same-day notice, both of which may be increased to up to $75.0 million, subject to consents as described in the credit facility. The borrowers’ obligations under the credit facility are guaranteed by all of Endo’s direct and indirect wholly-owned material restricted subsidiaries and secured by substantially all of the borrowers’ assets and those of the guarantors.

The credit facility contains affirmative and negative covenants that the Company believes to be usual and customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with the Company’s affiliates. As of September 30, 2014, we are in compliance with all covenants in our credit facility.

As set forth in the new credit agreement, borrowings incur interest at an amount equal to a rate calculated based on the type of borrowing and the Company’s leverage ratio, as defined in the new credit agreement. For the Term Loan A facility and revolving credit facility, the Company could elect to pay interest based on an adjusted London Inter-Bank Offer Rate (LIBOR) plus between 1.50% and 2.25% or an Alternate Base Rate (as defined in the new credit agreement) plus between 0.50% and 1.25%. For the Term Loan B Facility, the Company could elect to pay interest based on an adjusted LIBOR (with a floor of 0.75%) plus 2.50% or an Alternate Base Rate plus 1.50%. The Company will pay a commitment fee of between 30 to 50 basis points, payable quarterly, on the average daily unused amount of the revolving credit facility.

In connection with our entering into the credit agreement, we incurred new debt issuance costs of approximately $27.7 million, $26.7 million of which was deferred and is being amortized over the term of the credit facility. The remaining debt issuance costs of $1.0 million and previously deferred debt issuance costs of $8.6 million associated with the prior credit facility were charged to expense. These expenses were included in the Condensed Consolidated Statements of Operations as a Loss on extinguishment of debt.

In addition, in connection with the Paladin transaction, the Company assumed approximately $23.8 million of previously existing debt entered into by Paladin’s subsidiary, Litha.

On December 2, 2013, following the completion of consent solicitations, Endo, certain guarantors party thereto and Wells Fargo Bank, National Association, as trustee, entered into supplemental indentures to the 2019, 2020 and 2022 Notes Indentures, providing, among other things, that the Paladin transaction will not constitute a change of control under the Indentures.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

5.375% Senior Notes Due 2023

On June 30, 2014, we issued, through a private placement, $750.0 million in aggregate principal amount of 5.375% Senior Notes due 2023 (the 2023 Notes) at an issue price of par. Because the notes were not initially registered, the notes were offered only in transactions that were exempt from registration under the Securities Act or the securities laws of any other jurisdiction. Accordingly, we offered the 2023 Notes in the United States only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. The 2023 Notes are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries. Interest on the 2023 Notes is payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2015. The 2023 Notes will mature on January 15, 2023, subject to earlier repurchase or redemption in accordance with the terms of the Indenture incorporated by reference herein. We received proceeds of $750.0 million from the issuance. Costs associated with this offering, including costs related to investment bankers, of $12.6 million were deferred and are included in Other assets on our Condensed Consolidated Balance Sheets. Endo issued the 2023 Notes for general corporate purposes, which included acquisitions, including the acquisition of DAVA.

1.75% Convertible Senior Subordinated Notes Due 2015

At September 30, 2014, our indebtedness included 1.75% Convertible Senior Subordinated Notes due April 15, 2015 (the Convertible Notes). In May 2014, we repurchased approximately $240.7 million aggregate principal amount of the Convertible Notes for approximately $548.2 million, including accrued interest. In addition, in July 2014 we repurchased approximately $40.0 million aggregate principal amount of the Convertible Notes for approximately $95.2 million, which included the issuance of 798,367 ordinary shares valued at approximately $55.2 million. The combined repurchases during 2014 reduced the outstanding principal amount of the Convertible Notes to approximately $98.8 million. In connection with the May 2014 and July 2014 repurchases, we charged $14.8 million and $2.0 million, respectively, to expense, representing the differences between the fair value of the repurchased debt components and their carrying amount, as well as third-party costs related to the transactions. The expenses were included in the Condensed Consolidated Statements of Operations as a Loss on extinguishment of debt. Additionally, we recorded a combined decrease to Additional paid-in capital in the amount of $365.0 million, representing the fair value of the equity component of the repurchased Convertible Notes.

The Convertible Notes became convertible at the option of holders beginning October 1, 2013. The conversion right was triggered on September 17, 2013, when the closing sale price of the Company’s stock on the NASDAQ Stock Exchange exceeded $37.96 (130% of the conversion price of $29.20) for the 20th trading day in the 30 consecutive trading days ending on September 30, 2013 and the remaining balance of the Convertible Notes remains convertible at September 30, 2014. We are permitted to deliver cash, ordinary shares or a combination of cash and shares, at our election, to satisfy any future conversions of the Convertible Notes. It is our current intention to settle the remaining principal amount of any conversion consideration in cash. Holders of the remaining Convertible Notes may also surrender their notes for conversion after October 15, 2014 at any time prior to the close of business on the second business day immediately preceding the stated maturity date. Accordingly, the Company will treat the remaining Convertible Notes as short-term in nature hereafter. In the event that a holder exercises the right to convert his Convertible Notes, the Company will write-off a ratable portion of the associated debt issuance costs.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Concurrently with the issuance of the Convertible Notes, we entered into a privately negotiated convertible note hedge transaction with affiliates of the initial purchasers. Pursuant to the hedge transaction we purchased approximately 13.0 million ordinary share call options intended to reduce the potential dilution to our ordinary shares upon conversion of the Convertible Notes by effectively increasing the initial conversion price of the Convertible Notes to $40.00 per share, representing a 61.1% conversion premium over the closing price of our ordinary shares on April 9, 2008 of $24.85 per share. Also, as part of the note hedge transaction, we sold warrants to affiliates of certain of the initial purchasers whereby they had the option to purchase up to approximately 13.0 million of Endo International plc’s ordinary shares at an initial strike price of $40.00 per share.

In connection with the May 2014 and July 2014 Convertible Notes repurchase activity, we entered into agreements with the note hedge counterparty to settle a portion of the call options and warrants. In connection with these agreements, as part of the May 2014 and July 2014 repurchases, we settled call options representing the right to purchase approximately 8.2 million and 1.4 million ordinary shares, respectively, for total cash consideration paid by the counterparty of $302.1 million and $54.2 million, respectively, which were recorded as increases to Additional paid-in capital. The remaining call options, which allow us to purchase up to approximately an additional 3.4 million of Endo International plc’s ordinary shares at a strike price of $29.20 per share, expire on April 15, 2015 and must be net-share settled. In connection with these agreements, as part of the May 2014 and July 2014 repurchases, we also settled approximately 8.2 million and 1.4 million, respectively, of warrants for cash consideration paid by EHSI of $242.2 million and $42.3 million, respectively, which were recorded as reductions to Additional paid-in capital. Subsequent to these transactions, the holders of the remaining warrants have the option to purchase up to approximately 3.4 million of Endo International plc’s ordinary shares at strike price of $40.00 per share. The remaining warrants expire on various dates from July 14, 2015 through October 6, 2015 and must be net-share settled.

Offer to Exchange

On May 6, 2014, the Company announced the settlement of EHSI’s private placement offers to exchange any and all of the outstanding unsecured 7.00% Senior Notes due 2019 (the 2019 EHSI Notes), 7.00% Senior Notes due 2020 (the 2020 EHSI Notes) and 7.25% Senior Notes due 2022 (the 2022 EHSI Notes and, together with the 2019 EHSI Notes and 2020 EHSI Notes, the EHSI Notes) issued by EHSI, for new unsecured 7.00% Senior Notes due 2019 (the 2019 New Endo Finance Notes), 7.00% Senior Notes due 2020 (the 2020 New Endo Finance Notes) and 7.25% Senior Notes due 2022 (the 2022 New Endo Finance Notes and, together with the 2019 New Endo Finance Notes and 2020 New Endo Finance Notes, the New Endo Finance Notes), respectively, issued by Endo Finance LLC and Endo Finco Inc. and guaranteed by Endo Limited and certain of its direct and indirect subsidiaries, and the related solicitations of consents to amend the EHSI Notes and the indentures governing the EHSI Notes. Consents were solicited in respect of the indentures governing each series of the EHSI Notes to approve proposed amendments that, among other things, (i) deleted in their entirety substantially all the restrictive covenants in each indenture, (ii) modified the covenants regarding mergers and consolidations, and (iii) eliminated certain events of default.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

EHSI accepted all $482.0 million in aggregate principal amount of the 2019 EHSI Notes, $393.0 million in aggregate principal amount of the 2020 EHSI Notes and $396.3 million in aggregate principal amount of the 2022 EHSI Notes validly tendered for exchange and not validly withdrawn in the exchange offers. The final settlement took place on May 6, 2014, and a total of $481.9 million of 2019 New Endo Finance Notes was issued in exchange for such tendered 2019 EHSI Notes, $393.0 million of 2020 New Endo Finance Notes was issued in exchange for such tendered 2020 EHSI Notes and $396.3 million of 2022 New Endo Finance Notes was issued in exchange for such tendered 2022 EHSI Notes. A total of $18.0 million aggregate principal amount of 2019 EHSI Notes, $7.0 million aggregate principal amount of 2020 EHSI Notes and $3.7 million aggregate principal amount of 2022 EHSI Notes remained outstanding after settlement of the exchange offers.

The exchange offers were made only to eligible holders, and the New Endo Finance Notes were offered in reliance on exemptions from registration under the Securities Act. In connection with the issuance of the New Endo Finance Notes, Endo Finance LLC, Endo Finco Inc. and the guarantors of the New Endo Finance Notes entered into registration rights agreements with respect to each series of New Endo Finance Notes. Under the registration rights agreements, Endo Finance LLC, Endo Finco Inc. and the guarantors of the New Endo Finance Notes will be required to use their commercially reasonable efforts to (i) file with the SEC by March 31, 2015 an exchange offer registration statement pursuant to which they will offer, in exchange for each series of the New Endo Finance Notes, new notes having terms substantially identical in all material respects to those of the New Endo Finance Notes (except the new notes will not contain terms with respect to transfer restrictions) (the A/B Exchange Offers), (ii) complete the A/B Exchange Offers by July 31, 2015 and, under specified circumstances, (iii) file a shelf registration statement with the SEC covering resales of the New Endo Finance Notes. Endo Finance LLC and Endo Finco Inc. may be required to pay additional interest on the New Endo Finance Notes if they fail to comply with the registration and exchange requirements set forth in the registration rights agreements.

On April 17, 2014, EHSI entered into a supplemental indenture with respect to each series of the EHSI Notes to effect the proposed amendments. Such proposed amendments became operative on May 6, 2014, upon settlement of the exchange offers and consent solicitations. The aggregate consent payment paid in connection with the consent solicitations was approximately $11.7 million, which was recorded as debt issuance costs. In connection with these transactions, we also charged $5.3 million to expense related to fees paid to third parties related to the exchange offer. This amount was included in the Condensed Consolidated Statements of Operations as a Loss on extinguishment of debt.

Other than as described above, there have been no material changes to our other indebtedness from what was disclosed in EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014.

NOTE 12.	COMMITMENTS AND CONTINGENCIES

Manufacturing, Supply and Other Service Agreements

Our subsidiaries contract with various third party manufacturers, suppliers and service providers to provide raw materials used in our subsidiaries’ products and semi-finished and finished goods, as well as certain packaging and labeling services. The most significant of these agreements are with Novartis Consumer Health, Inc. and Novartis AG (collectively, Novartis), Teikoku Seiyaku Co., Ltd., Noramco, Inc.,

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Grünenthal GmbH, Sharp Corporation, and UPS Supply Chain Solutions, Inc. If, for any reason, our subsidiaries are unable to obtain sufficient quantities of any of the finished goods or raw materials or components required for their products or services needed to conduct their business, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition to the manufacturing and supply agreements described above, our subsidiaries have agreements with various companies for clinical development services. Although we have no reason to believe that the parties to these agreements will not meet their obligations, failure by any of these third parties to honor their contractual obligations may have a material adverse effect on our business, financial condition, results of operations and cash flows.

For additional discussion of our material manufacturing, supply and other service agreements at December 31, 2013, refer to EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014.

Teikoku Seiyaku Co., Ltd.

Pursuant to the terms of EPI’s agreement (the Teikoku Agreement) with Teikoku Seiyaku Co. Ltd. (Teikoku), which has previously been disclosed in EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, during the nine months ended September 30, 2014 and 2013, we recorded $13.5 million and $33.5 million of royalties to Teikoku, respectively. These amounts were included in our Condensed Consolidated Statements of Operations as Cost of revenues. At September 30, 2014, $13.5 million is recorded as a royalty payable and included in Accounts payable in the accompanying Condensed Consolidated Balance Sheets.

The Teikoku Agreement, as amended, will expire on December 31, 2021, unless terminated in accordance with its terms. Either party may terminate the Teikoku Agreement, upon 30 days’ written notice, in the event that EPI fails to purchase an annual minimum quantity for each calendar year through 2021. In addition, Teikoku has the right to terminate its exclusivity obligations upon the occurrence of certain concurrent events, including EPI failing to purchase an annual minimum quantity for any calendar year and the launch of a second non-Teikoku generic equivalent to Lidoderm®, excluding Endo’s authorized generic of Lidoderm®.

Grünenthal GMBH (Grünenthal)

Pursuant to the terms of EPI’s December 2007 License, Development and Supply Agreement with Grünenthal (the Grünenthal Agreement), which has previously been disclosed in EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, EPI’s payments to Grünenthal during the nine months ended September 30, 2014 and 2013 totaled $24.6 million and $28.4 million, respectively. These payments are recorded in Cost of revenues in our Condensed Consolidated Financial Statements.

Legal Proceedings

We and certain of our subsidiaries are involved in various claims, legal proceedings and governmental investigations that arise from time to time in the ordinary course of our business, including relating to product liability, intellectual property, regulatory compliance and commercial matters. While we cannot predict the outcome of these ongoing legal proceedings and we and our subsidiaries intend to defend vigorously our and their position, an adverse outcome in any of these proceedings could have a material adverse effect on our current and future financial position, results of operations and cash flows.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

As of September 30, 2014, the Company’s reserve for loss contingencies totaled approximately $1.65 billion, of which $1.63 billion relates to the Company’s product liability accrual for all known pending and estimated future claims related to vaginal mesh cases. The increase in our reserve reflects management’s ongoing assessment of our entire product liability portfolio, including the vaginal mesh cases. On September 30, 2014 the Company announced that it had reached master settlement agreements with several of the remaining leading plaintiffs’ law firms to resolve claims relating to vaginal mesh products sold by the Company’s AMS subsidiary. The agreements were entered into solely by way of compromise and settlement and are not in any way an admission of liability or fault. Although the Company believes there is a reasonable possibility that a loss in excess of the amount recognized exists, we are unable to estimate the possible loss or range of loss in excess of the amount recognized at this time.

Product Liability

We and certain of our subsidiaries have been named as defendants in numerous lawsuits in various federal and state courts, as well as in Canada and other countries outside the United States, alleging personal injury resulting from the use of certain of our products and the products of our subsidiaries. These matters are described in more detail below.

The Company believes that certain settlements and judgments, as well as legal defense costs, relating to product liability matters are or may be covered in whole or in part under its product liability insurance policies with a limited number of insurance carriers. In certain circumstances, insurance carriers reserve their rights with respect to coverage, or contest or deny coverage. The Company and its subsidiaries intend to contest vigorously all such disputes with respect to their insurance coverage and to enforce their rights under the terms of these insurance policies, and accordingly, the Company will record receivables with respect to amounts due under these policies, only when the resolution of any dispute has been reached and realization of the potential claim for recovery is considered probable. Amounts recovered under the Company’s product liability insurance policies will be less than the stated coverage limits and may not be adequate to cover damages and/or costs relating to claims. In addition, there is no guarantee that insurers will pay claims or that coverage will otherwise be available.

Vaginal Mesh Cases. On October 20, 2008, the FDA issued a Public Health Notification regarding potential complications associated with transvaginal placement of surgical mesh to treat pelvic organ prolapse (POP) and stress urinary incontinence (SUI). The notification provides recommendations and encourages physicians to seek specialized training in mesh procedures, to advise their patients about the risks associated with these procedures and to be diligent in diagnosing and reporting complications.

In July 2011, the FDA issued an update to the October 2008 Public Health Notification regarding mesh to further advise the public and the medical community of the potential complications associated with transvaginal placement of surgical mesh to treat POP and SUI. In this July 2011 update, the FDA maintained that adverse events are not rare, as previously reported, and questioned the relative effectiveness of transvaginal mesh as a treatment for POP as compared to non-mesh surgical repair. The July 2011 notification continued to encourage physicians to seek specialized training in mesh procedures, to consider and to advise their patients about the risks associated with these procedures and to be diligent in diagnosing and reporting complications. The FDA also

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

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FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

convened an advisory panel which met on September 8-9, 2011 to further address the safety and effectiveness of transvaginal surgical mesh used to treat POP and SUI. At the conclusion of the meetings, the advisory panel recommended reclassifying transvaginal mesh products used to treat POP to Class III devices (premarket approval) and recommended that manufacturers of these products be required to conduct additional post-market surveillance studies. The advisory panel recommended that transvaginal surgical mesh products used to treat SUI remain as Class II devices. Regarding retropubic and transobturator (TOT) slings, the advisory panel recommended that no additional post-market surveillance studies are necessary. Regarding mini-slings, the advisory panel recommended premarket studies for new devices and additional post-market surveillance studies.

On January 3, 2012, the FDA ordered manufacturers of transvaginal surgical mesh used for POP and of single incision mini-slings for urinary incontinence, such as our subsidiary AMS, to conduct post-market safety studies and to monitor adverse event rates relating to the use of these products. AMS received a total of nineteen class-wide post-market study orders regarding its pelvic floor repair and mini-sling products; however, the FDA agreed to place sixteen of these study orders on hold for a variety of reasons. Three of these post-market study orders remain active and AMS is continuing the process of complying with these orders. In these orders, the FDA also noted that it is still considering the recommendation of the September 9, 2011 advisory committee that urogynecological surgical mesh for transvaginal repair of POP be reclassified from Class II to Class III.

On April 29, 2014, the FDA issued a statement proposing to reclassify surgical mesh for transvaginal pelvic organ prolapse repair from Class II to Class III. Further, the FDA proposed to reclassify urogynecologic surgical mesh instrumentation from Class I to Class II, and to establish special controls for surgical instrumentation for use with urogynecologic surgical mesh. The FDA stated that it was proposing these changes based on the tentative determination that general controls by themselves are insufficient to provide reasonable assurance of the safety and effectiveness of these devices. Although this proposal was subject to a 90 day comment period, to date the FDA has not taken further action regarding these proposals.

Since 2008, AMS, and more recently, in certain cases the Company or certain of its subsidiaries, have been named as defendants in multiple lawsuits in various federal and state courts, as well as in Canada, Scotland, the UK and the Netherlands alleging personal injury resulting from the use of transvaginal surgical mesh products designed to treat POP and SUI. Plaintiffs in these suits allege various personal injuries including chronic pain, incontinence and inability to control bowel function and permanent deformities. On February 7, 2012, a multidistrict litigation (MDL) was formed, and cases pending in federal courts are now consolidated in the Southern District of West Virginia as part of MDL No. 2325. Similar cases in various state courts around the country are also currently pending. As of November 3, 2014, approximately 25,000 filed mesh cases are currently pending against AMS and/or the Company or certain of its subsidiaries, some of which may have been filed on behalf of multiple plaintiffs, and a minority of which seek class action certification. In addition, other cases have been served upon AMS pursuant to a tolling agreement order issued in the MDL in May 2013. Any complaint properly served on AMS from the effective date of that order on May 15, 2013 through October 1, 2013, and ultimately filed with the court by February 14, 2014 is deemed filed as of the service date. Some of these cases served pursuant to the tolling agreement have been timely filed with the court. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. The majority of the currently pending cases are in the MDL. The Company cannot predict the ultimate number of cases to be filed against it with certainty.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

As of September 30, 2014, AMS and certain plaintiffs’ counsel representing mesh-related product liability claimants have entered into various Master Settlement Agreements (MSAs) regarding settling up to approximately 41,700 filed and unfiled mesh claims handled or controlled by the participating counsel. These MSAs, which were executed at various times from June 14, 2013 through September 30, 2014, were entered into solely by way of compromise and settlement and are not in any way an admission of liability or fault by the Company or AMS.

The following table presents the changes in the vaginal mesh Qualified Settlement Funds accounts and product liability balance during the nine months ended September 30, 2014 (in thousands):

	Qualified Settlement Funds	Product Liability
Balance as of December 31, 2013	$11,518	$520,000
Additional charges	—	1,128,358
Cash distributions to Qualified Settlement Funds	149,630	—
Cash distributions to plaintiffs’ counsel	—	(7,098)
Cash distributions to plaintiffs’ counsel from escrow	(11,518)	(11,518)

Balance as of September 30, 2014	$149,630	$1,629,742

Approximately $728.2 million of the total liability amount shown above is expected to be paid by September 30, 2015 and is classified as Accrued expenses in the September 30, 2014 Condensed Consolidating Balance Sheet, with the remainder to be paid over time and classified as Other liabilities in the September 30, 2014 Condensed Consolidating Balance Sheet. AMS expects to fund the payments under all settlement agreements by December 31, 2017. As the funds are disbursed out of the Qualified Settlement Funds accounts from time to time, the product liability accrual will be reduced accordingly with a corresponding reduction to restricted cash and cash equivalents. Amounts included in the Qualified Settlement Funds are included in Restricted cash and cash equivalents in the Condensed Consolidated Balance Sheets.

All MSAs discussed above are subject to a process that includes guidelines and procedures for administering the settlements and the release of funds and have participation thresholds requiring participation by the vast majority of claims represented by each law firm. If certain participation thresholds are not met, then AMS will have the right to terminate the settlement with that law firm. In addition, one agreement gives AMS a unilateral right of approval regarding which claims may be eligible to participate under that settlement. To the extent fewer claims than are authorized under an agreement participate, the total settlement payment under that agreement will be reduced by an agreed-upon amount for each such non-participating claim. Distribution of funds to any individual claimant is conditioned upon a full release and a dismissal of the entire action or claim as to all AMS parties and affiliates. Prior to receiving funds, an individual claimant shall represent and warrant that liens, assignment rights, or other claims that are identified in the claims administration process have been or will be satisfied by the individual claimant. The amount of settlement awards to participating claimants, the claims evaluation process and procedures used in conjunction with award distributions, and the negotiations leading to the settlement shall be kept confidential by all parties and their counsel.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

AMS and the Company intend to contest vigorously all currently remaining pending cases and any future cases that may be brought, if any, and to continue to explore other options as appropriate in the best interests of the Company and AMS. However, it is not possible at this time to determine with certainty the ultimate outcome of these matters or the effect of potential future claims. We will continue to monitor each related legal claim and adjust the accrual for new information and further developments. It is possible that the outcomes of such cases could result in additional losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, we have been contacted regarding a civil investigation that has been initiated by a number of state attorneys general into mesh products, including transvaginal surgical mesh products designed to treat POP and SUI. In November 2013, we received a subpoena relating to this investigation from the state of California, and have subsequently received additional subpoenas from other states. We are cooperating fully with this investigation. At this time, we cannot predict or determine the outcome of this investigation or reasonably estimate the amount or range of amounts of fines or penalties, if any, that might result from a settlement or an adverse outcome from this investigation.

MCP Cases. Qualitest Pharmaceuticals, and in certain cases the Company or certain of its subsidiaries, along with several other pharmaceutical manufacturers, have been named as defendants in numerous lawsuits in various federal and state courts alleging personal injury resulting from the use of the prescription medicine metoclopramide. Plaintiffs in these suits allege various personal injuries including tardive dyskinesia, other movement disorders and death. Qualitest Pharmaceuticals and the Company intend to contest all of these cases vigorously and to explore other options as appropriate in the best interests of the Company and Qualitest Pharmaceuticals.

Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any additional litigation will be brought against the Company or its subsidiaries. As of November 3, 2014, approximately 600 MCP cases, some of which may have been filed on behalf of multiple plaintiffs, are currently pending against Qualitest Pharmaceuticals and/or the Company.

The Company and its subsidiaries have reached an agreement with certain plaintiffs’ counsel in an effort to reach resolution of substantially all of the pending MCP cases. The agreement was entered into solely by way of compromise and settlement and is not in any way an admission of liability or fault by the Company or any of its subsidiaries. An essential element of these settlements will be participation by the vast majority of plaintiffs involved in pending litigation. If certain participation thresholds are not met, the Company will have the right to terminate the agreements.

Distribution of funds to any individual plaintiff will be conditioned upon, among other things a full release and a dismissal with prejudice of the entire action or claim as to the Company and/or each of its subsidiaries. Prior to receiving an award, an individual claimant shall represent and warrant that liens, assignment rights, or other claims that are identified in the claims administration process have been or will be satisfied by the individual claimant. The amount of settlement awards to participating plaintiffs, claimants, the claims evaluation process and procedures used in conjunction with award distributions, and the negotiations leading to the settlement shall be kept confidential by all parties and their counsel. The cost of this settlement has been incorporated into the increase in our product liability reserve.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Propoxyphene Cases. Qualitest Pharmaceuticals and, in certain cases, the Company or certain of its subsidiaries, along with several other pharmaceutical manufacturers, have been named as defendants in numerous lawsuits originally filed in various federal and state courts alleging personal injury resulting from the use of prescription pain medicines containing propoxyphene. Plaintiffs in these suits allege various personal injuries including cardiac impairment, damage and death. In August 2011, a multidistrict litigation (MDL) was formed, and certain transferable cases pending in federal court were coordinated in the Eastern District of Kentucky as part of MDL No. 2226. On March 5, 2012 and June 22, 2012, pursuant to a standing show cause order, the MDL Judge dismissed with prejudice certain claims against generic manufacturers, including Qualitest Pharmaceuticals and the Company. Certain plaintiffs appealed those decisions to the U.S. Court of Appeals for the Sixth Circuit. On June 27, 2014, the Sixth Circuit affirmed the dismissal of the cases that had been pending as part of a consolidated appeal. In November 2012, additional cases were filed in various California state courts, and removed to corresponding federal courts. Many of these cases have already been remanded, although appeals are being pursued. A coordinated proceeding was formed in Los Angeles. Qualitest Pharmaceuticals and the Company intend to contest all of these cases vigorously and to explore other options as appropriate in the best interests of the Company and Qualitest Pharmaceuticals. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any additional litigation will be brought against the Company or its subsidiaries. As of November 3, 2014, approximately 40 propoxyphene cases, some of which may have been filed on behalf of multiple plaintiffs, are currently pending against Qualitest Pharmaceuticals and/or the Company. The Company and its subsidiaries are unable to predict the outcome of this matter or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss, if any, for this matter.

Testosterone Cases. EPI, and in certain cases the Company or certain of its subsidiaries, along with other pharmaceutical manufacturers, has been named as defendants in lawsuits alleging personal injury resulting from the use of prescription medications containing testosterone, including Fortesta® Gel. Plaintiffs in these suits allege various personal injuries including pulmonary embolism, stroke, and other vascular and/or cardiac injuries. In June 2014, an MDL was formed to include claims involving all testosterone replacement therapies filed against EPI and other manufacturers of such products, and certain transferable cases pending in federal court were coordinated in the Northern District of Illinois as part of MDL No.2545. In addition to the federal cases filed against EPI that have been transferred to the Northern District of Illinois as tag-along actions to MDL No. 2545, litigation has also been filed against EPI in the Court of Common Pleas Philadelphia County. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions, and cases brought in federal court will be transferred to the Northern District of Illinois as tag-along actions to MDL 2545. However, we cannot predict the timing or outcome of any such litigation, or whether any such additional litigation will be brought against the Company or EPI, but EPI intends to contest the litigation vigorously and to explore all options as appropriate in the best interests of EPI and the Company. As of November 3, 2014, approximately 14 cases are currently pending against EPI, including a class action complaint filed in Canada.

In addition, on November 5, 2014, an civil class action complaint was filed in the Northern District of Illinois against EPI and various other manufacturers of testosterone products on behalf of a proposed class of health insurance companies and other third party payors that had paid for certain testosterone products, alleging that the marketing efforts of EPI and other defendant manufacturers with respect to certain

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testosterone products constituted racketeering activity in violation of 18 U.S.C. §1962(c), and other civil RICO claims. Further, the complaint alleges that EPI and other defendant manufacturers violated various state consumer protection laws through their marketing of certain testosterone products. The Company and its subsidiaries are unable to predict the outcome of this matter or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss for this matter, if any.

Department of Health and Human Services Subpoena and Related Matters

As previously reported, in January 2007 and April 2011, the Company received subpoenas issued by the Office of the Inspector General of the Department of Health and Human Services (HHS-OIG) and the United States Department of Justice (DOJ), respectively. The subpoenas requested documents relating to Lidoderm® (lidocaine patch 5%), focused primarily on the sale, marketing and promotion of Lidoderm®. As previously reported, the Company resolved potential claims of the federal government and numerous states related to potential claims regarding the sale, marketing and promotion of Lidoderm®.

In September 2013, the State of Louisiana filed a Petition for Civil Penalties and Damages against the Company and its subsidiary, EPI in the Nineteenth Judicial District for the Parish of East Baton Rouge alleging that EPI and the Company engaged in unlawful marketing of Lidoderm® in the State of Louisiana. See State of Louisiana v. Endo Pharmaceuticals, Inc. et al., C624672 (19th Jud. Dist. La.). The State seeks civil fines, civil monetary penalties, damages, injunctive relief, attorneys’ fees and costs under various causes of action. Without admitting liability or wrongdoing, in February 2014, EPI and the State of Louisiana reached an agreement to resolve this case for a total of $1.4 million plus attorney’s fees. The case was dismissed on July 1, 2014.

As previously reported, EPI is in the process of responding to a Civil Investigative Demand issued by the State of Texas relating to Lidoderm® (lidocaine patch 5%), focused primarily on the sale, marketing and promotion of Lidoderm® in Texas. EPI and the Company are cooperating with the State’s investigation. The Company and its subsidiaries are unable to predict the outcome of this matter or the ultimate legal and financial liability and at this time cannot reasonably estimate the possible loss or range of loss for this matter but will explore all options as appropriate in the best interests of EPI and the Company.

Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against the Company or its subsidiaries.

Qualitest Pharmaceuticals Civil Investigative Demands

In April 2013, the Company’s subsidiaries, EPI and Qualitest, received Civil Investigative Demands (CIDs) from the U.S. Attorney’s Office for the Southern District of New York. The CIDs request documents and information regarding the manufacture and sale of chewable fluoride tablets and other products sold by Qualitest. EPI and Qualitest are cooperating with the government’s investigation. The Company and its subsidiaries are unable to predict the outcome of this matter or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss for this matter, if any, but will explore all options as appropriate in the best interests of EPI and the Company.

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Unapproved Drug Litigation

In September 2013, the State of Louisiana filed a Petition for Damages against EPI, Qualitest and Boca and over 50 other pharmaceutical companies alleging the defendants or their subsidiaries marketed products that were not approved by the FDA. See State of Louisiana v. Abbott Laboratories, Inc., et al., C624522 (19th Jud. Dist. La.). The State of Louisiana seeks damages, fines, penalties, attorneys’ fees and costs under various causes of action.

EPI, Qualitest and Boca intend to contest the above case vigorously and to explore other options as appropriate in the best interests of the Company, EPI, Qualitest and Boca. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against the Company or its subsidiaries. The Company and its subsidiaries are unable to predict the outcome of this matter or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss for this matter, if any.

Opioid-Related Litigations, Subpoenas and Document Requests

In March 2013, the Company received an Investigative Subpoena from the Corporation Counsel for the City of Chicago seeking documents and information regarding the sales and marketing of opioids, including Opana®. Following discussion with the Company, in May 2013, the Corporation Counsel for the city of Chicago served the Company with a revised Investigative Subpoena seeking the same documents and information. In June 2014, Corporation Counsel for the City of Chicago filed suit in Illinois state court against multiple defendants, including the Company, for alleged violations of city ordinances and other laws relating to defendants’ alleged opioid sales and marketing practices. On June 12, 2014, the case was removed to the United States District Court for the Northern District of Illinois. Plaintiffs initially moved to remand the case to state court but, on July 8, 2014, withdrew their motion to remand. Plaintiff seeks declaratory relief, restitution, civil penalties (including treble damages), an injunction, and attorneys’ fees and costs.

In May 2014, a lawsuit was filed in California Superior Court (Orange County) in the name of the People of the State of California, acting by and through County Counsel for Santa Clara County and the Orange County District Attorney, against multiple defendants, including the Company. The complaint was amended on June 9, 2014, to include allegations against EPI, among other changes. The amended complaint asserts violations of California’s statutory Unfair Competition and False Advertising laws, as well as asserting a claim for public nuisance, based on alleged misrepresentations in connection with sales and marketing of opioids, including Opana®. On July 14, 2014, the case was removed to the United States District Court for the Central District of California. Plaintiff seeks declaratory relief, restitution, civil penalties (including treble damages), abatement, an injunction, and attorneys’ fees and costs.

In September 2013, the Company received a subpoena from the State of New York Office of Attorney General seeking documents and information regarding the sales and marketing of Opana®. In January 2014, the Company received a set of informal document requests from the Office of the United States Attorney for the Eastern District of Pennsylvania seeking documents and information regarding the sales and marketing of Opana® ER. In September of 2014, the Company received a Request for Information from the State of Tennessee Office of the Attorney General and Reporter seeking documents and information regarding the sales and marketing of opioids, including Opana® ER.

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The Company is cooperating with the State of New York Office of Attorney General and the Office of the United States Attorney for the Eastern District of Pennsylvania and the State of Tennessee Office of the Attorney General and Reporter in their respective investigations. With respect to both the litigations brought on behalf of the City of Chicago and the People of the State of California, the Company intends to contest those matters vigorously and to explore all options as appropriate in the best interests of the Company. The Company and its subsidiaries are unable to predict the outcome of these matters or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss, if any, for these matters but will explore all options as appropriate in the best interests of EPI and the Company.

Antitrust Litigation and Investigations

Multiple direct and indirect purchasers of Lidoderm® have filed a number of cases against EPI and co-defendants Teikoku Seiyaku Col, LTD, Teikoku Pharma USA, Inc. (collectively Teikoku) and Actavis plc., f/k/a as Watson Pharmaceuticals, Inc., and a number of its subsidiaries (collectively Actavis). The complaints in these cases generally allege that Endo, Teikoku and Actavis entered into an anticompetitive conspiracy to restrain trade through the settlement of patent infringement litigation concerning U.S. Patent No. 5,827,529 (the ‘529 patent). Some of the complaints also allege that Teikoku wrongfully listed the ‘529 patent in the Orange Book as related to Lidoderm®, that Endo and Teikoku commenced sham patent litigation against Actavis and that Endo abused the FDA citizen petition process by filing a citizen petition and amendments solely to interfere with generic companies’ efforts to obtain FDA approval of their versions of Lidoderm®. The cases allege violations of Sections 1 and 2 of the Sherman Act (15 U.S.C. §§ 1, 2) and various state antitrust and consumer protection statutes. These cases generally seek damages, treble damages, disgorgement of profits, restitution, injunctive relief and attorneys’ fees.

The United States Judicial Panel on Multidistrict Litigation, pursuant to 28 U.S.C. § 1407, issued an order on April 3, 2014, transferring these cases as In Re Lidoderm Antitrust Litigation, MDL No. 2521, to the U.S. District Court for the Northern District of California for coordinated or consolidated pretrial proceedings before Judge William H. Orrick.

Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions, and cases brought in federal court will be transferred to the Northern District of California as tag-along actions to In Re Lidoderm Antitrust Litigation.

On June 13, 2014, pursuant to a case management order entered by Judge Orrick, the direct and indirect purchasers each filed consolidated amended class complaints. In addition, one indirect purchaser filed a separate complaint. Defendants recently filed motions to dismiss each of the operative complaints. These motions were heard on November 5, 2014, but a decision has not yet been reached. However, we cannot predict the timing or outcome of any of this litigation, or whether any additional litigation will be brought against the Company or EPI.

Multiple direct and indirect purchasers of Opana® ER have filed cases against EHSI, EPI, Penwest Pharmaceuticals Co., and Impax Laboratories Inc. in multiple federal courts. These cases generally allege that the agreement reached by EPI and Impax to settle patent infringement litigation concerning multiple patents pertaining to Opana® ER and EPI’s introduction of the re-formulation of Opana® ER violated antitrust laws. The complaints allege violations of Sections 1 and 2 of the Sherman Act (15 U.S.C. §§ 1, 2),

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various state antitrust and consumer protection statutes, as well as state common law. These cases generally seek damages, treble damages, disgorgement of profits, restitution, injunctive relief and attorneys’ fees, and some allege that they will seek to represent classes of direct and indirect purchasers of Opana® ER. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against the Company or EPI.

The Company and its subsidiaries are unable to predict the outcome of these matters or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss for these matters, if any, but will explore all options as appropriate in the best interests of EPI and the Company.

On February 25, 2014, the Company’s subsidiary, EPI received a Civil Investigative Demand (the February 25 CID) from the United States Federal Trade Commission (the FTC). The FTC issued a second Civil Investigative Demand to EPI on March 25, 2014 (the March 25 CID). The February 25 CID requests documents and information concerning EPI’s Settlement Agreements with Actavis and Impax settling the Opana® ER patent litigation, EPI’s Development and Co-Promotion Agreement with Impax, and its Settlement Agreement with Actavis settling the Lidoderm® patent litigation, as well as information concerning the marketing and sales of Opana® ER and Lidoderm®. The March 25 CID requests documents and information concerning EPI’s acquisition of U.S. Patent No. 7,852,482 (the ‘482 patent), as well as additional information concerning certain litigation relating to, and the marketing and sales of Opana® ER. The FTC has also issued subpoenas for investigational hearings (similar to depositions) to Company employees and former Company employees. EPI intends to fully cooperate with the FTC’s investigation.

On November 3, 2014, EPI received a Civil Investigative Demand from the State of Florida Office of the Attorney General issued pursuant to the Florida Antitrust Act of 1980, Section 542.28 and seeking documents and other information concerning EPI’s Settlement Agreement with Actavis settling the Lidoderm® patent litigation, as well as information concerning the marketing and sales of Lidoderm®.

The Company and its subsidiaries are unable to predict the outcome of these investigations or the ultimate legal and financial liability, if any, and at this time cannot reasonably estimate the possible loss or range of loss for these investigations, if any, but will explore all options as appropriate in the best interests of EPI and the Company.

Paragraph IV Certifications on Lidoderm®

As previously reported, the Company’s subsidiary, EPI and the holders of the Lidoderm® New Drug Application and relevant patents, Teikoku Seiyaku Co., Ltd., and Teikoku Pharma USA, Inc. (collectively, Teikoku) received a Paragraph IV Certification Notice under 21 U.S.C. 355(j) (a Paragraph IV Notice) from Watson Laboratories, Inc. (now doing business as Actavis, Inc. and referred to herein as “Watson” or “Actavis”) advising of its filing of an ANDA for a generic version of Lidoderm® (lidocaine topical patch 5%), which resulted in litigation under the Hatch-Waxman Act.

On May 28, 2012, EPI entered into a Settlement and License Agreement (the Watson Settlement Agreement) among EPI and Teikoku, on the one hand, and Watson, on the other hand. The Watson Settlement Agreement settled all ongoing patent litigation among the parties relating to Watson’s generic

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version of Lidoderm®. Under the terms of the Watson Settlement Agreement, the parties dismissed their respective claims and counterclaims without prejudice. As part of the settlement, Watson agreed not to challenge the validity or enforceability of EPI’s and Teikoku’s patents relating to Lidoderm® with respect to Watson’s generic version of Lidoderm®. Watson received FDA approval of its generic version of Lidoderm® in August 2012 and began selling its generic version of Lidoderm® on September 16, 2013 (the Start Date) pursuant to a license granted by EPI and Teikoku under the Watson Settlement Agreement. The license to Watson was exclusive as to EPI’s launch of an authorized generic version of Lidoderm® until May 1, 2014. EPI received an at market royalty equal to 25% of the gross profit generated on Watson’s sales of its generic version of Lidoderm® during its period of exclusivity. During the three months ended September 30, 2014 no Watson royalty income was recorded, however, during the nine months ended September 30, 2014, we recorded Watson royalty income of $51.3 million, and during the three and nine months ended September 30, 2013 we recorded Watson royalty income of $28.6 million, which is included in Other revenues in our Condensed Consolidated Statements of Operations.

As of September 30, 2014, there is no remaining liability associated with our Patent litigation settlement and, during the nine months ended September 30, 2014, there was no related activity recorded in our Condensed Consolidated Statements of Operations. During the three and nine months ended September 30, 2013, the net impact of the Watson Settlement Agreement recorded in Other income, net consisted of the amounts shown below (in thousands):

	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
Litigation settlement liability relieved during the quarter	$24,135	$85,123
Cost of product shipped to Watson’s wholesaler affiliate	(2,674)	(11,093)
Estimated gross-to-net liabilities on product shipped to Watson’s wholesaler affiliate	(8,156)	(29,162)
Rebate on product shipped to Watson’s wholesaler affiliate	1,323	5,532

Net gain included in Other income, net	$14,628	$50,400

As previously reported, in January 2011, EPI and Teikoku received a Paragraph IV Notice from Mylan Technologies Inc. (Mylan) advising of its filing of an ANDA for a generic version of Lidoderm®. The Paragraph IV Notice refers to U.S. Patent Nos. 5,827,529 and 5,741,510, which cover the formulation of Lidoderm® under the Hatch-Waxman Act. The patent expired on March 30, 2014. This suit is no longer pending. On October 4, 2013, the Company dismissed the suit against Mylan.

On May 16, 2012, EPI and Teikoku received a Paragraph IV Notice from Noven Pharmaceuticals, Inc. (Noven) advising of its filing of an ANDA for a generic version of Lidoderm®, which resulting in litigation under the Hatch-Waxman Act. On April 15, 2014, EPI entered into a Settlement and License Agreement (the Noven Settlement Agreement) among EPI and Teikoku, on the one hand, and Noven, on the other hand. The Noven Settlement Agreement settled all ongoing patent litigation among the parties relating to Noven’s generic version of Lidoderm®. Under the terms of the Noven Settlement Agreement, the parties dismissed their respective claims and counterclaims without prejudice. As part of the settlement, Noven agreed not to challenge the validity or enforceability of EPI’s and Teikoku’s patents relating to Lidoderm® with respect to Noven’s generic version of Lidoderm®. Under the terms of the Noven Settlement

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Agreement, should Noven receive FDA approval, Noven may begin selling its generic version of Lidoderm® on March 1, 2015, or earlier under certain circumstances pursuant to a license granted by EPI and Teikoku under the Noven Settlement Agreement.

On May 24, 2012, EPI and Teikoku received a Paragraph IV Notice from TWi Pharmaceuticals, Inc. (TWi) advising of its filing of an ANDA for a generic version of Lidoderm®, which resulted in litigation under the Hatch-Waxman Act. On April 18, 2014, EPI entered into a Settlement and License Agreement (the TWi Settlement Agreement) among EPI and Teikoku, on the one hand, and TWi, on the other hand. The TWi Settlement Agreement settled all ongoing patent litigation among the parties relating to TWi’s generic version of Lidoderm®. Under the terms of the TWi Settlement Agreement, the parties dismissed their respective claims and counterclaims without prejudice. As part of the settlement, TWi agreed not to challenge the validity or enforceability of EPI’s and Teikoku’s patents relating to Lidoderm® with respect to TWi’s generic version of Lidoderm®. Under the terms of the TWi Settlement Agreement, should TWi receive FDA approval, TWi may begin selling its generic version of Lidoderm® on March 1, 2015, or earlier under certain circumstances pursuant to a license granted by EPI and Teikoku under the TWi Settlement Agreement.

In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of Lidoderm® and challenge the applicable patents.

Paragraph IV Certifications on Opana® ER

As previously reported, starting in December 2007 through December 2011, EPI received Paragraph IV Notices from various generic drug manufacturers, including Impax Laboratories, Inc. (Impax), Actavis South Atlantic LLC (Actavis), Sandoz, Inc. (Sandoz), Barr Laboratories, Inc. (Teva), Watson Laboratories, Inc. (Watson), Roxane Laboratories, Inc. (Roxane) and most recently, Ranbaxy Inc. (Ranbaxy) advising of the filing by each such company of an ANDA for a generic version of the non-crush-resistant formulation of Opana® ER (oxymorphone hydrochloride extended-release tablets CII). To date, EPI settled all of the Paragraph IV litigation relating to the non-crush-resistant formulation of Opana® ER other than those cases discussed in the next paragraph. Under the terms of the settlements, each generic manufacturer agreed not to challenge the validity or enforceability of patents relating to the non-crush-resistant formulation of Opana® ER. As a result, Actavis launched its generic version of non-crush-resistant Opana® ER 7.5 and 15 mg tablets on July 15, 2011, and Impax launched its generic version of non-crush-resistant Opana® ER 5, 7.5, 10, 15, 20, 30 and 40 mg tablets on January 2, 2013. Pursuant to the terms of the respective settlement agreements, Sandoz, Teva, Watson, Roxane and Actavis were granted licenses to patents listed in the Orange Book at the time each generic filed its ANDA.

In late 2012, two patents (US Patent Nos. 8,309,122 and 8,329,216) were issued to EPI covering Opana® ER. On December 11, 2012, EPI filed a Complaint against Actavis in U.S. District Court for the Southern District of New York for patent infringement based on its ANDA for a non-crush-resistant generic version of Opana® ER. Between May 22 and June 21, 2013, EPI filed similar suits in the U.S. District Court for the Southern District of New York against the following applicants for non-crush-resistant Opana® ER: Par Pharmaceuticals, Teva Pharmaceuticals, Mallinckrodt LLC, Sandoz Inc., Roxane Laboratories, and Ranbaxy. Those suits allege infringement of US Patent Nos. 7,851,482, 8,309,122, and 8,329,216. In July 2013, Actavis and Roxane were granted FDA approval to market all strengths of their respective non-crush-

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resistant formulations of Opana® ER. In June 2014, Mallinckrodt LLC was granted FDA approval to market all strengths of their respective non-crush-resistant formulations of Opana® ER. On August 1, 2013, EPI dismissed its suit against Teva Pharmaceuticals based on its demonstration to EPI that it does not, at this time, intend to pursue an ANDA for non-crush-resistant Opana® ER. On October 18, 2013, EPI dismissed its suit against Sandoz Pharmaceuticals based on its demonstration to EPI that it does not, at this time, intend to pursue an ANDA for non-crush-resistant Opana® ER. On December 18, 2013, EPI dismissed its suit against Mallinckrodt LLC based on a settlement allowing Mallinckrodt LLC to launch its non-crush-resistant formulation of Opana ER in October 2017, under certain circumstances. On August 6, 2013, EPI filed motions for preliminary injunctions against Actavis and Roxane requesting the court enjoin Actavis and Roxane from launching additional Opana® ER generics pending the outcome of the patent case. On September 12, 2013, the court denied the Company’s motions for preliminary injunction. On that day, Actavis launched its generic version of non-crush-resistant Opana® ER 5, 10, 20, 30 and 40 mg tablets. EPI has appealed the denial of a preliminary injunction. A hearing on the appeal was heard January 9, 2014. On March 31, 2014, the Court of Appeals for the Federal Circuit vacated and remanded the district court ruling. The case will return to the district court for further proceedings.

EPI intends to defend vigorously its intellectual property rights and to pursue all available legal and regulatory avenues in defense of the non-crush-resistant formulation Opana® ER, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that EPI will be successful. If EPI is unsuccessful, competitors that already have obtained, or are able to obtain, FDA approval of their products may be able to launch their generic versions of non-crush-resistant Opana® ER prior to the applicable patents’ expirations. Additionally, we cannot predict or determine the timing or outcome of related litigation but will explore all options as appropriate in the best interests of the Company and EPI. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of non-crush-resistant Opana® ER and challenge the applicable patents.

From September 21, 2012 through October 30, 2013, EPI and its partner Grünenthal received Paragraph IV Notices from each of Teva Pharmaceuticals USA, Inc. (Teva), Amneal Pharmaceuticals, LLC (Amneal), Sandoz Inc. (Sandoz), ThoRx Laboratories, Inc. (ThoRx), Par Pharmaceuticals (Par), Actavis South Atlantic LLC (Actavis), Impax Pharmaceuticals (Impax) and Ranbaxy Laboratories Limited (Ranbaxy), advising of the filing by each such company of an ANDA for a generic version of the formulation of Opana® ER designed to be crush-resistant. These Paragraph IV Notices refer to U.S. Patent Nos. 8,075,872, 8,114,383, 8,192,722, 7,851,482, 8,309,060, 8,309,122 and 8,329,216, which variously cover the formulation of Opana® ER, a highly pure version of the active pharmaceutical ingredient and the release profile of Opana® ER. EPI filed lawsuits against each of these filers in the U.S. District Court for the Southern District of New York. Each lawsuit was filed within the 45-day deadline to invoke a 30-month stay of FDA approval pursuant to the Hatch-Waxman legislative scheme. EPI intends, and has been advised by Grünenthal that it too intends, to defend vigorously the intellectual property rights covering the formulation of Opana® ER designed to be crush-resistant and to pursue all available legal and regulatory avenues in defense of crush-resistant Opana® ER, including enforcement of the product’s intellectual property rights and approved labeling. A trial in this case has been set for March 23, 2015. However, there can be no assurance that EPI and Grünenthal will be successful. If we are unsuccessful and Teva, Amneal, Sandoz, ThoRx, Par, Actavis or Impax is able to obtain FDA approval of its product, generic versions of crush-resistant Opana® ER may be launched prior to the applicable patents’ expirations in 2023 through

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2029. Additionally, we cannot predict or determine the timing or outcome of this defense but will explore all options as appropriate in the best interests of the Company and EPI. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of crush-resistant Opana® ER and challenge the applicable patents.

On August 19, 2014 and October 20, 2014, The United States Patent Office issued US Patent Nos. 8,808,737 and 8,871,779 respectively, which cover a method of using Opana ER and a highly pure version of the active pharmaceutical ingredient of Opana® ER. On Friday, November 7, 2014, EPI filed lawsuits against Teva, ThoRx, Par, Actavis, Impax, Ranbaxy, Roxane, Amneal, and Sandoz in the U.S. District Court for the District of Delaware. These new patents expire in 2027 and 2029, respectively.

Paragraph IV Certification on Fortesta® Gel

On January 18, 2013, EPI and its licensor Strakan Limited received a notice from Watson advising of the filing by Watson of an ANDA for a generic version of Fortesta® (testosterone) Gel. On February 28, 2013, EPI filed a lawsuit against Watson in the U.S. District Court for the Eastern District of Texas, Marshall division. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act. Trial has been set for February 26, 2015.

EPI intends, and has been advised by Strakan Limited that it too intends, to defend vigorously Fortesta® Gel and to pursue all available legal and regulatory avenues in defense of Fortesta® Gel, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that EPI and Strakan will be successful. If EPI and Strakan are unsuccessful and Watson is able to obtain FDA approval of its product, Watson may be able to launch its generic version of Fortesta® Gel prior to the applicable patents’ expirations in 2018. Additionally, we cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in the best interests of the Company. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of Fortesta® Gel and challenge the applicable patents.

Paragraph IV Certification on Frova®

As previously reported, in July 2011, EPI and its licensor, Vernalis Development Limited received a notice from Mylan Technologies Inc. (Mylan) advising of the filing by Mylan of an ANDA for a generic version of Frova® (frovatriptan succinate) 2.5 mg tablets. Mylan’s notice included a Paragraph IV Notice with respect to U.S. Patent Nos. 5,464,864, 5,561,603, 5,637,611, 5,827,871 and 5,962,501, which cover Frova®. These patents are listed in the FDA’s Orange Book and either have expired or will expire by 2015. As a result of this Paragraph IV Notice, on August 16, 2011, EPI filed a lawsuit against Mylan in the U.S. District Court for the District of Delaware alleging infringement of U.S. Patent Nos. 5,464,864, 5,637,611 and 5,827,871. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act. On September 22, 2011, Mylan filed an Answer and Counterclaims, claiming the asserted patents are invalid or not infringed. A trial in this case was held starting November 12, 2013. On January 28, 2014, the U.S. District Court for the District of Delaware issued a decision upholding the validity and infringement by Mylan of U.S. Patent No. 5,464,864. After the District court decision, Mylan moved to enforce a purported settlement entered into by the parties. A hearing was held in the U.S. District Court for the District of

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Delaware on March 18, 2014. As a result of that hearing, the court vacated the earlier decision, and held that Mylan and EPI settled the Frova litigation. The terms of that settlement allow Mylan to sell Mylan’s generic frovatriptan succinate 2.5 mg tablets not earlier than four weeks prior to the expiration of U.S. Patent 5,464,864. The Company has appealed this decision.

EPI intends to continue to defend vigorously its intellectual property rights and to pursue all available legal and regulatory avenues in defense of Frova®, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that EPI will be successful. If EPI is unsuccessful and Mylan is able to obtain FDA approval of its product, Mylan may be able to launch its generic version of Frova® prior to the applicable patents’ expiration in 2015. Additionally, we cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in the best interests of the Company and EPI. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of Frova® and challenge the applicable patents.

Other Legal Proceedings

In addition to the above proceedings, proceedings similar to those described above may also be brought in the future. Additionally, we and our subsidiaries are involved in, or have been involved in, arbitrations or various other legal proceedings that arise from the normal course of our business. We cannot predict the timing or outcome of these claims and other proceedings. Currently, neither we nor our subsidiaries are involved in any other legal proceedings that we expect to have a material effect on our business, financial condition, results of operations and cash flows.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

NOTE 13.	OTHER COMPREHENSIVE (LOSS) INCOME

The following table presents the tax effects allocated to each component of Other comprehensive (loss) income for the three months ended September 30, 2014 and 2013, (in thousands):

	Three Months Ended September 30,
	2014			2013
	Before- Tax Amount	Tax Benefit (Expense)	Net-of-Tax Amount	Before- Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Net unrealized (loss) gain on securities:
Unrealized (losses) gains arising during the period	$(2,384)	$248	$(2,136)	$415	$(154)	$261
Less: reclassification adjustments for losses realized in net (loss) income	14	—	14	—	—	—

Net unrealized (losses) gains	(2,370)	248	(2,122)	415	(154)	261

Foreign currency translation (loss) gain	(87,869)	19	(87,850)	2,990	6	2,996
Fair value adjustment on derivatives designated as cash flow hedges:
Fair value adjustment on derivatives designated as cash flow hedges arising during the period	—	—	—	(364)	130	(234)
Less: reclassification adjustments for cash flow hedges settled and included in net (loss) income	—	—	—	(138)	49	(89)

Net unrealized fair value adjustment on derivatives designated as cash flow hedges	—	—	—	(502)	179	(323)

Other comprehensive (loss) income	$(90,239)	$267	$(89,972)	$2,903	$31	$2,934

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The following table presents the tax effects allocated to each component of Other comprehensive (loss) income for the nine months ended September 30, 2014 and 2013, (in thousands):

	Nine Months Ended September 30,
	2014			2013
	Before- Tax Amount	Tax Benefit (Expense)	Net-of-Tax Amount	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount
Net unrealized (loss) gain on securities:
Unrealized (losses) gains arising during the period	$(589)	$147	$(442)	$687	$(256)	$431
Less: reclassification adjustments for losses realized in net (loss) income	14	—	14	—	—	—

Net unrealized (losses) gains	(575)	147	(428)	687	(256)	431

Foreign currency translation (loss) gain	(38,385)	5	(38,380)	5	22	27
Fair value adjustment on derivatives designated as cash flow hedges:
Fair value adjustment on derivatives designated as cash flow hedges arising during the period	—	—	—	468	(169)	299
Less: reclassification adjustments for cash flow hedges settled and included in net (loss) income	—	—	—	166	(60)	106

Net unrealized fair value adjustment on derivatives designated as cash flow hedges	—	—	—	634	(229)	405

Other comprehensive (loss) income	$(38,960)	$152	$(38,808)	$1,326	$(463)	$863

Reclassifications adjustments out of Other comprehensive (loss) income are reflected in our Condensed Consolidated Statements of Operations as Other income, net.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The following is a summary of the accumulated balances related to each component of Other comprehensive (loss) income, net of taxes, at September 30, 2014 and December 31, 2013 (in thousands):

	September 30, 2014	December 31, 2013
Net unrealized gains	$170	$598
Foreign currency translation loss	(44,256)	(5,193)
Fair value adjustment on derivatives designated as cash flow hedges	—	(320)

Accumulated other comprehensive loss	$(44,086)	$(4,915)

NOTE 14.	SHAREHOLDERS’ EQUITY

Changes in Shareholders’ Equity

The following table displays a reconciliation of our beginning and ending balances in shareholders’ equity for the nine months ended September 30, 2014 (in thousands):

	Attributable to:
	Endo International plc	Noncontrolling interests	Total Shareholders’ Equity
Shareholders’ equity at January 1, 2014	$526,018	$59,198	$585,216
Net (loss) income	(658,204)	2,895	(655,309)
Other comprehensive (loss) income	(39,171)	363	(38,808)
Compensation related to share-based awards	4,599	—	4,599
Tax withholding for restricted shares	(21,474)	—	(21,474)
Exercise of options	12,267	—	12,267
Distributions to noncontrolling interests	—	(6,144)	(6,144)
Buy-out of noncontrolling interests, net of contributions	—	(82)	(82)
Addition of Paladin noncontrolling interests due to acquisition	—	40,600	40,600
Removal of HealthTronics, Inc. noncontrolling interests due to disposition	—	(57,359)	(57,359)
Capital invested related to Paladin acquisition	2,866,976	—	2,866,976
Repurchase of convertible senior subordinated notes due 2015	(309,829)	—	(309,829)
Settlement of common stock warrants	(284,454)	—	(284,454)
Settlement of the hedge on convertible senior subordinated notes due 2015	356,265	—	356,265
Other	30,030	—	30,030

Shareholders’ equity at September 30, 2014	$2,483,023	$39,471	$2,522,494

As part of the reorganization upon consummation of the Paladin acquisition, EHSI Common stock and Treasury stock in the amounts of $1.5 million and $763.1 million, respectively, were retired and reclassified into Additional paid-in capital.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

The following table displays a reconciliation of our beginning and ending balances in shareholders’ equity for the nine months ended September 30, 2013 (in thousands):

	Attributable to:
	Endo International plc	Noncontrolling interests	Total Shareholders’ Equity
Shareholders’ equity at January 1, 2013	$1,072,856	$60,350	$1,133,206
Net income	90,571	38,758	129,329
Other comprehensive income	863	—	863
Compensation related to share-based awards	31,258	—	31,258
Tax withholding for restricted shares	(8,284)	—	(8,284)
Exercise of options	83,743	—	83,743
Ordinary shares issued from treasury, net of ordinary shares purchased	4,117	—	4,117
Distributions to noncontrolling interests	—	(36,709)	(36,709)
Buy-out of noncontrolling interests, net of contributions	—	(1,913)	(1,913)
Other	1,754	—	1,754

Shareholders’ equity at September 30, 2013	$1,276,878	$60,486	$1,337,364

Share-Based Compensation

The Company recognized share-based compensation expense of $8.8 million and $23.2 million during the three and nine months ended September 30, 2014, respectively, compared to $8.5 million and $31.3 million during the three and nine months ended September 30, 2013, respectively. As of September 30, 2014, the total remaining unrecognized compensation cost related to all non-vested share-based compensation awards and options amounted to $59.4 million. As of September 30, 2014, the weighted average remaining requisite service period was 2.0 years for non-vested stock options, 0.5 years for non-vested restricted stock awards and 2.1 years for non-vested restricted stock units.

NOTE 15.	COST OF REVENUES

The components of Cost of revenues for the three and nine months ended September 30, 2014 and 2013 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cost of net pharmaceutical product sales	$341,193	$221,823	$857,288	$673,643
Cost of device revenues	38,006	36,013	119,611	111,987

Total cost of revenues	$379,199	$257,836	$976,899	$785,630

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

NOTE 16.	OTHER INCOME, NET

The components of Other income, net for the three and nine months ended September 30, 2014 and 2013 are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Watson litigation settlement income, net	$—	$(14,628)	$—	$(50,400)
Net gain on sale of certain early-stage drug discovery and development assets	(150)	—	(4,000)	—
Foreign currency (gains) losses, net	(5,434)	(43)	(1,021)	1,001
Other expense (income), net	713	(1)	(12,710)	(242)

Other income, net	$(4,871)	$(14,672)	$(17,731)	$(49,641)

See Note 12. Commitments and Contingencies for a discussion of the Watson litigation settlement income, net.

NOTE 17.	INCOME TAXES

During the three months ended September 30, 2014, we recognized an income tax benefit of $138.8 million on $383.4 million of loss from continuing operations before income tax, compared to $44.7 million of tax expense on $113.8 million of income from continuing operations before income tax during the comparable 2013 period. The effective income tax rate was 36.2% in benefit on the current period loss from continuing operations before income tax during the three months ended September 30, 2014, compared to an effective income tax rate of 39.2% in expense on income from continuing operations before income tax during the comparable 2013 period. The tax benefit for the current period is primarily related to loss from continuing operations before income tax and tax benefits resulting from our Paladin acquisition, which are partially offset by limitations on the amount of loss that can be recognized on a year-to-date basis as prescribed by applicable guidance. Tax expense for the comparable 2013 period is primarily related to income from continuing operations before income tax for the period.

During the nine months ended September 30, 2014, we recognized an income tax benefit of $338.6 million on $996.2 million of loss from continuing operations before income tax, compared to $82.9 million of tax expense on $215.5 million of income from continuing operations before income tax during the comparable 2013 period. The effective income tax rate was 34.0% in benefit on the current period loss from continuing operations before income tax during the nine months ended September 30, 2014, compared to an effective income tax rate of 38.5% in expense on income from continuing operations before income tax during the comparable 2013 period. The tax benefit for the current period is primarily related to a loss from continuing operations before income tax and tax benefits resulting from our Paladin acquisition, which are partially offset by limitations on the amount of loss that can be recognized on a year-to-date basis as prescribed by applicable guidance. Income from continuing operations before income tax was the primary generator of tax expense in the comparable prior period.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) — (Continued)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

NOTE 18.	SUBSEQUENT EVENTS

Plan to Acquire Auxilium Pharmaceuticals, Inc.

On October 9, 2014, the Company announced that it had entered into a definitive agreement (the Merger Agreement) under which Endo will acquire all of the outstanding shares of common stock of Auxilium Pharmaceuticals, Inc. for a per share consideration of $33.25 in a cash and stock transaction valued at approximately $2.9 billion. The per share consideration represents a premium of 55% to Auxilium’s closing price on September 16, 2014, the day Endo made public its proposal for Auxilium. Subject to aggregate cash and equity consideration limits, Auxilium stockholders may elect one of three options with respect to transaction consideration: 100% equity which equates to 0.488 Endo International plc shares per Auxilium share, 100% cash which equates to $33.25 per Auxilium share or a standard election of an equal mix of $16.625 in cash and 0.244 Endo International plc shares per Auxilium share. The total cash consideration will not exceed 50% of the total equity value and the equity consideration will not exceed 75% of the total equity value. The transaction is expected to close in the first half of 2015 and is subject to the approval of Auxilium’s stockholders, regulatory approval in the U.S., and other customary closing conditions.

In connection with Merger Agreement, the Company advanced to QLT, Inc. (QLT) the amount required to fund the payment of a termination fee of $28.4 million (QLT Termination Fee Loan) to terminate its agreement with Auxilium. QLT terminated its agreement with Auxilium effective October 8, 2014. The QLT Termination Fee Loan is to be repaid, together with interest thereon, within 12 months of the day after signing the Merger Agreement (October 10th, 2015), or sooner under certain circumstances.

The Merger Agreement contains certain termination rights for both the Endo and Auxilium, including in the event that the transaction is not consummated by April 10, 2015, subject to extension by the parties to July 8, 2015 in the event that regulatory approvals have not been received. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, Auxilium may be required to pay Endo a termination fee of $70.0 million and reimburse Endo for the $28.4 million QLT Termination Fee Loan. Endo is required to pay Auxilium a termination fee of $150.0 million if Endo terminates the Merger Agreement due to a change in U.S. federal tax law (whether or not such change in law is yet effective) after the date of the Merger Agreement that, as a result of consummating the transactions contemplated by the Merger Agreement once effective, would have a material adverse effect on Endo or Auxilium terminates the agreement because Endo fails to confirm within a specified period that Endo has no right to terminate the Merger Agreement following a change in tax law.

Plan to Acquire Remaining Shares of Litha

On October 16, 2014, Paladin announced that it made an offer to acquire the remaining issued ordinary share capital of Litha not already owned by Paladin for consideration of $0.25 per share in a cash transaction valued at $40.9 million. Paladin currently owns approximately 70% of Litha’s issued ordinary share capital. The transaction is expected to close during the first half of 2015 and is subject to the approval of Litha’s stockholders, regulatory approval in the U.S. and Canada, and other customary closing conditions.